UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)

Filed by the registrant  ☒                             Filed by a party other than the registrant  ☐

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☒	Preliminary proxy statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e) (2))

☐	Definitive proxy statement.

☐	Definitive additional materials.

☐	Soliciting material pursuant to Section 240.14a-12

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

NOTICE OF THE ANNUAL GENERAL MEETING OF SHAREHOLDERS

The Annual General Meeting (the “Annual General Meeting”) of Argo Group International Holdings, Ltd. (“Argo Group” or the “Company”), a Bermuda exempted company limited by shares, will be held on [        ], 2019 at [__] local time at [        ] and at such other meeting upon any adjournments or postponements thereof.

The Annual General Meeting is called for the following purposes:

1.

To elect each of F. Sedgwick Browne, Samuel G. Liss, Kathleen A. Nealon, Al-Noor Ramji and John H. Tonelli as Class III directors to our Board of Directors (the “Board” or “Board of Directors”) for a term of three years (Proposal 1);

2.	To approve the Argo Group International Holdings, Ltd. 2019 Omnibus Incentive Plan (Proposal 2);

3.	To vote on a proposal to approve, on an advisory, non-binding basis, the compensation of our Named Executive Officers (Proposal 3);

4.

To consider and approve the recommendation of the Audit Committee of our Board of Directors that Ernst & Young LLP (“Ernst & Young”) be appointed as our independent auditors for the fiscal year ending December 31, 2019 and to refer the determination of its remuneration to the Audit Committee of our Board of Directors (Proposal 4);

5.

To consider and vote on a shareholder proposal to remove Gary V. Woods and any person nominated, appointed or elected to the Board of Directors to fill any vacancy or newly created directorship prior to the effectiveness of such proposal (Proposal 5);

6.

To consider and vote on a shareholder proposal to remove Hector De Leon and any person nominated, appointed or elected to the Board of Directors to fill any vacancy or newly created directorship prior to the effectiveness of such proposal (Proposal 6);

7.

To consider and vote on a shareholder proposal to remove John R. Power, Jr. and any person nominated, appointed or elected to the Board of Directors to fill any vacancy or newly created directorship prior to the effectiveness of such proposal (Proposal 7);

8.

To consider and vote on a shareholder proposal to remove Mural R. Josephson and any person nominated, appointed or elected to the Board of Directors to fill any vacancy or newly created directorship prior to the effectiveness of such proposal (Proposal 8);

9.

To consider and vote on a shareholder proposal to elect Nicholas C. Walsh to fill a vacancy or available directorship existing in the Board of Directors caused by or resulting from the removal, resignation, retirement or other means of departure of Gary V. Woods, Hector De Leon, John R. Power, Jr. and/or Mural R. Josephson (conditioned on the existence of an available directorship or the adoption of one or more of Proposals 5, 6, 7 or 8) (Proposal 9);

10.

To consider and vote on a shareholder proposal to elect Carol A. McFate to fill a vacancy or available directorship existing in the Board of Directors caused by or resulting from the removal, resignation, retirement or other means of departure of Gary V. Woods, Hector De Leon, John R. Power, Jr. and/or Mural R. Josephson (conditioned on (a) an available directorship remaining after giving effect to Proposal 9, (b) the adoption of two or more of Proposals 5, 6, 7 or 8 or (c) the adoption of one of Proposals 5, 6, 7 or 8 and the failure of Proposal 9) (Proposal 10);

11.

To consider and vote on a shareholder proposal to elect Kathleen M. Dussault to fill a vacancy or available directorship existing in the Board of Directors caused by or resulting from the removal, resignation, retirement or other means of departure of Gary V. Woods, Hector De Leon, John R. Power, Jr. and/or Mural

R. Josephson (conditioned on (a) an available directorship remaining after giving effect to Proposals 9 and 10, (b) the adoption of three or more of Proposals 5, 6, 7 or 8, (c) the adoption of one of Proposals 5, 6, 7 or 8 and the failure of Proposals 9 and 10 or (d) the adoption of two of Proposals 5, 6, 7 or 8 and the failure of any one of Proposals 9 or 10) (Proposal 11);

12.

To consider and vote on a shareholder proposal to elect Bernard C. Bailey to fill a vacancy or available directorship existing in the Board of Directors caused by or resulting from the removal, resignation, retirement or other means of departure of Gary V. Woods, Hector De Leon, John R. Power, Jr. and/or Mural R. Josephson (conditioned on (a) an available directorship remaining after giving effect to Proposals 9, 10 and 11, (b) the adoption of each of Proposals 5, 6, 7 and 8, (c) the adoption of one of Proposals 5, 6, 7 or 8 and the failure of Proposals 9, 10 and 11, (d) the adoption of two of Proposals 5, 6, 7 or 8 and the failure of any two of Proposals 9, 10 or 11 or (e) the adoption of three of Proposals 5, 6, 7 or 8 and the failure of any one of the of Proposals 9, 10 or 11) (Proposal 12); and

13.	To take action upon any other matter that may properly come before the meeting or any adjournments thereof.

Please note that Voce Catalyst Partners LP (“Voce”) has provided notice to the Company of (1) its intent to nominate one nominee (Charles H. Dangelo) for election as a Class III director at the Annual General Meeting in opposition to the nominees proposed by our Board of Directors, (2) its intent to propose the removal of certain members of the Board of Directors (Proposals 5, 6, 7 and 8, each a “Voce Proposal” and, collectively, the “Voce Proposals”) and (3) its intent to nominate certain individuals listed in Proposals 9, 10, 11 and 12 (together with Mr. Dangelo, each a “Voce Nominee” and, collectively, the “Voce Nominees”) to replace members of the Board of Directors (if any) that are so removed or to fill one or more vacancies otherwise existing in the Board of Directors. You may receive solicitation materials from Voce, including proxy statements and blue proxy cards. We are not responsible for the accuracy of any information provided by or relating to Voce or its nominees contained in solicitation materials filed or disseminated by or on behalf of Voce or any other statements Voce or its representatives may make.

The Board does NOT endorse any Voce Nominee and unanimously recommends that you vote AGAINST the election of each Voce Nominee and AGAINST each of the Voce Proposals. Our Board of Directors strongly urges you NOT to sign or return any blue proxy card sent to you by Voce. If you have previously submitted a blue proxy card sent to you by Voce, you can revoke that proxy and vote for the Board’s nominees and on the other matters to be voted on at the Annual General Meeting by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided to you or by using the telephone or Internet method of voting as shown on the WHITE proxy card.

The Board has fixed the close of business on March 11, 2019 as the record date for determining those shareholders who will be entitled to vote at the Annual General Meeting.

Please note that under our Bye-Laws, all proxies must be received 48 hours prior to the time of the Annual General Meeting. This means that your proxy must be received by [        ] a.m. on [        ], 2019.

It is extremely important that your shares be represented and voted at the Annual General Meeting in light of the proxy contest being conducted by Voce. Whether or not you plan to attend the Annual General Meeting, please vote as soon as possible. You are urged to date, sign and return the WHITE proxy card in the postage-paid envelope provided to you, or to use the telephone or Internet method of voting described on your WHITE proxy card, even if you plan to attend the Annual General Meeting in person. Voting now will not limit your right to change your vote or to attend the Annual General Meeting. If you attend the Annual General Meeting and decide to vote in person by ballot at the meeting, such vote will revoke any prior proxy you may have submitted. If your shares are held in the name of a bank, broker or other holder of record and you wish to revoke a previously submitted proxy, you should contact your bank, broker or other holder of record and follow its procedures for changing your voting instructions. If your shares are held in the name of a bank, broker or other holder of record, you may vote in person at the Annual General Meeting only if you obtain a legal proxy from such bank, broker or other holder of record.

By Order of the Board of Directors

Craig S. Comeaux

Secretary

[        ], 2019

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor:

INNISFREE M&A INCORPORATED

Shareholders may call:

Toll free (877) 456 3442 (from the U.S. and Canada)

or

(412) 232 3651 (from other locations)

(Banks and brokers may call collect: (212) 750 5833)

Neither the Securities and Exchange Commission (“SEC”) nor any state securities regulatory agency has passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

Argo House

110 Pitts Bay Road

Pembroke HM 08, Bermuda

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

PART 1

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by Argo Group of the enclosed proxy to vote common shares of Argo Group (the “Common Shares”) at the Annual General Meeting to be held on [                ], 2019, at [                ] local time at [                ] and at such other meeting upon any postponements or adjournments thereof. This proxy statement is being mailed to shareholders on or about [                ], 2019.

Meeting Information

The Board of Directors of Argo Group is soliciting your proxy for use at the Company’s 2019 Annual General Meeting to be held on [                ], 2019, at [                ] local time at [                ] and at such other meeting upon any postponements or adjournments thereof. Admission to the meeting is restricted to shareholders of record as of March 11, 2019 (the “Record Date”) and/or their designated representatives. All shareholders attending the Annual General Meeting in person will be required to show valid picture identification. If your Common Shares are in the name of your bank, broker or other holder of record, you will also need to bring evidence of your Common Share ownership as of the Record Date, such as your most recent brokerage account statement or a copy of your voting instruction form. If you do not have valid picture identification or proof of your stock ownership, you may not be admitted to the meeting. For security purposes, packages and bags will be inspected and you may be required to check these items. Please arrive early enough to allow yourself adequate time to clear security.

Voting Rights and Securities Outstanding

Only holders of record of Common Shares at the close of business on the Record Date will be entitled to notice of and to vote at the Annual General Meeting or such other meeting upon any adjournments or postponements thereof. As of the Record Date, there were 33,988,206 Common Shares issued, outstanding and entitled to vote (excluding treasury shares held by the Company). Argo Group has no other voting securities outstanding. Pursuant to Argo Group’s Amended and Restated Bye-Laws (the “Bye-laws”), a majority of all the shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual General Meeting. Subject to certain restrictions set forth in our Bye-Laws (as described below), each shareholder of record is entitled to one vote per Common Share held on all matters submitted to a vote of shareholders. If no choice is indicated on the proxy, the Common Shares will be voted as described in the section “How Your Shares Will be Voted” below. All votes will be counted by an independent inspector of election appointed for the Annual General Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Under our Bye-Laws, no “U.S. Person” (as that term is defined in our Bye-Laws) that owns our shares directly, or indirectly through foreign entities, is entitled to exercise voting power on a matter (either directly or through a person whose ownership of shares in us is attributed to such U.S. Person) where such voting power equals or exceeds 9.5% of the votes conferred on all of our shares entitled to vote on such matter, after taking into consideration all votes held by such U.S. Person directly or through attribution.

Voting Methods

If you are a shareholder with Common Shares registered in your name as of the Record Date, you are the shareholder of record with respect to those Common Shares. You may vote by one of the following four options depending on the method of delivery by which you received the proxy materials:

•

Vote via the Internet. Go to the web address specified on the enclosed WHITE proxy card and follow the instructions indicated on the site. Your vote by Internet authorizes the named proxies to vote your shares in the same manner as if you had signed, dated and returned a WHITE proxy card.

•

Vote by Telephone. On a touch tone phone, dial the number indicated on the enclosed WHITE proxy card and follow the simple voice prompts. Your vote by telephone authorizes the named proxies to vote your shares in the same manner as if you had signed, dated and returned a WHITE proxy card.

•	Vote by Proxy Card. Complete, sign, date and mail the enclosed WHITE proxy card in the postage-paid envelope provided.

•	Vote in Person. Complete, sign and date a ballot at the Annual General Meeting.

Even if you plan to attend the Annual General Meeting in person, we encourage you to vote your Common Shares in advance via the Internet, by telephone or by signing, dating and returning your WHITE proxy card in the postage-paid envelope provided.

If your shares are held by a bank, broker or other holder of record, in nominee name or otherwise, exercising fiduciary powers, you are the beneficial owner of those shares, which are commonly referred to as being held in “street name.” Most individual shareholders hold their shares in “street name.” If you are a beneficial owner, please follow the instructions you receive from your bank, broker or other holder of record. You may need to contact your bank, broker or other holder of record to determine whether you will be able to vote electronically via the Internet or by telephone.

Please note that under our Bye-Laws, all proxies must be received 48 hours prior to the time of the commencement of the Annual General Meeting. This means that your proxy must be received by [    ] a.m. on [                ], 2019.

If you return your proxy by mail, please ensure you leave enough time for your proxy to be mailed and received by the inspector of election. Also note that if your shares are held through a bank, broker or other holder of record, such entity may have even earlier deadlines by which to submit your vote. Please follow their instructions accordingly.

Please note that if you are a beneficial owner of Common Shares held in “street name,” since your shares are held by a bank, broker or other holder of record, if you wish to vote in person at the Annual General Meeting you must provide a legal proxy issued in your name from the record holder.

How Your Common Shares Will Be Voted

Your Common Shares will be voted in accordance with your instructions.

If you are the shareholder of record and sign and return a WHITE proxy card without specifying voting instructions, your Common Shares will be voted as set forth in the table below.

PROPOSAL		VOTE	PAGE REFERENCE
PROPOSAL 1	Election of each of F. Sedgwick Browne, Samuel G. Liss, Kathleen A. Nealon, Al-Noor Ramji and John H. Tonelli as Class III Directors	FOR each Argo Group Nominee	22

PROPOSAL 2	Approval of the Argo Group International Holdings, Ltd. 2019 Omnibus Incentive Plan	FOR	31

PROPOSAL 3	Approval, on an advisory, non-binding basis, of our executive compensation	FOR	45

PROPOSAL 4	Approval of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2019	FOR	77

PROPOSAL 5	Shareholder proposal to remove Gary V. Woods from the Board of Directors	AGAINST	79

PROPOSAL 6	Shareholder proposal to remove Hector De Leon from the Board of Directors	AGAINST	81

PROPOSAL 7	Shareholder proposal to remove John R. Power, Jr. from the Board of Directors	AGAINST	83

PROPOSAL 8	Shareholder proposal to remove Mural R. Josephson from the Board of Directors	AGAINST	85

PROPOSAL 9	Shareholder proposal to elect Nicholas C. Walsh to the Board of Directors	AGAINST	87

PROPOSAL 10	Shareholder proposal to elect Carol A. McFate to the Board of Directors	AGAINST	89

PROPOSAL 11	Shareholder proposal to elect Kathleen M. Dussault to the Board of Directors	AGAINST	91

PROPOSAL 12	Shareholder proposal to elect Bernard C. Bailey to the Board of Directors	AGAINST	93

See the section entitled “Broker Non Votes” as well as the “Required Vote and Board Recommendation” sections of the individual proposals for additional information.

The individuals named as proxies on the WHITE proxy card have the discretionary authority to vote your shares, to the extent permitted by Rule 14(a)-4(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on any matter that is properly brought before the Annual General Meeting. As of the date of the Notice of Annual General Meeting, we knew of no other matters to be presented at the Annual General Meeting.

If you are a beneficial owner of shares and Voce delivers proxy materials to your broker to forward to you on its behalf, then to the extent that you do not instruct your broker or how you want to vote, your shares may not be voted by your broker on any of the proposals and will not be considered as present and entitled to vote on any matter to be considered at the Annual General Meeting. Accordingly, we urge you to give instructions to your broker as to how you wish your shares to be voted so you may participate in the shareholder voting on the important matters to be considered at the Annual General Meeting.

Voting Results

We will publicly disclose preliminary voting results of the Annual General Meeting within four business days in a Current Report on Form 8-K. We will also publicly disclose final voting results of the Annual General Meeting on a Current Report on Form 8-K, promptly upon final certification by the independent inspector of election.

Required Vote and Board Recommendation

Proposals in this proxy statement will be decided as follows:

PROPOSAL		VOTE REQUIRED	BOARD RECOMMENDATION	PAGE REFERENCE
PROPOSAL 1	Election of each of F. Sedgwick Browne, Samuel G. Liss, Kathleen A. Nealon, Al-Noor Ramji and John H. Tonelli as Class III Directors	Affirmative vote of a majority of the votes cast	FOR each Argo Group nominee	22

PROPOSAL 2	Approval of the Argo Group International Holdings, Ltd. 2019 Omnibus Incentive Plan	Affirmative vote of a majority of the votes cast	FOR	31

PROPOSAL 3	Approval, on an advisory, non-binding basis, of our executive compensation	Affirmative vote of a majority of the votes cast	FOR	45

PROPOSAL 4	Approval of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2019	Affirmative vote of a majority of the votes cast	FOR	77

PROPOSAL 5	Shareholder proposal to remove Gary V. Woods from the Board of Directors	Affirmative vote of a majority of the votes entitled to be cast	AGAINST	79

PROPOSAL		VOTE REQUIRED	BOARD RECOMMENDATION	PAGE REFERENCE

PROPOSAL 6	Shareholder proposal to remove Hector De Leon from the Board of Directors	Affirmative vote of a majority of the votes entitled to be cast	AGAINST	81

PROPOSAL 7	Shareholder proposal to remove John R. Power, Jr. from the Board of Directors	Affirmative vote of a majority of the votes entitled to be cast	AGAINST	83

PROPOSAL 8	Shareholder proposal to remove Mural R. Josephson from the Board of Directors	Affirmative vote of a majority of the votes entitled to be cast	AGAINST	85

PROPOSAL 9	Shareholder proposal to elect Nicholas C. Walsh to the Board of Directors	Affirmative vote of a majority of the votes cast	AGAINST	87

PROPOSAL 10	Shareholder proposal to elect Carol A. McFate to the Board of Directors	Affirmative vote of a majority of the votes cast	AGAINST	89

PROPOSAL 11	Shareholder proposal to elect Kathleen M. Dussault to the Board of Directors	Affirmative vote of a majority of the votes cast	AGAINST	91

PROPOSAL 12	Shareholder proposal to elect Bernard C. Bailey to the Board of Directors	Affirmative vote of a majority of the votes cast	AGAINST	93

A resolution put to a vote at the Annual General Meeting will be decided on by a show of hands unless a poll has been demanded pursuant to our Bye-Laws.

It will NOT help elect any of the Argo Group nominees if you sign and return a blue proxy card sent by Voce, even if you vote “against” one or more of Voce’s nominees on Voce’s blue proxy card. Doing so will cancel any previous vote you may have cast on the WHITE proxy card. The only way to support all of the Board’s nominees is to vote FOR each of the Board’s nominees on the WHITE proxy card and to disregard, and not return, any blue proxy card that you receive from Voce.

Determination of Quorum

Pursuant to our Bye-Laws, a majority of the outstanding shares carrying the right to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual General Meeting. Under Bermuda law, abstentions and “broker non-votes” are counted as present in determining whether the quorum requirement is satisfied. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Shareholders of Record vs. Holders in “Street Name”

If your shares are registered in your name on the Record Date, you are a shareholder of record. When you properly vote in accordance with the instructions provided on the WHITE proxy card, you are instructing the named proxies to vote your shares in the manner you indicate on your proxy.

If your shares are held in the name of your bank, broker or other holder of record, which is usually the case if you hold your shares in a brokerage or similar account, your shares are held in “street name.” Your bank, broker or other holder of record or its respective nominee is the shareholder of record for your shares. As the holder of record, only your bank, broker, other institution or nominee is authorized to vote or grant a proxy for your shares. Accordingly, if you wish to vote your shares in person, you must contact your bank, broker or other holder of record to obtain a “legal proxy” granting you the authority to do so. When you properly vote in accordance with the instructions provided in the WHITE voting instruction form, you are giving your bank, broker or other holder of record instructions on how to vote the shares they hold for you.

The only way to support all of the Board’s nominees is to sign, date and mail the enclosed WHITE proxy card to vote FOR each of the Board’s nominees set forth in Proposal 1, FOR each of Proposals 2, 3 and 4 and AGAINST Proposals 5, 6, 7, 8, 9, 10, 11 and 12. You may also vote over the Internet by accessing the Internet address on the WHITE proxy card or by telephone using the toll free number on the WHITE proxy card. If your shares are held in “street name,” you should follow the instructions on your voting instruction form and provide specific instructions to your bank, broker or other holder of record to vote as described above.

Broker Non-Votes

A broker non-vote occurs when a broker exercising fiduciary powers (typically referred to as being held in “street name”) submits a proxy for the Annual General Meeting, but does not vote on a particular proposal because such broker does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Broker-non votes (like abstentions) will be counted as present for purposes of determining the presence of a quorum and will have the effect on the outcome of the vote as set forth in the “Required Vote and Board Recommendation” section of each individual proposal. Under the rules that govern brokers who are voting with respect to shares held in “street name,” brokers ordinarily have the discretion to vote those shares on routine matters, but not on non-routine matters. Routine matters include ratification of the selection of independent public accountants. Non-routine matters include, among others, the election of directors, advisory votes on executive compensation, approval of equity plans or amendments thereto and Company or shareholder proposals.

However, because Voce has indicated its intention to deliver proxy materials in opposition to our Board to your broker to forward to you on its behalf, with respect to accounts to which Voce mails its proxy materials, your broker will not have discretion to vote on “routine matters,” including the approval of the appointment of Ernst & Young as our independent auditors for our fiscal year ending December 31, 2019 (Proposal 4). As a result, if you do not instruct your bank, broker or other holder of record on how to vote your shares, then your shares may not be voted on these matters at the Annual General Meeting. Accordingly, we urge you to give instructions to your broker as to how you wish your shares to be voted so you may participate in the shareholder voting on these important matters.

Revocability of Proxies

If your shares are registered in your name, you may revoke your proxy and change your vote prior to the completion of voting at the Annual General Meeting by:

•

submitting a valid, later dated proxy card in a timely manner that is received no later than 48 hours prior to the time of the commencement of the Annual General Meeting; that is, by [    ] a.m. on [                ], 2019;

•

submitting a later dated vote by telephone or through the Internet in a timely manner (and in any event no later than 48 hours prior to the time of the commencement of the Annual General); that is, by [    ] a.m. on [                ], 2019;

•

giving written notice of such revocation to the Company’s corporate secretary (at Argo House, 110 Pitts Bay Road, Pembroke HM 08, Bermuda), which written notice is received at least 48 hours prior to the time of the commencement of the Annual General Meeting; that is, by [    ] a.m. on [                ], 2019; or

•	attending and voting at the Annual General Meeting (although attendance at the meeting will not by itself revoke a proxy).

If your shares are held in “street name” (i.e., held of record by a bank, broker or other holder of record on your behalf) and you wish to revoke a proxy, you should contact your bank, broker or other holder of record and follow its procedures for changing your voting instructions. You also may vote in person at the Annual General Meeting if you obtain a legal proxy from your bank, broker or other holder of record.

If you have previously signed a blue proxy card sent to you by Voce or otherwise voted according to instructions provided by Voce, you may change your vote by signing, dating and returning the enclosed WHITE proxy card in the accompanying postage prepaid envelope or by voting by telephone or via the Internet by following the instructions on the WHITE proxy card. Submitting a blue proxy card sent to you by Voce will revoke votes you have previously made on the Company’s WHITE proxy card.

Only the latest dated validly executed proxy that you submit will count.

Please note that under our Bye-Laws, all proxies must be received 48 hours prior to the time of the commencement of the Annual General Meeting. This means that your proxy must be received by [    ] a.m. on [                ], 2019.

Proxy Solicitation

We will bear the entire cost of the solicitation of proxies on the WHITE proxy card, including the preparation, assembly, printing and mailing of this proxy statement, the WHITE proxy card and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names Common Shares beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of Common Shares for their costs of forwarding solicitation materials to such beneficial owners. In addition, we have retained Innisfree M&A Incorporated (“Innisfree”) to act as a proxy solicitor in conjunction with the Annual General Meeting. We have agreed to pay that firm a fee of up to $[                ], plus reasonable out of pocket expenses, for proxy solicitation services. We have also agreed to indemnify Innisfree against certain liabilities relating to, or arising out of, its engagement. In conjunction with its retention, Innisfree has agreed to provide consulting and analytic services upon request. Innisfree estimates that approximately [                ] of its employees will assist in our proxy solicitation.

Solicitation of proxies by mail may be supplemented by telephone, email, facsimile transmission, electronic transmission or personal solicitation by certain of our directors, officers or other employees. Additional information about persons who are participants in this proxy solicitation is set forth in Annex C attached hereto. No additional compensation (other than reimbursement for expenses) will be paid to directors, officers or other employees for such services. Our expenses in connection with our solicitation of proxies, in excess of that normally spent for an annual meeting and excluding salaries and wages of our officers and regular employees, and the fees of Innisfree described above, are expected to aggregate to approximately $[                ], of which approximately $[                ] has been spent to date.

Shareholder Proposals and Shareholder Nominees at the Annual General Meeting

Voce, a shareholder of the Company, which is reported to beneficially own (as of March 7, 2019) approximately 5.6% of our Common Shares, has notified the Company of its intent to (1) nominate one nominee for election as a director at the Annual General Meeting in opposition to our Board of Director’s recommended nominees, (2) propose the removal of certain members of the Board of Directors and (3) to nominate up to four individuals for election as directors at the Annual General Meeting to fill the resulting vacancies (if any). Our Board does not endorse any Voce Proposal or Voce Nominee and unanimously recommends that you vote FOR the election of each of the nominees proposed by the Board and AGAINST all of the Voce Proposals and Voce Nominees by using the enclosed WHITE proxy card. The Board strongly urges you not to sign or return any blue proxy card sent to you by Voce.

Receipt of Multiple Copies of Our Proxy Materials

If you receive more than one package of our proxy materials, it means that you have multiple accounts holding your Common Shares. These may include: accounts with our transfer agent, American Stock Transfer & Trust Company, and accounts with a bank, broker or other holder of record. In order to vote all of the shares held by you in multiple accounts, you will need to vote the shares held in each account separately. Please follow the voting instructions provided on the WHITE proxy card that you receive to ensure that all of your shares are voted.

No Appraisal or Dissenters’ Rights

Shareholders of the Company will not have rights of appraisal or similar dissenters’ rights with respect to any of the matters identified in this proxy statement to be acted upon at the Annual General Meeting.

BACKGROUND TO THE SOLICITATION

On January 9, 2019, a representative of Voce emailed Mark Watson, President and Chief Executive Officer of Argo Group, advising Mr. Watson that Voce had recently become a shareholder and requesting a meeting with Mr. Watson to learn more about Mr. Watson’s strategic vision for the Company. The email also advised Mr. Watson that Voce had attempted to contact the Company previously but had not received a response (subsequently, the Company became aware of one email sent from the same representative of Voce to a general investor relations email address, which was unmonitored at the time and the use of which has since been discontinued).

On January 11, 2019, Susan Spivak Bernstein, Senior Vice President of Investor Relations, responded to Voce, advising that Argo was not aware that Voce had attempted to contact Argo prior to January 9, 2019, but that Company management regularly meets with shareholders and would be pleased to meet with Voce.

Over the next several days, Ms. Spivak Bernstein made several attempts to contact the Voce representative by telephone, leaving a number of voicemail messages. On January 19, 2019, Ms. Spivak Bernstein proposed by email a series of possible dates and locations for a meeting between Mr. Watson and Voce, including February 1, 2019 in Boston.

On January 23, 2019, Voce confirmed by email that J. Daniel Plants, founder and Chief Investment Officer of Voce, and another representative of Voce would be available to meet with Mr. Watson and Jay Bullock, Executive Vice President and Chief Financial Officer of Argo Group, on February 1, 2019 in Boston. After the meeting was scheduled, as it does in preparation for any meeting with a new shareholder, the Company asked Voce how many Common Shares Voce owned, and Voce replied that it had accumulated in excess of 1.5 million Common Shares, all of which were acquired after September 30, 2018.

On the morning of February 1, 2019, Mr. Plants and another representative of Voce met with Mr. Watson, Mr. Bullock and Ms. Spivak Bernstein for approximately two hours in Boston to discuss management’s strategy and direction for the Company. Mr. Plants made general inquiries into the Company’s strategy, but did not indicate that Voce had any specific concerns about the Company’s strategy or operations or that Voce was considering nominating any candidates for election to the Board of Directors.

Later on February 1, 2019, the Voce representative sent an email to Ms. Spivak Bernstein requesting a follow-up call on February 14, 2019 after the Company released its fourth quarter 2018 earnings. Later that day, Ms. Spivak Bernstein confirmed to the Voce representative that Mr. Watson and Mr. Bullock could be available for a call on that date. Subsequently, the Voce representative asked that the follow-up call occur on February 12, 2019, and Ms. Spivak Bernstein agreed to rearrange Mr. Watson’s and Mr. Bullock’s schedule to accommodate this request and scheduled a call with Voce for that date.

On February 4, 2019, Voce filed a Schedule 13D with the SEC, in which it reported beneficial ownership of 1,903,469 Common Shares.

On February 5, 2019, Mr. Plants sent a letter to the Board of Directors in which he requested an in-person meeting with Gary Woods, the Company’s independent Chairman, and any other independent members of the Board of Directors that wished to join to discuss the Company’s strategy, business operations and corporate governance. Mr. Plants requested a response not later than February 12, 2019.

On February 8, 2019, Craig Comeaux, the Company’s Corporate Secretary, emailed Mr. Plants in response to the February 5 letter to indicate that Mr. Woods and other independent members of the Board of Directors were available to meet with Mr. Plants on February 20, 2019. Mr. Plants responded on February 11, 2019, advising that he was unavailable on February 20, and requested a meeting between February 27 and March 1, 2019. On February 13, 2019, Mr. Comeaux suggested a meeting on February 27, 2019. Two days later, Mr. Plants confirmed that he could meet on February 27, 2019.

On February 12, 2019, shortly after the Company hosted its 2018 Fourth Quarter earnings conference call, Mr. Watson, Mr. Bullock and Ms. Spivak Bernstein had a follow-up call with Mr. Plants and another Voce representative. On that call, Mr. Watson, Mr. Bullock and Ms. Spivak Bernstein responded to a number of questions from Mr. Plants, including with respect to the Company’s recent developments, operating environment, growth strategy and perceived opportunities. Similar to the February 1 meeting, Voce made no indication that it harbored specific concerns about the Company’s strategy or operations, or that Voce was considering nominating candidates for election to the Board of Directors.

On February 25, 2019, Voce issued a press release, which included a letter to Argo Group shareholders. The letter contained numerous false and misleading claims regarding the Company, the Board and Mr. Watson. On the same day, Voce filed an amended Schedule 13D, in which it reported owning 1,903,469 Common Shares of Argo Group. Prior to the issuance of Voce’s press release and letter, late in the afternoon on Sunday, February 24, 2019, a reporter from the The Wall Street Journal contacted the Company to inquire about a letter that Voce intended to publish early the next morning. The Wall Street Journal subsequently reported Voce’s letter.

Later that day, Voce submitted a notice to the Company from an entity named Voce Catalyst Partners LP (the “Voce Notice”), notifying the Company of Voce’s intent to propose the removal of four members of the Board of Directors, Gary V. Woods, Hector De Leon, John R. Power, Jr. and Mural R. Josephson, and replacement of such directors with four Voce nominees, Mr. Plants, Carol A. McFate, Bernard C. Bailey and Kathleen M. Dussault. Voce’s outside counsel also subsequently advised Mr. Comeaux that Voce was canceling the February 27, 2019 meeting Mr. Plants had requested and the Board had scheduled with Mr. Woods and the other independent members of the Board of Directors.

On March 4, 2019, the Company’s outside counsel sent an email to Voce’s outside counsel advising that an independent committee of the Board of Directors would make a recommendation to the Board of Directors regarding Voce’s proposals and wished to meet with Voce’s nominees for the purpose of making such recommendation. The Company’s outside counsel also requested that the Voce nominees complete a copy of the Company’s directors and officers questionnaire and the National Association of Insurance Commissioners’ standard form of biographical affidavit, which is required under applicable law of any person that serves as a director of the Company.

On March 5, 2019, Voce’s outside counsel emailed to decline the invitation for Voce’s nominees to meet, stating that it was premature for the Voce nominees to meet with the Company or complete the questionnaire and biographical affidavit, and that the brief biographical information regarding the nominees that Voce previously submitted was sufficient .

On March 7, 2019, Voce submitted a supplement to the Voce Notice, pursuant to which it withdrew the nomination of Mr. Plants, instead nominating Nicholas C. Walsh to replace a director removed in accordance with Voce’s removal proposals. Voce also nominated Charles H. Dangelo to run in opposition to Argo Group’s slate of five nominees for election at the Annual General Meeting. On March 8, 2019, Voce filed an amended Schedule 13D.

On March 14, 2019, the Board of Directors formed an independent special nominating committee consisting of Thomas A. Bradley (Chair), Anthony P. Latham and Dymphna A. Lehane, none of whom is the subject of Voce’s proposals (the “Special Nominating Committee”), for the purpose of making a recommendation to the Board with respect to Voce’s proposals.

On March 19, 2019, the Company’s outside counsel sent an email to Voce’s outside counsel again requesting that Voce make the Voce nominees available for interview by the Special Nominating Committee on March 25, 2019 in New York City so that the Special Nominating Committee could make a recommendation to the Board of Directors regarding such nominees’ nomination to the Board of Directors.

On March 22, 2019, Voce’s outside counsel emailed to decline the second invitation for Voce’s nominees to meet with the committee, citing similar reasons previously stated. Later that day, Voce submitted a second supplement to the Voce Notice correcting an error in its first supplement to the Voce Notice.

On March 26, 2019, the Company filed with the SEC its preliminary proxy statement.

On March 28, 2019, Voce filed with the SEC its preliminary proxy statement.

On April 4, 2019, the Company filed with the SEC amendment no. 1 to its preliminary proxy statement.

CORPORATE GOVERNANCE

Our Strong Corporate Governance Practices

✓	Independent Chairman
✓	Fully independent Board (except CEO)
✓	Shareholders holding 10% of shares have right to call a special meeting
✓	Shareholder right to remove any director without cause
✓	Majority vote standard for director elections
✓	Single voting class stock
✓	No poison pill
✓	Regular executive sessions of independent directors
✓	Annual management succession planning
✓	Annual “say-on-pay” vote
✓	Clawback provisions
✓	Prohibition on hedging of shares
✓	Deployment of internal Corporate Governance Guidelines and Code of Conduct and Business Ethics
✓	Regular Charter review

Board Leadership Structure

The Board of Directors has chosen to separate the position of Chief Executive Officer from the position of Board Chairman. The Company believes that this separation of positions is an appropriate structure that provides both support and balance for management and overall risk oversight for the Company because it creates a lead director that is independent from management. Separating these positions allows our Chief Executive Officer to focus on developing and implementing the Company’s business plans and supervising the Company’s day-to-day business operations, and allows our Board Chairman to lead the Board of Directors in its oversight, advisory, and risk management roles.

Director Independence

The Board of Directors has determined that each of its directors except Mark E. Watson III, the Chief Executive Officer of Argo Group, is “independent” in accordance with the applicable corporate governance requirements of the listing rules of the New York Stock Exchange (“NYSE”) as currently in effect.

Executive Sessions of Independent Directors

In order to promote open discussion among the independent directors, the Board of Directors schedules regular executive sessions at least two times each year in which those directors meet without management participation. During 2018, the independent directors met in executive session four times.

Code of Business Ethics and Conduct

The Board of Directors has adopted Corporate Governance Guidelines and a Code of Conduct and Business Ethics (the “Code of Conduct”) that applies to all its directors, officers and employees, including the principal executive officer and the principal financial officer, copies of which are available on the Company’s web site at www.argolimited.com. In addition, copies of the Code of Conduct can be obtained, free of charge, upon written request to our principal executive offices as follows: Investor Relations, 110 Pitts Bay Road, Pembroke HM 08, Bermuda. Any amendments to or waivers of the Code of Conduct that apply to the Board or its executive officers will be disclosed on our web site. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

Committees and Meetings of the Board of Directors

During 2018, the standing committees of the Board of Directors were the Audit Committee, the Human Resources Committee, the Investment Committee, the Nominating and Corporate Governance Committee and the Risk & Capital Committee. The Board of Directors has no other standing committees. The Board of Directors has adopted written charters for the Audit, Human Resources, Investment, Nominating and Corporate Governance and Risk & Capital Committees that specify the scope of each committee’s responsibilities. Each committee charter is available on our web site at www.argolimited.com. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

During 2018, the Board of Directors met four times, the Audit Committee met four times, the Human Resources Committee met four times, the Investment Committee met four times, the Nominating and Corporate Governance Committee met three times and the Risk & Capital Committee met four times. During that time, all directors attended 75% or more of the aggregate meetings of the Board of Directors and of the Committees of the Board on which they served.

While Argo Group does not have a policy requiring directors to attend the Annual General Meeting, the Company encourages directors to attend shareholder meetings and all of the directors attended the Company’s Annual General Meeting held in May of 2018.

Consistent with the refreshment process of the Board of Directors, the Board also regularly rotates the Chair of the committees. For example, the Chair of the Audit Committee was appointed in 2015, the Chair of the Human Resources Committee was appointed in 2018, the Chair of the Investment Committee was appointed in 2014, the Chair of the Risk and Capital Committee was appointed in 2017 and the Chair of the Nominating and Corporate Governance Committee was appointed in 2019.

Board Committees

Audit Committee

The Audit Committee consists of Messrs. Bradley, Browne, De Leon, Josephson (Chair) and Power. Each member of the Audit Committee is “independent” and meets the other requirements for audit committee membership as defined by applicable NYSE listing rules and SEC rules for audit committee members.

The Audit Committee assists the Board in its oversight of the quality and integrity of the accounting, auditing, and financial reporting processes of the Company. Its primary responsibilities include (a) review of quarterly and annual financial results and other financial information of the Company, (b) appointment, replacement, compensation and oversight of independent auditors, (c) review of all recommendations by the auditors with respect to accounting methods and internal controls of the Company, (d) review and advance approval of audit and non-audit services provided by the auditors, the scope of such audits and services and the impact on the auditors’ independence, (e) oversight of the effectiveness of the Company’s internal audit function and (f) otherwise providing oversight for the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The Committee’s role also includes discussing with Senior Management, Internal Audit and the independent auditors the Company’s processes for managing its business and financial risks and processes for compliance with significant applicable legal and regulatory requirements in relation to the Company’s accounting and financial reporting processes. In addition, the Committee establishes procedures for complaints relating to accounting, internal accounting controls or auditing matters as well as procedures for confidential, anonymous submission by Company employees of any concerns regarding questionable accounting or auditing matters.

In recommending independent auditors for the Company, the Audit Committee annually considers the performance and integrity of the independent auditors, the experience and qualifications of the lead audit partner, the geographic scope of their practice as compared to the Company’s geographic scope, their insurance industry expertise, the appropriateness of their fees, the Public Company Accounting Oversight Board reports on the firm and its peers, and other factors deemed appropriate.

In connection with performing its oversight role related to the audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K, the Audit Committee has:

•	reviewed and discussed the audited consolidated financial statements with management and with representatives from Ernst &Young;

•

discussed with Ernst & Young the matters required to be discussed under Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301, Communications with Audit Committees (AS 1301); and

•

received from Ernst & Young the written disclosures and the letter regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, and discussed with the independent auditors, the independent auditors’ independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the SEC.

AUDIT COMMITTEE:

Mural R. Josephson, Chairman

Thomas A. Bradley

F. Sedgwick Browne

Hector De Leon

John R. Power, Jr.

Audit Committee Financial Experts

Messrs. Bradley and Josephson are qualified as “audit committee financial experts” within the meaning of applicable SEC rules and regulations governing the composition of the Audit Committee. In addition, the Audit Committee has determined that they have the appropriate experience and background to satisfy the “financial sophistication” requirements of NYSE’s listing rules.

Investment Committee

The Investment Committee consists of Messrs. Ramji, Tonelli (Chair), Watson and Woods. The Investment Committee assists the Board in the oversight of the Company’s key investment objectives, strategies and policies. In addition, the Investment Committee oversees the Company’s M&A activities. The Committee’s responsibilities include (a) approval of the Company’s investment policies, strategies, and transactions, (b) review of the performance of the Company’s investment portfolios and investment managers, (c) review of the criteria used to select outside investment managers, and approval of allocations to outside investment managers and (d) approval of any Company derivative policy and review of management analysis and reports on potential hedging programs and derivative transactions. All investment transactions are ratified by the full Board of Directors.

Human Resources Committee

The Human Resources Committee consists of Messrs. De Leon, Power (Chair) and Woods. Each member of the Human Resources Committee is “independent” in accordance with the applicable corporate governance requirements of the listing rules of NYSE as currently in effect. Each member of the Human Resources Committee also qualifies as a “non-employee director” under Section 16 of the Exchange Act. The Human Resources Committee’s responsibilities include overseeing the compensation of the Company’s executive officers and directors, reviewing and discussing with the Company’s management the Compensation Discussion and Analysis contained in this proxy statement, producing an annual report on executive compensation for inclusion in the Company’s proxy statement, overseeing and advising the Board of Directors on the adoption of plans and policies that govern the Company’s compensation programs, reviewing management’s succession plans for the Company’s Chief Executive Officer and other primary executive officers, and determining and monitoring stock ownership guidelines.

Human Resources Committee Interlocks and Insider Participation

None of the members of the Human Resources Committee during the fiscal year 2018 or as of the date of this proxy statement is or has been an officer or employee of the Company. See “Related Persons Transactions – Certain Related Person Transactions” below for certain transactions involving the Company in which Mr. Woods may be deemed to have an indirect interest. The Company does not deem such interest to be material. No interlocking relationships existed between any member of the Board of Directors or Human Resources Committee and any member of the board of directors or compensation committee of any other company during the last fiscal year.

Risk & Capital Committee and Oversight

The Risk & Capital Committee consists of Mr. Browne (Chair), Ms. Lehane, Ms. Nealon, Mr. Tonelli and Mr. Watson. While the Board of Directors has the ultimate responsibility for overseeing and approving the Company’s risk strategy, risk appetite and risk tolerance levels, the Risk & Capital Committee provides oversight of the Company’s policies and procedures relating to compliance and risk management and also oversees the adequacy of the Company’s capital as measured using our own economic capital model and against various regulatory and other requirements taking into account all risks to which the Company is exposed. Risk management is a collaborative effort of management, the Board of Directors and several functions within the Company that are focused on risk.

The Company’s enterprise risk management framework consists of three lines of defense and begins at the departmental level. Each business and function are charged with the task of identifying, assessing, measuring, monitoring, reporting and mitigating risks associated with their respective responsibilities. The Company’s Chief Risk Officer, who gives presentations on risk management matters directly to the Risk & Capital Committee, leads the second line of defense and plays a key role in risk management by coordinating, facilitating and overseeing the effectiveness and integrity of our risk management activities. This risk management function is also charged with establishing, maintaining and enhancing the methodology and tools used to identify and evaluate risks and, where risks are outside our risk appetite, ensuring that there is an appropriate response applied by the respective risk owner. The Internal Audit department provides a third line of defense by assessing the effectiveness of our risk management processes, practices and internal controls and providing timely feedback and assurance to the Audit Committee on the adherence to our risk management framework. The Head of Internal Audit reports on issues related to the internal control framework directly to the Audit Committee.

The Company believes that the foregoing enterprise risk management framework and oversight activities are structured in a way that enables us to take an active approach to risk management in a dynamic legal, regulatory and business environment. Through the efforts of management, our internal risk management function and the Board of Directors, we seek to manage our risk exposures within agreed risk tolerances, while recognizing that taking appropriate risks enables us to exploit opportunities beneficial to the Company and its shareholders.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Messrs. Bradley (Chair), Browne, Power and Tonelli. Each member of the Nominating and Corporate Governance Committee is “independent” in accordance with the applicable director independence rules of NYSE as currently in effect. The purpose of the Nominating and Corporate Governance Committee is to (a) establish criteria for Board member selection and retention, (b) identify individuals qualified to become Board members, (c) review and recommend to the Board individuals to be nominated or re-nominated for election as directors, including nominees submitted by shareholders in accordance with the requirements of our Bye-Laws as well as the Shareholder Recommendation Procedure set forth in our Nominating and Corporate Governance Committee charter, and (d) recommend directors for appointments to one or more of the Board’s standing committees. The Committee is also charged with establishing evaluation criteria and an evaluation process applied by the Board and each Committee in its self-evaluation process. The Special Nominating Committee is subject to the charter, policies and procedures of the Nominating and Corporate Governance Committee, as disclosed in this proxy statement.

Director Qualifications and Diversity

The Nominating and Corporate Governance Committee assesses several factors when evaluating director nominees including, but not limited to, the current needs of the Board and, with regard to a nominee, their: (a) integrity, honesty and accountability; (b) successful leadership experience and strong business acumen; (c) forward-looking strategic focus; (d) collegiality; (e) independence and absence of conflicts of interests; and (f) ability to devote necessary time to meet director responsibilities. In addition, the Nominating and Corporate Governance Committee looks for nominees exhibiting specific skills and expertise in the following areas: (a) accounting and finance; (b) business operations; (c) business strategy; (d) corporate governance; (e) technology/digital strategies; (f) executive leadership; (g) industry knowledge; (h) international operations/global markets; (i) investment management; (j) legal/regulatory; and (k) risk management. The Nominating and Corporate Governance Committee will ultimately recommend nominees who will enhance the Board’s ability to oversee, in an effective manner, the management of the affairs and business of the Company. While the Nominating and Corporate Governance Committee does not have a formal policy when considering the overall composition of the Board with regard to the consideration of diversity in identifying director nominees, the Nominating and Corporate Governance Committee seeks a diverse and appropriate balance of members who have the experience, qualifications, attributes and skills that are necessary to oversee a publicly traded, growth oriented, international insurance organization that operates in multiple jurisdictions. In addition, the Nominating and Corporate Governance Committee seeks directors with experience in a variety of professional disciplines and business ventures that can provide diverse perspectives on the Company’s operations. The Committee evaluates the types of backgrounds that are needed to strengthen and balance the Board based on the foregoing factors and will nominate candidates to fill vacancies accordingly. For a discussion of the specific experiences, qualifications, attributes or skills that led the Nominating and Corporate Governance Committee to conclude that each director should serve on the Board of Directors, see the skills chart and biographical information section beginning on page 24. The diverse skillset on our Board is enhanced by both the fresh perspectives brought by our newer directors, as well as the industry and company-specific expertise of our longer-tenured directors, who have the experience of guiding our company through the extended business cycles faced by the insurance industry. The Nominating and Corporate Governance Committee also has a robust refreshment process that starts with its annual self-assessment review in which it considers the mix of skills represented on the Board and tests them against the mix of skills necessary to oversee the Company. As part of this refreshment process, the Board has introduced five new independent directors since 2016 who bring highly-additive skill and expertise in digital strategy, global operations and corporate governance to the Board.

Process for Nominating Directors

The Nominating and Corporate Governance Committee may receive recommendations for director nominees from various sources such as officers, directors and shareholders and it may also use third party consultants to assist in identifying and evaluating potential nominees. The Nominating and Corporate Governance Committee will consider and evaluate a director candidate recommended by a shareholder in the same manner as a candidate recommended by an officer, director or consultant.

Shareholders wishing to recommend a director candidate to serve on the Board may do so by providing advance written notice to the Company. To make a director nomination at the 2020 Annual General Meeting, a shareholder must follow the same procedures required for submitting a shareholder proposal. See “Shareholder Proposals for 2020 Annual General Meeting” beginning on page 95 for a description of these procedures. Notices should be sent to Argo Group International Holdings, Ltd. c/o Craig S. Comeaux, Secretary, 110 Pitts Bay Road, Pembroke HM 08, Bermuda. Any such notice must also meet certain other requirements specified in our Bye-Laws as well as the Shareholder Recommendation Procedure set forth in our Nominating and Corporate Governance Committee charter.

Shareholder Engagement

Our Board of Directors believes that shareholder engagement is essential to understanding our investors’ interests and is a key part of our commitment to strong corporate governance.

The Company regularly meets with its investors throughout the year. These meetings are conducted at major industry conferences, at events sponsored by the Company and at our headquarters in Bermuda, and are attended by various members of our senior management (including, in many instances, Messrs. Watson and Bullock, our Chief Executive Officer and Chief Financial Officer, respectively). Our independent directors also periodically engage with our shareholders, in an effort to pursue important dialogue. All of these engagements cover a variety of matters that are important to our shareholders, including recent developments at the Company, our financial and operational performance, our long-term strategic and financial goals and industry-wide trends, and other topics that may be raised by our shareholders. The Company also welcomes opportunities to meet with its significant shareholders to discuss and receive feedback on matters related to the Company’s corporate governance and related environmental and social issues.

Our Board of Directors receives regular briefings on these shareholder meetings and incorporates the resulting input as appropriate.

Shareholders who wish to communicate with the Board of Directors, a specific director or the independent directors as a group may send written communications to Argo Group International Holdings, Ltd. c/o Craig S. Comeaux, Secretary, 110 Pitts Bay Road, Pembroke HM 08, Bermuda. The Secretary will forward such communication to the individual director or directors to whom the communication is directed, if any. If the communication does not specify a recipient, the Secretary will forward it to the full Board of Directors or to the directors the Secretary believes are most appropriate.

Related Persons Transactions

Policy for Evaluating Related Person Transactions

The Board of Directors has adopted a written policy relating to the Audit Committee’s review and approval of transactions with related persons that are required to be disclosed in proxy statements by SEC regulations (“related person transactions”). A “related person” is defined under the applicable SEC regulation and includes our directors, executive officers and 5% or more beneficial owners of our Common Shares. Management administers procedures adopted by the Board of Directors with respect to related person transactions and the Audit Committee reviews and approves all such transactions (including the one described below). At times, it may be advisable to initiate a transaction before the Audit Committee has evaluated it, or a transaction may begin before discovery of a related person’s participation. In such instances, management consults with the Chairman of the Audit Committee to determine the appropriate course of action. Approval of a related person transaction requires the vote of the majority of disinterested directors on the Audit Committee and the Audit Committee must determine that the transaction is fair and reasonable to the Company for a related person transaction to be approved. The Audit Committee periodically reports on its consideration of related party activities to the Board of Directors. The written policy relating to the Audit Committee’s review and approval of related person transactions is available on our web site at www.argolimited.com. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

Certain Related Person Transactions

Kinetica Partners, LLC. In 2013, our Surety unit received a submission through its established broker network to issue approximately $12.4 million of surety bonds on behalf of Kinetica Partners, LLC (“Kinetica”) in connection with a Gulf of Mexico pipeline project. Mr. Gary Woods, Chairman of our Board of Directors, is also the Chairman of the Board of Directors of Kinetica, and beneficially owns 10% of Kinetica through a family trust. The submission was underwritten, priced and bound in the ordinary course of business by the Surety unit. The terms and conditions of the surety bonds that were issued and the premium charged to Kinetica for issuance of the bonds, were consistent with those routinely applied and charged for similarly situated risks bound for unrelated third-parties. As of December 31, 2018, the surety bonds were still outstanding. Per the Surety unit’s standard requirements in connection with the issuance of surety bonds, Kinetica and Mr. Woods, in his personal capacity, among others, executed our Surety unit’s standard form of indemnity agreement holding our Surety unit harmless against any and all losses and expenses incurred resulting from the issuance of the surety bonds.

BENEFICIAL OWNERSHIP

Security Ownership of Principal Shareholders and Management

The following table sets forth certain information regarding the beneficial ownership of our Common Shares as of the Record Date of each person known to Argo Group to beneficially own more than 5% of the Common Shares. The information for each of these beneficial owners is based solely on information as of December 31, 2018 reported on a Schedule 13G filed by such owner with the SEC.

	Common Shares
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	2,914,745	(1)	8.58%

Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	2,829,609	(2)	8.33%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	2,395,126	(3)	7.05%

Voce Capital Management LLC 600 Montgomery Street, Suite 4400 San Francisco, CA 94111	1,903,469	(4)	5.60%

(1)

The Vanguard Group, Inc.’s Schedule 13G/A was filed with the SEC on February 11, 2019, and includes (a) 28,914 Common Shares beneficially owned by Vanguard Fiduciary Trust Company (“VFTC”), a wholly owned subsidiary of The Vanguard Group, Inc., as a result of it serving as investment manager of collective trust accounts and (b) 8,164 Common Shares beneficially owned by Vanguard Investments Australia, Ltd. (“VIA”), a wholly owned subsidiary of The Vanguard Group, Inc., as a result of its serving as investment manager of Australian investment offerings. The Vanguard Group, Inc. has sole dispositive power over 2,881,204 Common Shares, shared dispositive power over 33,451 Common Shares, sole voting power over 32,451 Common Shares and shared voting power over 4,627 Common Shares.

(2)

The Dimensional Fund Advisors LP Schedule 13G/A was filed with the SEC on February 8, 2019 and provides that Dimensional Fund Advisors has sole voting power with respect to 2,798,022 Common Shares and sole dispositive power with respect to 2,829,609 Common Shares. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Issuer that are owned by the Funds and may be deemed to be the beneficial owner of the shares of Argo Group held by the Funds. However, all securities reported in the Schedule 13G/A are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(3)

The BlackRock, Inc. Schedule 13G/A was filed with the SEC on February 4, 2019, and provides that BlackRock, Inc. has sole voting power over 2,276,024 Common Shares and sole dispositive power with respect to 2,395,126 Common Shares.

(4)

The Voce Capital Management LLC Schedule 13D was filed with the SEC on February 4, 2019 (and amended prior to March 11, 2019 without changing the reporting of beneficial ownership), and reported shared voting and dispositive power with respect to all of its shares.

The following table sets forth certain information regarding the beneficial ownership of the Common Shares as of the Record Date of (i) each director of Argo Group, (ii) each individual who has been identified as a named executive officer (“Named Executive Officer” or “NEO”) of Argo Group or its subsidiaries, and (iii) all directors and individuals who have been identified as executive officers of Argo Group as a group:

Name of Beneficial Owner	Number of Common Shares Beneficially Owned(1) (2)	Percent of Class(1)
Gary V. Woods	69,275	*
Thomas A. Bradley	2,857	*
F. Sedgwick Browne	26,425	*
Hector De Leon	24,259	*
Mural R. Josephson	18,388	*
Anthony P. Latham	0	*
Dymphna A. Lehane	1,189	*
Samuel G. Liss	0	*
Kathleen A. Nealon	22,794	*
John R. Power, Jr	19,239	*
Al-Noor Ramji	1,189	*
John H. Tonelli	23,376	*
Mark E. Watson III (3)	1,187,634	3.49%
Jay S. Bullock (3)	206,657	*
Jose A. Hernandez	13,070	*
Kevin J. Rehnberg (3)	50,967	*
Axel Schmidt	52,908	*
Total (a)	1,720,227	5.06%

(a)	All directors and individuals identified as executive officers of Argo Group and its subsidiaries as a group (17 persons)

*	Less than 1% of the outstanding Common Shares

(1)

The information in this table is based on information supplied directly to Argo Group by executive officers and directors and on information reported on Forms 3, 4 or 5 or on any Schedule 13G filed with the SEC. A person is deemed to be the beneficial owner of shares if such person, either alone or with others, has the power to vote or to dispose of such shares. Shares beneficially owned by a person include shares to which the person has the right to acquire beneficial ownership within 60 days of the record date, including equity grants that were exercisable on March 11, 2019 or that become exercisable within 60 days after March 11, 2019. Unless otherwise indicated in the footnotes below, the persons and entities named in this table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2)

Includes the following stock appreciation rights that were vested and exercisable on March 11, 2019 or that become exercisable within 60 days after March 11, 2019: Mr. Woods – 7,652; Mr. Browne – 7,652; Mr. De Leon – 7,652; Mr. Josephson – 7,652; Ms. Nealon – 7,652; Mr. Power – 7,652; Mr. Tonelli – 7,652; Mr. Watson – 364,124; Mr. Bullock – 93,215; Mr. Rehnberg – 13,739 and Mr. Schmidt – 26,920. Also includes the following restricted shares that will vest within 60 days after March 11, 2019: Mr. Woods – 2,688; Mr. Bradley – 857; Mr. Browne – 2,688; Mr. De Leon – 2,688; Mr. Josephson – 2,688; Ms. Lehane – 1,189; Ms. Nealon – 2,688; Mr. Power – 2,688; Mr. Ramji – 1,189; Mr. Tonelli – 2,688; Mr. Watson – 213,092; Mr. Bullock – 25,193; Mr. Hernandez – 5,197; Mr. Rehnberg – 24,840 and Mr. Schmidt – 6,420. 14,745 of Mr. Watson’s shares are held in a family trust for which Mr. Watson serves as trustee.

(3)

Includes the following number of shares pledged as security and held by brokers in margin accounts regardless of whether there are loans outstanding: Mr. Bullock – 32,338 shares; Mr. Rehnberg – 2,155 shares; Mr. Watson – 165,031.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires directors, executive officers and holders of more than 10% of Common Shares to file with the SEC reports regarding their ownership and changes in ownership of Argo Group’s securities. Based on our review of these reports, we believe that during 2018 all reports for the registrant’s executive officers, directors and 10% shareholders that were required to be filed under Section 16(a) of the Exchange Act were timely filed.

PROPOSAL 1

ELECTION OF CLASS III DIRECTORS

Our Bye-Laws provide for the election of directors by our shareholders. Each class of directors serves for a term of three years. In accordance with our Bye-Laws, our Board of Directors is divided into three classes (Classes I, II and III). The classes are determined by dividing the number of directors by 3. If this results in a whole number, there will be an equal number of directors in each class. If this results in a fraction of 1/3, one additional director will be placed into Class III. If this results in a fraction of 2/3 one director will be placed into Class II and one into Class III. Our Bye-Laws further provide that the Board may re-designate directors to different classes so that they conform to the preceding formula. We believe a classified board structure is in the best interests of our shareholders because stability in Board membership provides continuity in the guidance management receives from the Board of Directors with respect to the Company’s long-term strategy.

Five Class III directors are to be elected at the Annual General Meeting. The Nominating and Corporate Governance Committee has nominated F. Sedgwick Browne, Samuel G. Liss, Kathleen A. Nealon, Al-Noor Ramji and John H. Tonelli, each of whom is presently serving on the Board, to stand for re-election as Class III directors. Each of them was recommended for re-election by the Nominating and Corporate Governance Committee for consideration by the Board of Directors and proposal to our shareholders. If elected, the five nominees will serve as Class III directors for three-year terms until the Annual General Meeting in 2022 or until their successors have been elected and qualified. Proxies executed on the WHITE proxy card will be voted, if authority to do so is not withheld, in favor of these persons. Each person nominated for election has consented to be named in this proxy statement and to serve, if elected, and the Board has no reason to believe that any nominee will be unable to serve.

However, if, before the Annual General Meeting, one or more nominees are unable to serve or for good cause will not serve (a situation that we do not anticipate), the proxy holders will vote the proxies for the remaining nominees and for substitute nominees chosen by the Board (unless the Board reduces the number of directors to be elected). If any substitute nominees are designated, we will file an amended proxy statement that, as applicable, identifies the substitute nominees, discloses that such nominees have consented to being named in the revised proxy statement and to serve as directors of the Company if elected, and includes certain biographical and other information about such nominees required by the rules of the SEC.

The Board recommends that you vote on the WHITE proxy card or by Internet or telephone as set forth on the WHITE proxy card FOR the election of each of our nominees as set forth below to serve as directors of the Company until the 2022 Annual General Meeting.

Required Vote and Board Recommendation

The election of directors will be decided by an ordinary resolution; that is a resolution passed by a simple majority of votes cast in person or by proxy. Votes may be cast in favor of or against this proposal or a shareholder may abstain from voting. Abstentions and broker non-votes, if any, will not count as votes cast for this proposal and, therefore, will have no effect on the outcome of this proposal. As discussed above, if your broker holds your Common Shares, your broker is not entitled to vote your Common Shares on this proposal without your instruction.

Following a review and discussion of the qualifications of Voce’s nominee, Charles H. Dangelo, the Special Nominating Committee unanimously concluded that Mr. Dangelo would not bring incremental skills or expertise that are not already represented on the Board, and recommended that the Board not nominate Mr. Dangelo.

Following the recommendation of the Special Nominating Committee, the Board unanimously determined not to nominate Mr. Dangelo. As a result, our Board does not endorse Mr. Dangelo and unanimously recommends that you disregard any blue proxy card that may be sent to you by Voce. Voting “against” any of Voce’s nominees on its blue proxy card is NOT the same as voting for our Board’s nominees, because a vote

“against” any of Voce’s nominees on its blue proxy card will revoke any previous proxy submitted by you. If you have already voted using a blue proxy card sent to you by Voce, you have every right to change it and we urge you to revoke that proxy by voting in favor of our Board’s nominees by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided.

Only the latest validly executed proxy that you submit will count.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE THE WHITE PROXY CARD OR BY INTERNET OR TELEPHONE AS SET FORTH ON THE WHITE PROXY CARD FOR THE ELECTION OF EACH OF OUR NOMINEES LISTED ABOVE AS DIRECTORS AND, UNLESS DIRECTED OTHERWISE, IT IS THE INTENTION OF THE PROXIES NAMED IN THE FORM OF PROXY THAT ACCOMPANIES THIS PROXY STATEMENT TO VOTE FOR SUCH NOMINEES AS DIRECTORS.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor:

INNISFREE M&A INCORPORATED

Shareholders may call:

Toll free (877) 456 3442 (from the U.S. and Canada)

or

(412) 232 3651 (from other locations)

(Banks and brokers may call collect: (212) 750 5833)

Board Leadership Skills

Our Board of Directors reflects a diverse array of experiences, skills and backgrounds. Each director is individually qualified to make unique and substantial contributions. This diverse skillset is enhanced by both the fresh perspectives brought by our newer directors, as well as the industry and company-specific expertise of our longer-tenured directors, who have the experience of guiding our company through the extended business cycles faced by the insurance industry. The Board of Directors’ commitment to active refreshment and diversity of experience and background has resulted in the addition of five new directors in the past three years, all of which enhance the robust and dynamic boardroom dialogue.

The following chart provides an overview of certain types of knowledge, skills and experiences possessed by one or more of our directors and which our Board of Directors believes are relevant to our company, business and industry, both today and as we execute our long-term business strategy. The chart does not encompass all of the knowledge, skills and experience of our directors, but rather indicates specific areas of focus or expertise relied on by the Board of Directors.

Director Biographical Information

Biographical Information for the Class III Nominees to be Elected this Year

F. Sedgwick Browne (76) became a director of the Company in 2007 following the merger of Argonaut Group, Inc. and PXRE Group Ltd. and prior to that Mr. Browne served as director of PXRE Group Ltd. from 1999. He also served as Vice-Chairman of PXRE Group Ltd.’s board of directors from 2003 until 2007. He retired as counsel at Sidley Austin Brown & Wood LLP (now known as Sidley Austin LLP), a law firm, in 2004. Mr. Browne previously was a partner at Morgan, Lewis & Bockius LLP and prior thereto at Lord Day & Lord, Barrett Smith, where he specialized in the insurance and reinsurance industry. Prior to his retirement and for more than 20 years, Mr. Browne was a trustee and director of the Swiss Reinsurance US Group and of the Winterthur Swiss Insurance US Group. Mr. Browne earned a BA from Yale University and an LLB from the University of Pennsylvania Law School. In addition to his historical knowledge of the Company’s operations, Mr. Browne brings to the Board a corporate transactional background that is specific to the Company’s operations in the insurance sector. Mr. Browne also possesses financial reporting expertise and the legal experience and qualifications necessary to guide the Company through many of the regulatory requirements currently imposed on publicly traded companies.

Samuel G. Liss (62) became a director of the Company in 2019. Mr. Liss has been managing principal of Whitegate Partners LLC, an advisory firm to operating companies and private equity firms specializing in the financial services and business services sectors, since 2011. Mr. Liss has been a board member of Verisk Analytics, Inc. since 2009. He is also an Adjunct Professor at both NYU Stern School of Business and Columbia Law School, where he teaches courses on Corporate Governance. Mr. Liss was previously a board member of DST Systems, Inc., Ironshore Insurance, Inc. and Nuveen Investment, Inc. From an operational perspective, Mr. Liss served as Executive Vice President and member of the Management Committee at Travelers Insurance, where he was responsible for corporate development, as well as group business head of one of Travelers’ three operating divisions – Financial, Professional and International Insurance. Prior to Travelers and an Executive Vice President role at the St Paul Companies, Mr. Liss was a Managing Director in the investment banking and equity divisions at Credit Suisse First Boston. He began his career at Salomon Brothers. Mr. Liss received a Bachelor of Arts degree from Wesleyan University, pursued graduate studies at the London School of Economics and received a Masters of Business Administration from New York University. Mr. Liss brings to the Board management and operational experience gained as a senior executive of a global insurance business, expertise in investment banking and capital markets, and a broad range of public company governance experience.

Kathleen A. Nealon (65) became a director of the Company in 2011. She has been an independent director of the Company’s wholly owned subsidiary, Argo Managing Agency Limited, which underwrites insurance risks for the Company’s syndicate at Lloyd’s of London, since 2013. Ms. Nealon’s international career includes significant experience with risk management, compliance and regulatory issues of global companies. Ms. Nealon was the group head of legal and compliance at Standard Chartered plc in London from 2001 until 2004 where she also held additional international legal and compliance positions from 1992 to 2001. Prior to Standard Chartered plc, Ms. Nealon practiced international banking and regulatory law in New York for 14 years. Ms. Nealon is also the Co-Chair of the European Advisory Board of Georgetown Law School and served on the advisory council of the Institute of Business Ethics for many years. Ms. Nealon also served on the boards of directors of Shire Plc and Halifax Bank of Scotland plc. In addition, Ms. Nealon served on the board of directors of Cable and Wireless Communications Plc and its predecessor company, Cable and Wireless plc. In 2012, Ms. Nealon was named to the board of Health Education England, an executive non-departmental public body, sponsored by the Department of Health that manages health education in England, where she currently holds the position of Deputy Chair. Ms. Nealon also serves on the Finance and Planning Committee of Westminster Cathedral in London, England. Ms. Nealon was a Senior Associate at Judge Business School, Cambridge University for Executive Education Training with an emphasis on Corporate Governance and Business Ethics. Ms. Nealon also served as a member of the Advisory Board of the Centre for Business Research specializing in Corporate Governance at Cambridge University. Ms. Nealon earned an AB degree in English from Georgetown University in 1975 and a JD degree from Georgetown University School of Law in 1978. Ms. Nealon received the Women’s Forum Award for outstanding female Alumnae in 2008 and the Deans Award for outstanding Alumna for her contributions to the culture of Georgetown and the practice of law in 2018. Ms. Nealon brings to the Board specialized expertise in the areas of corporate governance, compliance and risk management specific to the banking and financial services industries.

Al-Noor Ramji (64) became a director of the Company in 2017. Mr. Ramji has been Group Chief Digital Officer at Prudential plc, an international financial services group, since January of 2016 and is responsible for developing and executing an integrated, long-term digital strategy for the group. Mr. Ramji served as a director of EVRY from July 2017 until recently and Virtusa Corporation since February 2011 where he also serves as a member of its Compensation Committee. Before joining Prudential, he worked at Northgate Capital, a venture firm in Silicon Valley, from November 2014 to December 2015 where he ran technology-focused funds. Prior to working at Northgate Capital, Mr. Ramji served as Chief Strategy Officer of Calypso Technology, Inc. from March 2014 until July 2015. Prior to this, he was a director of Misys plc, a financial services group, and also served as an executive vice president of Misys Plc. Mr. Ramji has previously held leading technology and innovation roles at BT Group, Qwest Communications, Dresdner Kleinwort Benson and Swiss Bank Corporation. Mr. Ramji brings to the Board a strong background in information technology services and digital strategies which play an integral role in the Company’s operations.

John H. Tonelli (54) became a director of the Company in 2010. Mr. Tonelli has been a Managing Director and Head of Debt Capital Markets & Syndication at Oppenheimer & Co., Inc. since June of 2015. Previously, he was the Chief Executive Officer of Advanced Global Capital, a New York-based private investment-company, from 2012 until 2015 and Chairman of Advanced Global Securities, a FINRA registered Broker-Dealer based in New York. Mr. Tonelli has over 25 of experience in finance, working both as an investment banker and as an attorney. Mr. Tonelli has advised numerous companies and governments on direct investments, securities issuance, privatizations and infrastructure financings. He was a director of Garnero Group Acquisition Company from May 2014 to January 2016 where he also served as Chairman of its Audit Committee. From 2009 to 2013, Mr. Tonelli was Chief Financial Officer of Corporacion America, S.A., a global transportation and infrastructure company. Mr. Tonelli continues to serve as a financial advisor to Corporacion America. From 2003 to 2009, Mr. Tonelli was a Senior Managing Director with J.P. Morgan & Co., Inc. and Bear Stearns & Co. Inc. where he was Head of International Structured Finance. From 1999 to 2003, he was CEO of International Venture Partners, LLC, a NASD member broker-dealer specializing in emerging markets. From 1992 to 1999, Mr. Tonelli was an attorney with Cadwalader, Wickersham & Taft where he was head of the Latin American practice group. Mr. Tonelli earned a BA from Columbia University in 1987 and earned a JD/MBA from Fordham University in 1993. Mr. Tonelli brings to the Board specialized expertise in finance and emerging markets knowledge beneficial to the Company’s international operations.

Biographical Information for the Class I Directors whose Terms Expire in 2020

Thomas A. Bradley (61) became a director of the Company in 2018. Mr. Bradley retired from Allied World Assurance Company Holdings, AG in July 2017. He had served there as the Chief Financial Officer and Executive Vice President since 2012. He had previously served as the Executive Vice President & Chief Financial Officer for two other public companies, Fair Isaac Corporation and the St. Paul Companies. Mr. Bradley also held senior financial and operational positions at Zurich Insurance Group, including Chief Financial Officer for North America and Chief Executive Officer of the Universal Underwriters Group (now Zurich Direct Markets). He had also previously served on the Board of Directors of the Nuveen Investments, Inc. Mr. Bradley received a Bachelor’s degree in accounting from the University of Maryland and a Masters in Business Administration from Loyola University of Maryland and is a Certified Public Accountant (inactive). Mr. Bradley brings to the Board experience, qualifications and skills that are specific to the Company’s operations and its accounting, internal control and audit functions. Due to his background, Mr. Bradley also possesses financial reporting expertise and a level of financial sophistication that qualifies him as a financial expert in his role as a member of the Audit Committee.

Anthony P. Latham (68) became a director of the Company in 2019. He has been an independent director of the Company’s wholly owned subsidiary, Argo Managing Agency Limited, which underwrites insurance risks for the Company’s syndicate at Lloyd’s of London, since 2016. He was previously a board member of Pool Re for over two decades where he served as chairman for more than 12 years. In addition, Mr. Latham was previously a board member of Codan A/S, Airclaims, Flagstone Re, British Aviation Insurance and Ecclesiastical Insurance where he chaired its Risk Committee. Mr. Latham has international insurance industry experience spanning more than four decades. He began his career with Sedgwick (now part of Marsh Inc.) before joining RSA Group where, over a period of 17 years, he served as a member of the group executive and held a number of senior executive roles, including managing director of the global risks division. Mr. Latham brings to the board significant international insurance industry management and operational experience gained as a senior executive of a global insurance business and governance experience.

John R. Power, Jr. (63) became a director of the Company in 2007 following the merger of Argonaut Group, Inc. and PXRE Group Ltd., and prior to that served as director of Argonaut Group, Inc. from 2000. Since May 1988, he has served as President of the Patrician Group, a private investment firm, and serves as a general partner of several private partnerships. Mr. Power has also served on the board of directors of certain financial subsidiaries of CNH Global, N.V. since January 1997. Mr. Power previously served as a director of America West Airlines and its advisory board from August 1994 to April 2001 and has also served as a director of several charitable organizations. Mr. Power brings to the board senior management skills and insight derived from 40 years of commercial and investment banking activities in the areas of oil and gas, real estate and finance. Mr. Power holds a BBA from the University of Notre Dame and an MBA from the University of Texas. Due to his past and present years of service as a director of other publicly traded companies, Mr. Power has experience with the design and implementation of effective compensation strategies that benefit the Company in his role as Chairman of the Human Resources Committee. Mr. Power’s prior service on the audit and executive committees of other publicly traded companies has also provided him with experiences and skills that complement his current committee assignments on the board of directors.

Mark E. Watson III (54) became a director of the Company in 2007 following the merger of Argonaut Group, Inc. and PXRE Group Ltd., and prior to that he served as director of Argonaut Group, Inc. from 1999. He has been President and Chief Executive Officer of the Company since August 2007 and President and Chief Executive Officer of Argonaut Group, Inc. since January 2000. He has been a principal of Aquila Capital Partners, a San Antonio, Texas-based investment firm since 1998. From 1992 to 1997 he served as a director and Executive Vice President, General Counsel and Secretary of Titan Holdings, Inc., a publicly traded property and casualty insurance holding company. Prior to that, Mr. Watson was an attorney with the New York based law firm Kroll & Tract from 1989 to 1992 where he represented international insurance and reinsurance companies. Mr. Watson is currently a member of the board of directors of the U.S. Chamber of Commerce, a member of the board of governors of the Property Casualty Insurers Association of America and a member of the board of directors of the Association of Bermuda Insurers & Reinsurers. Mr. Watson previously served as a member of the board of directors of Houston International Insurance Group, Ltd. from December 2010 to July 2014 and as chairman of its Audit Committee from November 2011 to May 2013. Mr. Watson holds a JD from the University of Texas School of Law and a BBA in Finance from the Cox School of Business at Southern Methodist University. Due to his investment knowledge and experience in the industry, having previously held several executive positions at Titan Holdings, Inc., Mr. Watson brings to the Board a wealth of experience in the specialty property and casualty insurance sector and insight into the Company’s investment strategies. In his role as President and Chief Executive Officer of the Company, Mr. Watson also brings to the Board critical insight into the Company’s operating environment and growth strategy.

Biographical Information for the Class II Directors whose Terms Expire in 2021

Hector De Leon (72) became a director of the Company in 2007 following the merger of Argonaut Group, Inc. and PXRE Group Ltd., and prior to that served as a director of Argonaut Group, Inc. from 2003. Mr. De Leon is the chairman of the board of directors of De Leon Washburn & Ward, P.C., a law firm based in Austin, Texas, which he founded in 1977. Prior to 1977, Mr. De Leon was the General Counsel of the Texas State Insurance Board. From February 1985 to November 1997, Mr. De Leon served as a director of Titan Holdings, Inc., a publicly traded property and casualty insurance holding company. Mr. De Leon earned a BS degree in Education from the University of Texas at Austin in 1970 and a JD from the University of Texas School of Law in 1973. Mr. De Leon brings to the Board experience and skills relating to the insurance regulatory environment in which the Company operates combined with a corporate legal background. In addition, Mr. De Leon’s experience includes prior service as a director of a publicly traded, growth oriented, specialty property and casualty insurance holding company.

Mural R. Josephson (70) became a director of the Company in 2007 following the merger of Argonaut Group, Inc. and PXRE Group Ltd. and prior to that served as a director of PXRE Group Ltd. from 2004. Mr. Josephson is a Registered Certified Public Accountant in Illinois. Mr. Josephson retired from Kemper Insurance Companies (“Kemper”) in 2002. During his five-year tenure at Kemper, he held key management positions, including senior vice president and chief financial officer and senior vice president of finance. Prior to joining Kemper, Mr. Josephson held several senior level positions at KPMG, including 19 years as an audit partner. While at KPMG, he was a member of the National Insurance Practice Committee and a member of the Professional Practice Review Committee. Mr. Josephson has been a director of HealthMarkets, Inc., an insurance holding company, from May 2003 until January 2019 (the date of the sale of the company) and was chairman of its Audit Committee. He was also a director of SeaBright Holdings, Inc., an insurance holding company traded on the NYSE until February 2013 (the date of the sale of the company), and its wholly owned subsidiary, SeaBright Insurance Company, from July 2004 until February 2013 and served as the chairman of its Audit Committee. Mr. Josephson received a BS from Northern Illinois University, graduating with high honors. In addition to his historical knowledge of the Company’s operations and his extensive background in the insurance sector, Mr. Josephson brings to the Board experience, qualifications and skills that are specific to the Company’s accounting, internal control and audit functions. Due to his background, Mr. Josephson also possesses financial reporting expertise and a level of financial sophistication that qualifies him as a financial expert in his role as a member of the Audit Committee.

Dymphna A. Lehane (55) became a director of the Company in 2017. Ms. Lehane’s 30-year international career includes significant experience dealing with strategic issues and technology-led business change at global insurance companies. She is currently the Independent Chair of the Debt Market Integrator, a United Kingdom Government (Cabinet Office) venture serving a number of government departments, and has served in such capacity since January 2016 and Chairman of ORIC International, the Insurance Industry Risk Consortium, since December 2015. From 1988 to 2007, she was a Senior Partner at Accenture, including serving as Global Managing Partner, Insurance Industry. She previously served on the boards of Aviva Life and Pensions Insurance Ireland and Aviva Health Insurance Ireland from 2012 to 2016, including chairing the Audit Committee and a member of the Risk Committee. Ms. Lehane holds a BSc Computer Science from the University of Witwatersrand and an MBA from the International Institute for Management Development in Lausanne, Switzerland. Ms. Lehane brings to the Board specialized expertise in the global insurance industry and experience in the areas of corporate governance and risk management specific to the financial services industry.

Gary V. Woods (75) became a director of the Company in 2007 following the merger of Argonaut Group, Inc. and PXRE Group Ltd., and prior to that served as a director of Argonaut Group, Inc. from 2001. Mr. Woods has served as Chairman of the Board of Directors since 2007. Mr. Woods has been President of McCombs Enterprises, a diversified automotive, energy, real estate and investment holding company, since 1979. He also serves on the board of directors of the Southwest Research Institute and the Children’s Shelter Foundation where he serves as Chairman. Mr. Woods brings to the Board an entrepreneurial background with experience in overseeing complex business organizations. Mr. Woods previously served on the boards of Titan Holdings, Inc. and Ilex Oncology, Inc. and was the President of the San Antonio Spurs and the Minnesota Vikings. Mr. Woods received a BBA from Texas State University and an MBA from Southern Methodist University and is a Certified Public Accountant. As President of McCombs Enterprises, Mr. Woods has successfully funded and promoted numerous growth companies in a diverse array of industries, both domestically and internationally, providing him with the necessary skills and qualifications to serve as the Chairman of the Board of Directors.

Non-Employee Director Compensation

Cash Compensation

Our non-employee directors receive a combination of cash retainers, meeting fees and travel fees as described in the following table. We also reimburse our directors for travel, lodging and related expenses incurred in attending our board or committee meetings or for travel related to the Company’s business.

Annual Retainer (paid in quarterly installments)	$85,000, of which $40,000 ($10,000 per quarter) is paid subject to attendance at Board meetings

Board and Committee Meeting Fees

Special Meetings of the Board = $2,000 per meeting

Special Meetings of the Audit Committee = $1,000 per meeting

Travel for Board and Committee meetings = $2,000 per day

Travel for Company Affairs at the Request of the Board = $2,000 per day

Board and Committee Retainers (paid in quarterly installments)

(a) Chairman of the Board = $50,000 annual retainer

(b) Chair, Audit Committee = $25,000 annual retainer

(c) Member, Audit Committee = $10,000 annual retainer

(d) Chair, Human Resources Committee = $15,000 annual retainer

(e) Member, Human Resources Committee = $8,000 annual retainer

(f) Chair, Investment Committee = $15,000 annual retainer

(g) Member, Investment Committee = $8,000 annual retainer

(h) Chair, Nominating and Corporate Governance Committee = $15,000 annual retainer

(i) Member, Nominating and Corporate Governance Committee = $8,000 annual retainer

(j) Chair, Risk & Capital Committee = $15,000 annual retainer

(k) Member, Risk & Capital Committee = $8,000 annual retainer

Annual Equity Awards

Each of our non-employee directors receives an annual fixed-value grant of $70,000 awarded in restricted stock. The awards are granted on the date of our annual general meeting of shareholders that is generally held in May of each year. The awards vest on the day preceding the next annual general meeting of shareholders.

2018 Non-Employee Director Compensation

The following table sets forth our non-employee directors’ 2018 cash and equity compensation. References next to each director’s name refer to the applicable committee legend included in the “Committee Retainers” section of the Non-Employee Director Compensation cash compensation schedule above.

Name	Fees Earned or Paid in Cash		Stock Awards(3)	Option Awards	All Other Compensation	Total
Gary V. Woods (a) (e) (g) (h)	$206,000		$69,973	$—	$—	$275,973
Thomas A. Bradley (c)	$61,500		$52,491	$—	$—	$113,991
F. Sedgwick Browne (c) (i) (j)	$158,000		$69,973	$—	$—	$227,973
H. Berry Cash (e) (g)	$36,500		$—	$—	$—	$36,500
Hector De Leon (c) (e)	$148,000	(1)	$69,973	$—	$—	$217,973
Mural R. Josephson (b)	$158,000		$69,973	$—	$—	$227,973
Dymphna A. Lehane (k)	$121,000		$69,973	$—	$—	$190,973
Kathleen A. Nealon (k)	$203,773	(2)	$69,973	$—	$—	$273,746
John R. Power, Jr. (c) (d) (i)	$180,000		$69,973	$—	$—	$249,973
Al-Noor Ramji (g)	$121,000		$69,973	$—	$—	$190,973
John H. Tonelli (f) (i) (k)	$160,000		$69,973	$—	$—	$229,973

(1)	$15,000 of this amount represents payments to Mr. De Leon for service on the board of directors of the Company’s subsidiary, Argo Group US, Inc.
(2)

$82,773 of this amount represents payments to Ms. Nealon for service on the board of directors of the Company’s subsidiary, Argo Managing Agency Ltd. Ms. Nealon was paid in British Pounds for her service on the board of this subsidiary. The payment was converted into U.S. dollars for purposes of the foregoing table using a December 31, 2018 exchange rate of 1.27343 US$/GBP.

(3)	Represents the grant date fair value of restricted stock granted by the Company during 2018, calculated in accordance with U.S. GAAP ASC Topic 718.

The following table sets forth the aggregate number of stock appreciation rights owned by each of our non-employee directors on December 31, 2018:

Name	SARs(1)
Gary V. Woods	7,652
Thomas A. Bradley	0
F. Sedgewick Browne	7,652
Hector De Leon	7,652
Mural R. Josephson	7,652
Dymphna A. Lehane	0
Kathleen A. Nealon	7,652
John R. Power, Jr.	7,652
Al-Noor Ramji	0
John H. Tonelli	7,652

(1)	Prior to 2014, the Company provided a portion of director equity awards in the form of stock appreciation rights.

Director Stock Ownership

All of our non-employee directors are expected to comply with the Company’s Equity Ownership Guidelines that are discussed beginning on page 61. The guideline ownership level requires each non-employee director to hold equity having a value equal to or greater than three times the annual retainer they received for service on the Board of Directors in the preceding year. Non-employee directors must hold all shares earned through service on the Board of Directors until they meet the guideline ownership level. Compliance is tested as of the first business day of the second quarter each year. As of April 1, 2018, all of our non-employee directors were in compliance with the Company’s Equity Ownership Guidelines.

In addition, all of our non-employee directors are subject to the Company’s Insider Trading Policy that, among other things, prohibits hedging transactions involving the Company’s equity securities and places restrictions on direct or indirect pledging of our equity securities. The Company’s Insider Trading Policy is discussed beginning on page 62.

PROPOSAL 2

APPROVAL OF THE ARGO GROUP INTERNATIONAL HOLDINGS, LTD. 2019 OMNIBUS INCENTIVE PLAN

On February 19, 2019, upon recommendation of the Human Resources Committee, the Board of Directors approved the adoption of the Company’s 2019 Omnibus Incentive Plan, subject to shareholder approval. The 2019 Omnibus Incentive Plan provides for the grant of various equity and cash awards that may be conditioned upon attainment of specified performance targets or other factors. We believe the 2019 Omnibus Incentive Plan promotes the interests of shareholders by incentivizing employees (including executive officers), non-employee directors, and consultants of the Company and its Affiliates to enter into and remain in their positions with the Company and to develop a strong link between pay and the Company’s strategic goals. If approved by the shareholders at the Annual General Meeting, the 2019 Omnibus Incentive Plan will become effective on May 10, 2019. No additional awards would be made under the Argo Group International Holdings, Ltd. 2007 Long-Term Incentive Plan or the Argo Group International Holdings, Ltd. 2014 Long-Term Incentive Plan (the “Prior Plans”) after the 2019 Omnibus Incentive Plan becomes effective; any Prior Plan awards that are outstanding as of the effective date of the 2019 Omnibus Incentive Plan shall remain subject to the terms and conditions of, and be governed by, the applicable Prior Plan.

We believe that the proposed 2019 Omnibus Incentive Plan is necessary in order to allow Argo Group to continue to utilize (1) equity awards and other performance awards and (2) cash-based awards, including annual incentive awards, in each case to develop a strong linkage between pay and the Company’s strategic goals and, in the case of equity awards to be granted under the 2019 Omnibus Incentive Plan, to align the interests of our executives and non-employee directors with those of our shareholders by awarding long-term incentives in the form of equity. We rely on equity awards to retain superior, productive employees and non-employee directors and to attract new talent necessary to continue the Company’s expansion, and believe that equity incentives are necessary for Argo Group to remain competitive with regard to retaining and attracting highly qualified individuals. We also rely on cash-based awards, including annual cash incentive awards, as part of our overall plan to attract and retain superior, productive employees. If the 2019 Omnibus Incentive Plan is not approved by our shareholders, we would continue to operate the Argo Group International Holdings, Ltd. Long-Term Incentive Plan (the “2014 Long-Term Incentive Plan”) in accordance with its terms.

The following factors, among others, were taken into account by the Human Resources Committee and the Board in approving the proposed 2019 Omnibus Incentive Plan: Argo Group’s historical burn rate under other shareholder approved equity plans; the number of shares remaining available under the 2014 Long-Term Incentive Plan for future awards; the number of outstanding unvested and unexercised equity awards; potential dilution resulting from the proposed increase in shares available under the proposed 2019 Omnibus Incentive Plan; and the potential shareholder value transfer resulting from the proposed increase.

Plan Governance Highlights
The 2019 Omnibus Incentive Plan incorporates certain governance best practices, including:

✓ Minimum vesting period of one year from the date of grant for all equity-based awards granted under the 2019 Omnibus Incentive Plan, except under certain limited circumstances and with permitted exceptions up to 5% of the share reserve.

✓ Dividends and dividend equivalent rights, if any, on all awards will be subject to the same vesting requirements as the underlying award and will only be paid at the time those vesting requirements are satisfied.

✓ No “liberal share recycling” of options or stock appreciation rights.

✓ Minimum 100% fair market value exercise price as of the date of grant for options and stock appreciation rights, except for substitute awards granted through the assumption or substitution of awards from an acquired or merged company.

✓ No repricing of options or stock appreciation rights and no cash buyout of underwater options or stock appreciation rights without shareholder approval, except for adjustments with respect to a change in control or an equitable adjustment in connection with certain corporate transactions.

✓ No “liberal” change in control definition.

✓ No excise tax gross-ups.

For more information on our compensation program and philosophy, please see the Compensation Discussion and Analysis beginning on page 47.

Required Vote and Board Recommendation

The approval of Argo Group’s 2019 Omnibus Incentive Plan will be decided by an ordinary resolution; that is a resolution passed by a simple majority of votes cast in person or by proxy. Votes may be cast in favor of or against this proposal or a shareholder may abstain from voting. Abstentions will not count for or against this proposal and, therefore, will have no effect on the outcome of this proposal.

As discussed above, if your broker holds your Common Shares, your broker is not entitled to vote your Common Shares on this proposal without your instruction. Broker non-votes, if any, will have no effect on the outcome of this proposal because the non-votes are not considered as votes cast on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE THE WHITE PROXY CARD OR BY INTERNET OR TELEPHONE AS SET FORTH ON THE WHITE PROXY CARD FOR THE APPROVAL OF ARGO GROUP’S 2019 OMNIBUS INCENTIVE PLAN. UNLESS DIRECTED OTHERWISE, IT IS THE INTENTION OF THE PROXIES NAMED IN THE FORM OF THE PROXY THAT ACCOMPANIES THIS PROXY STATEMENT TO VOTE FOR THE APPROVAL OF SUCH PROPOSAL.

Determination of Share Amounts

Based on current practices, we currently have approximately 1,400 employees (including officers) and 12 non-employee directors who would be eligible to receive awards under the 2019 Omnibus Incentive Plan, if approved and implemented. There are currently no consultants or advisors who are eligible to receive awards under the 2019 Omnibus Incentive Plan.

In determining the terms of the 2019 Omnibus Incentive Plan and the amount of the 2019 Omnibus Incentive Plan share reserve, our Board considered the factors above and a number of other factors, including the following annual share usage under our equity compensation program for 2016-2018 as follows:

	2018	2017**	2016**		3-Year Average
Stock Options/SARs Granted	—	—	1,086,275	***	—
Full-Value Awards Granted	458,715	270,745	330,311		—
Total Shares Granted	458,715	270,745	1,416,586		—
Basic Weighted Average Common Shares Outstanding	33,922,009	34,457,098	34,691,618		—
Annual Share Usage*	1.4%	0.8%	4.1%		2.1%

*	Represents Total Shares Granted divided by Basic Weighted Average Common Shares Outstanding.
**	Grants adjusted to include the effects of Argo Group’s 15% stock dividend paid on March 21, 2018.
***	Includes 623 stock-settled SARs granted in 2016 and 1,085,652 cash-settled SARs that were converted to stock-settled SARs in 2016.

The historical amounts shown above are not necessarily indicative of the shares that might be awarded in 2019 and beyond, including under the proposed 2019 Omnibus Incentive Plan.

If we continue making equity awards consistent with our practices over the past three years as set forth above, we estimate that the share reserve under the 2019 Omnibus Incentive Plan will be sufficient for awards for at least three years. However, expectations regarding future share usage could be impacted by a number of factors such as award type mix; hiring and promotion activity; the rate at which shares are returned to the 2019 Omnibus Incentive Plan’s reserve upon the awards’ expiration, forfeiture or cash settlement; the future performance of our stock price; the consequences of acquiring other companies; and other factors. While we believe that the assumptions we used are reasonable, future share usage may differ from current expectations.

As of December 31, 2018, we had approximately 3.0 million Common Shares subject to outstanding equity awards under the Prior Plans or available for future equity awards under the 2014 Long-Term Incentive Plan, which represented approximately 8.2% of fully diluted Common Shares outstanding. The 1,885,000 shares proposed to be included in the 2019 Omnibus Incentive Plan share reserve would increase the fully diluted overhang percentage by an additional 1.4% to approximately 9.6%.1

Additional information, in each case as of December 31, 2018 (unless otherwise noted), in respect of price, term and number of shares subject to outstanding grants by award type is included in the following table:

Stock Options/SARs Outstanding	810,759
Weighted-Average Exercise Price of Outstanding Stock Options/SARs	$33.88
Weighted-Average Remaining Term of Outstanding Stock Options/SARS	2.48 years
Total Full-Value Awards Outstanding	897,005
Common shares outstanding (excluding treasury shares held by the Company) as of the Record Date (March 11, 2019)	33,988,206

Description of the 2019 Omnibus Incentive Plan

A summary of the 2019 Omnibus Incentive Plan is set forth below. This summary is qualified in its entirety by the full text of the 2019 Omnibus Incentive Plan, a copy of which is attached as Annex B. Capitalized terms used in this summary that are not otherwise defined have the respective meanings given such terms in the 2019 Omnibus Incentive Plan.

Purpose

The purpose of the 2019 Omnibus Incentive Plan is to promote the interests of the Company and its shareholders by providing employees (including executive officers), non-employee directors, and consultants of the Company and its Affiliates with appropriate incentives to encourage them to enter into and remain in their positions with the Company and to develop a strong link between pay and the Company’s strategic goals and to align the interests of such award recipients with those of our shareholders by awarding long-term incentives in the form of equity and annual and other incentives in the form of cash and cash-based awards.

Administration

The 2019 Omnibus Incentive Plan shall be administered and interpreted by the Human Resources Committee or such other committee designated by the Board, or by the entire Board if no such Committee is named. To the extent required by applicable law, rule or regulation, it is intended that each member of the Committee shall qualify as (a) a “non-employee director” under Rule 16b-3 and (b) an “independent director” under the rules of any national securities exchange or national securities association, as applicable. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify.

[1]

Dilution is calculated as the sum of the shares subject to outstanding awards under the Prior Plans plus the new share request under the 2019 Omnibus Incentive Plan (which is inclusive of any shares available for future awards under the 2014 Long-Term Incentive Plan) (collectively, the “numerator”) divided by the sum of the numerator and the basic common shares outstanding, with all data as of December 31, 2018.

The Committee shall have full authority to grant, pursuant to the terms of the 2019 Omnibus Incentive Plan, to Eligible Individuals: (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Restricted Stock Awards, (iv) Restricted Stock Unit Awards, (v) Performance Awards; (vi) Other Stock-Based Awards; and (vii) Other Cash-Based Awards. This includes authority to select the individuals eligible to receive awards, determine the number and type of awards, and determine the terms and conditions of awards. The Committee may generally perform all acts, including the delegation of its responsibilities (to the extent permitted by applicable law and applicable stock exchange rules), as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of the 2019 Omnibus Incentive Plan and any award issued under the 2019 Omnibus Incentive Plan (and any agreements relating thereto); and to otherwise supervise the administration of the 2019 Omnibus Incentive Plan.

The 2019 Omnibus Incentive Plan provides that each officer, employee and Board member shall be indemnified and held harmless by the Company from any cost, expense or liability arising out of any act or omission to act in connection with the 2019 Omnibus Incentive Plan, except to the extent arising out of fraud or bad faith.

Eligibility

Employees, Non-Employee Directors, consultants and advisors of the Company and its Affiliates are eligible to receive awards under the 2019 Omnibus Incentive Plan. No determination has been made as to awards that may be granted under the 2019 Omnibus Incentive Plan, although it is anticipated that recipients of awards will include the current executive officers and Non-Employee Directors of Argo Group.

Available Shares

The aggregate number of Common Shares that may be issued, or with respect to which awards may be granted, under the 2019 Omnibus Incentive Plan shall be 1,885,000 Common Shares, less one (1) share for every one (1) share granted under any Prior Plan after December 31, 2018 (such aggregate number, the “Share Reserve”). Any Common Shares that are subject to Options or Stock Appreciation Rights shall be counted against the Share Reserve as one (1) share for every one (1) share granted, and any Common Shares that are subject to Restricted Stock, Restricted Stock Unit Awards, Performance Awards or Other Stock-Based Awards (“Full-Value Awards”) shall also be counted against the Share Reserve as one (1) share for every one (1) share granted. The maximum number of Common Shares with respect to which Incentive Stock Options may be granted under the 2019 Omnibus Incentive Plan shall equal the number of shares in the Share Reserve, without regard to adjustments under the immediately following paragraph. Upon effectiveness of the 2019 Omnibus Incentive Plan, no further grants will be made under any Prior Plan.

If any award granted under the 2019 Omnibus Incentive Plan expires, terminates or is cash-settled or canceled for any reason without having been exercised in full or, after December 31, 2018, any award granted under the Prior Plans, expires, terminates or is cash-settled or canceled for any reason without having been exercised in full, the number of Common Shares underlying any such award shall again be available for the purpose of awards under the 2019 Omnibus Incentive Plan as one (1) Common Share for every one (1) share subject to such expired, terminated, cash-settled or canceled award. If withholding obligations with respect to Full-Value awards or, after December 31, 2018, full-value awards under the Prior Plans are satisfied by withholding Common Shares or the delivery of Common Shares already owned, the number of such withheld or delivered Common Shares shall again be available for purposes of awards under the 2019 Omnibus Incentive Plan.

Notwithstanding anything to the contrary contained herein, the following Common Shares shall not be added to the available share pool under the 2019 Omnibus Incentive Plan: (i) Common Shares tendered by the Participant or withheld by the Company in payment of the purchase price of an Option under the 2019 Omnibus Incentive Plan or an option under the Prior Plans, (ii) Common Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to Options or Stock Appreciation Rights under the 2019 Omnibus or options or stock appreciation rights under the Prior Plans, (iii) Common Shares subject to a Stock Appreciation Right under the 2019 Omnibus Incentive Plan or a stock appreciation right under the Prior Plans that are not issued in connection with its stock settlement on exercise thereof, and (iv) Common Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options under the 2019 Omnibus Incentive Plan or, options under the Prior Plans.

The limits on the numbers of shares described herein are subject to proportional adjustment as set forth in the 2019 Omnibus Incentive Plan to reflect certain stock changes, including stock dividends and stock splits.

Non-Employee Director Limitations

The maximum number of Common Shares subject to awards granted during a single fiscal year to any Non-Employee Director, taken together with any cash fees paid during the fiscal year to the Non-Employee Director, in respect of the Non-Employee Director’s service as a member of the Board during such year (including service as a member or chair of any committees of the Board), shall not exceed $600,000 in total value (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes). The independent members of the Board may make exceptions to this limit for a non-executive chair of the Board, provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation.

Equitable Adjustments

In the event of any stock split, reverse stock split, stock dividend, subdivision, combination or reclassification of Common Shares of the Company that may be issued under the 2019 Omnibus Incentive Plan, any recapitalization, merger, consolidation, extraordinary dividend (whether cash or stock), spin off, reorganization or partial or complete liquidation of the Company, or any other corporate transaction or event having an effect similar to any of the foregoing, then (i) the aggregate number and/or kind of shares that thereafter may be issued under the 2019 Omnibus Incentive Plan, (ii) the number and/or kind of shares or other property (including cash) to be issued upon exercise of an outstanding award granted under the 2019 Omnibus Incentive Plan, (iii) the purchase price thereof and (iv) any applicable performance conditions, shall be appropriately adjusted. In addition, if there shall occur any other change in the capital structure or the business of the Company, including by reason of any conversion, any adjustment, any issuance of any class of securities convertible or exercisable into, or exercisable for, any class of stock, or any sale or transfer of all or substantially all of the Company’s assets or business, then the Committee shall adjust any award and make such other adjustments to the 2019 Omnibus Incentive Plan as the Committee deems is equitable to prevent enlargement or dilution of rights or obligations under outstanding awards.

The equitable adjustments described in the immediately preceding paragraph are subject to the provisions of the 2019 Omnibus Incentive Plan regarding a Change in Control of the Company, including as set forth under the heading “Change in Control” below.

Types of Awards

The 2019 Omnibus Incentive Plan provides for the grant of any or all of the following types of awards: (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Restricted Stock Awards, (iv) Restricted Stock Unit Awards, (v) Performance Awards, (vi) Other Stock-Based Awards and (vii) Other Cash-Based Awards. The Committee may condition the grant or vesting of any award upon the attainment of specified performance targets (including the Performance Goals) or such other factor as the Committee may determine in its sole discretion.

Stock Options

The Committee shall have the authority to grant to any Eligible Employee one or more Incentive Stock Options, Non-Qualified Stock Options, or both types of Stock Options. The Committee shall have the authority to grant any Consultant or Non-Employee Director one or more Non-Qualified Stock Options.

The Committee will determine the number of shares subject to the Stock Option, the term of the Stock Option (which shall not exceed ten years, or five years in the case of an incentive stock option granted to a Ten Percent Shareholder), the exercise price (which generally shall not be less than 100% (or, in the case of an Incentive Stock Option granted to a Ten Percent Shareholder, 110%) of the Fair Market Value of the Common Shares at the time of grant) and other material terms of each Stock Option.

Stock Options granted under the 2019 Omnibus Incentive Plan will be exercisable at such time or times and subject to such terms and conditions as determined by the Committee at the time of grant. Stock Options may be exercised in whole or in part at any time during the term thereof, by giving written notice of exercise to the Company specifying the number of Common Shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price as follows: (i) in cash or by check, bank draft or money order payable to the order of the Company; (ii) solely to the extent permitted by applicable law, if the Common Shares are traded on a national securities exchange, and the Committee authorizes, through a procedure whereby the Participant delivers irrevocable instructions to a broker reasonably acceptable to the Committee to deliver promptly to the Company an amount equal to the purchase price; or (iii) on such other terms and conditions as may be acceptable to the Committee (including, without limitation, having the Company withhold Common Shares issuable upon exercise of the Stock Option, or by payment in full or in part in the form of Common Shares owned by the Participant, based on the Fair Market Value of the Common Shares on the payment date as determined by the Committee).

Stock Appreciation Rights

Stock Appreciation Rights (or “SARs”) represent a right to receive a payment, in cash, Common Shares, restricted shares (as described below) or a combination thereof, equal to the excess of the fair market value of a specified number of Common Shares on the date the SAR is exercised over the exercise price of the SAR (which shall not be less than 100% of the Fair Market Value of the Company’s Common Shares at the time of grant, except in the case of SARs assumed by the Company or substituted for awards in a corporate transaction). SARs may be exercised in accordance with the terms established by the Committee. The term of a SAR shall not exceed ten years from the grant date.

Restricted Stock Awards

The Committee shall determine the Eligible Individuals, to whom, and the time or times at which, grants of Restricted Stock shall be made, the number of shares to be awarded, the price (if any) to be paid by the Participant, the time or times within which such Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Awards. Except as otherwise determined by the Committee in an Award Agreement, the Participant shall generally have, with respect to the shares of Restricted Stock, all of the rights of a holder of Common Shares, including, without limitation, the right to vote such shares and, subject to and conditioned upon the full vesting of shares of Restricted Stock, the right to tender such shares.

Restricted Stock Unit Awards

The Committee may grant Restricted Stock Units to Eligible Individuals and shall determine the terms and conditions and restrictions applicable to such Awards to be set forth in an Award Agreement. The Award Agreement shall include the time and form of payment of each RSU Award. Any Common Shares underlying the Restricted Stock Units shall be issued (or cash in lieu thereof shall be paid) not earlier than the date on which such Restricted Stock Units vest and become non-forfeitable. On the distribution date of a Restricted Stock Unit Award, the Company shall issue to the Participant one unrestricted, fully transferrable Common Share (or, if provided in the Award Agreement, the Fair Market Value of one such Common Share in cash) for each vested and non-forfeitable Restricted Stock Unit.

Performance Awards

The Committee may grant a Performance Award to a Participant payable upon the attainment of specific Performance Goals. If the Performance Award is denominated in cash, it may be paid upon the attainment of the relevant Performance Goals either in cash or in shares (based on the then current Fair Market Value of such shares), as determined by the Committee, in its sole and absolute discretion.

At the expiration of the applicable Performance Period, the Committee shall determine the extent to which the Performance Goals are achieved and the percentage of each Performance Award that has been earned.

Other Stock-Based Awards and Cash-Based Awards

The Committee is authorized to grant to Eligible Individuals Other Stock-Based Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to Common Shares, including but not limited to, Common Shares awarded purely as a bonus and not subject to restrictions or conditions, Common Shares in payment of the amounts due under an incentive or performance plan sponsored or maintained by the Company or an Affiliate, stock equivalent units, and Awards valued by reference to book value of Common Shares.

The Committee may from time to time grant Other Cash-Based Awards to Eligible Individuals in such amounts, on such terms and conditions as it shall determine in its sole discretion.

Performance Goals

The Committee may establish certain performance goals as contingencies for awards to vest and become exercisable or distributable, which performance goals may include the attainment of certain target levels of, or a specified increase or decrease (as applicable) in one or more of, the following performance goals or any other objective or subjective performance goal established by the Committee from time to time: (i) earnings (either in the aggregate or on a per share basis); (ii) operating income or profit; (iii) underwriting income or profit; (iv) profitability ratios; (v) gross income; (vi) net income (before or after taxes); (vii) cash flow (including annual cash flow provided by operations); (viii) gross profit; (ix) gross profit return on investment; (x) gross margin return on investment; (xi) gross margin; (xii) operating margin; (xiii) working capital; (xiv) earnings before interest and taxes; (xv) earnings before or after either, or any combination of, interest, tax, depreciation and amortization; (xvi) return on equity; (xvii) return on assets; (xviii) return on capital; (xix) return on invested capital; (xx) any other return measures; (xxi) net revenues; (xxii) gross revenues; (xxiii) annual net income to Common Shares; (xxiv) revenue growth; (xxv) annual recurring revenues; (xxvi) recurring revenues; (xxvii) license revenues; (xxviii) changes in annual revenue; (xxix) sales or market share; (xxx) total shareholder return, including return on assets, investment, invested capital, and equity (including income applicable to common shareholders or other class or shareholders); (xxxi) share price (including growth measures and total shareholder return or attainment by the shares of a specified value for a specified period of time); (xxxii) economic value added; (xxxiii) operational performance measures; (xxxiv) reduction in expense levels in each case, where applicable, determined either on a Company-wide basis or in respect of any one or more Subsidiaries or business units thereof; (xxxv) specified objectives with regard to limiting the level of increase in all or a portion of the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances, other offsets and adjustments or a combination thereof as may be established by the Committee in its sole discretion; (xxxvi) strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration or business expansion goals, objectively identified project milestones, volume levels, cost targets and goals relating to acquisitions or divestitures; (xxxvii) the fair market value of a Common Share; (xxxviii) the growth in the value of an investment in the Common Shares assuming the reinvestment of dividends; (xxxix) reduction in operating expenses, or (xl) book value of assets, book value per Common Share, growth in book value per Common Share or any combination thereof.

Any one or more of the Performance Goals may be used on an absolute or relative basis to measure the performance of the Company and/or one or more Affiliates as a whole or any divisional or operational unit(s) of the Company and/or one or more Affiliates or any combination thereof, as the Committee may deem appropriate, or any of the Performance Goals may be compared to the performance of a selected group of comparison companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices.

The Committee may, in its sole discretion, also exclude, or adjust to reflect, the impact of an event or occurrence that the Committee determines should be appropriately excluded or adjusted, including:

(a) restructurings, discontinued operations, extraordinary items or events, and other unusual or non-recurring charges as described in management’s discussion and analysis of financial condition and results of operations appearing or incorporated by reference in the Company’s Form 10-K for the applicable year;

(b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management;

(c) a change in tax law or accounting standards required by generally accepted accounting principles or other laws or regulatory rules affecting reported results;

(d) foreign exchange gains and losses;

(e) a change in the Company’s fiscal year; or

(f) any other event as determined by the Committee.

Change in Control

In the event of a Change in Control of the Company, and except as otherwise provided by the Committee in an Award Agreement or other written agreement with a Participant approved by the Committee, a Participant’s unvested Award shall not vest automatically. Instead, the Committee may determine that (i) Awards, whether or not then vested, shall be continued, assumed, or have new rights substituted therefor, as determined by the Committee in a manner consistent with the requirements of Section 409A of the Code, and the Award shall, where appropriate in the sole discretion of the Committee, receive the same distribution as other Common Shares on such terms as determined by the Committee; provided that the Committee may decide to award additional Restricted Stock or other Awards in lieu of any cash distribution, (ii) all outstanding and unexercised Stock Options, Stock Appreciation Rights, or any Other Stock-Based Award that provides for a Participant elected exercise, shall be terminated effective as of the date of the Change in Control, by delivering notice of termination to each Participant at least twenty (20) days prior to the date of consummation of the Change in Control, in which case during the period from the date on which such notice of termination is delivered to the consummation of the Change in Control, each such Participant shall have the right to exercise in full all of such Participant’s Awards that are then outstanding (without regard to any limitations on exercisability otherwise contained in the Award Agreements), but any such exercise shall be contingent on the occurrence of the Change in Control, and, provided that, if the Change in Control does not take place within a specified period after giving such notice for any reason whatsoever, the notice and exercise pursuant thereto shall be null and void and (iii) the Company or an Affiliate shall purchase any Awards for an amount of cash equal to the excess (if any) of the Fair Market Value of the Common Shares covered by such Awards, over the aggregate exercise price of such Awards.

Notwithstanding any other provision herein to the contrary, the Committee may, in its sole discretion, provide for accelerated vesting or lapse of restrictions, of an Award at any time.

Repricing

An outstanding Stock Option or Stock Appreciation Right may not be modified to reduce the exercise price thereof, a new Stock Option or Stock Appreciation Right may not, at a lower exercise price, be substituted for a surrendered Stock Option or Stock Appreciation Right and an outstanding Stock Option or Stock Appreciation Right for which the exercise price is higher than the Fair Market Value of such Award may not be cancelled for cash or another Award (in each case other than in connection with equitable adjustments described in the 2019 Omnibus Incentive Plan or a Change in Control) unless such action is approved by the shareholders of the Company.

Dividends and Dividend Equivalents

No dividends or dividend equivalents shall be paid with respect to Options or Stock Appreciation Rights, or any Awards that vest contingent on achievement of performance conditions prior to the vesting of such Awards. With respect to any Award that provides for or includes a right to dividends or dividend equivalents, if dividends are declared during the period that an equity Award is outstanding, such dividends (or dividend equivalents) shall either (i) not be paid or credited with respect to such Award or (ii) be accumulated but remain subject to vesting requirement(s) to the same extent as the applicable Award and shall only be paid at the time or times such vesting requirement(s) are satisfied.

Minimum Vesting Period

Awards granted under the 2019 Omnibus Incentive Plan (other than cash-based Awards) shall vest no earlier than the first anniversary of the date on which the Award is granted, other than with respect to (i) substitute awards granted upon the assumption, substitution of exchange for previously granted awards of a company acquired by the Company, (ii) Common Shares delivered in lieu of fully vested cash Awards, (iii) Awards to Non-Employee Directors that vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of shareholders which is at least 50 weeks after the immediately preceding year’s annual meeting, and (iv) any additional Awards the Committee may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the 2019 Omnibus Incentive Plan (subject to equitable adjustment); provided that such restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award.

Transferability

Although Awards will generally not be Transferable (except by will or the laws of descent and distribution), the Committee may permit Awards (other than Incentive Stock Options) to be transferred for no consideration to certain permitted Transferees set forth in the 2019 Omnibus Incentive Plan, subject to certain conditions.

Amendment and Termination

The Board may amend, in whole or in part, any or all of the provisions of the 2019 Omnibus Incentive Plan, or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by law or specifically provided in the 2019 Omnibus Incentive Plan, the rights of a Participant with respect to Awards granted prior to such amendment, suspension or termination, may not be materially impaired without the consent of such Participant and, provided further, that without the approval of the holders of the Common Shares entitled to vote in accordance with applicable law, no amendment may be made that would (i) increase the aggregate number of Common Shares that may be issued under the 2019 Omnibus Incentive Plan (subject to equitable adjustments); (ii) change the classification of individuals eligible to receive Awards under the 2019 Omnibus Incentive Plan; (iii) decrease the minimum option price of any Stock Option or Stock Appreciation Right; (iv) extend the maximum option period; (v) award any Stock Option or Stock Appreciation Right in replacement of a canceled Stock Option or Stock Appreciation Right with a higher exercise price than the replacement Award; (vi) modify an Option or Stock Appreciation Right to reduce the exercise price of such Award or cancel for cash or another Award an outstanding Option or Stock Appreciation Right for which the exercise price is higher than the Fair Market Value of such Award (other than equitable adjustments or in connection with a Change in Control); (vii) require shareholder approval in order for the 2019 Omnibus Incentive Plan to continue to comply with the applicable provisions of, to the extent applicable to Incentive Stock Options, Section 422 of the Code; or (viii) require shareholder approval under Financial Industry Regulatory Authority (FINRA) rules and regulations or the rules of any exchange or system on which the Company’s securities are listed or traded at the request of the Company.

New Plan Benefits

No awards have been granted, and no specific plans have been made for the grant of future awards, under the 2019 Omnibus Incentive Plan. The grant of any awards under the 2019 Omnibus Incentive Plan will be at the discretion of the Committee. The terms and number of options or other awards to be granted in the future under the 2019 Omnibus Incentive Plan are to be determined in the discretion of our Human Resources Committee. Since no such determinations regarding awards or grants have yet been made, the benefits or amounts that will be received by or allocated to the Company’s Named Executive Officers, executive officers as a group, non-employee directors as a group, and all other employees cannot be determined at this time.

The table below sets forth the awards that were granted under the 2014 Long-Term Incentive Plan during 2018 to the current named executive officers, all non-executive directors as a group and all non-executive officer employees as a group.

2014 Long-Term Incentive Plan: 2018 Award Grants

Name and Position	Number of Shares Underlying Restricted Stock, RSUs or Performance Compensation Awards
Mark Watson	101,479
President & CEO
Jay Bullock	14,024
Executive Vice President and CFO
Jose Hernandez	10,704
Head of International
Kevin Rehnberg	27,623
President U.S. Operations
Axel Schmidt	12,478
Group Chief Underwriting Officer
All Executive Officers as a Group	166,308
Non-Employee Directors as a Group	11,558
Non-Executive Officer Employees as a Group	158,741

For additional information relating to securities authorized under all of our equity compensation plans as of December 31, 2018, please see the section entitled “Equity Based Compensation Plans” on page 44. In addition, refer to the section entitled “Executive Compensation” for information about specific awards granted to our named executive officers during 2018 and any equity awards that remain outstanding as of December 31, 2018.

Certain Interests of Directors

In considering the recommendation of the Board of Directors with respect to the 2019 Omnibus Incentive Plan, shareholders should be aware that members of the Board of Directors may from time to time have interests that present them with conflicts of interest in connection with this proposal to approve the 2019 Omnibus Incentive Plan. For example, directors who are also employees of the Company will be eligible for the grant of awards under the 2019 Omnibus Incentive Plan. Currently, only Mr. Watson is both a director and an employee of the Company, and Mr. Watson does not serve on the Human Resources Committee. As proposed, Non-Employee Directors of the Board will also be eligible for grants under the 2019 Omnibus Incentive Plan. The Board of Directors believes that approval of the 2019 Omnibus Incentive Plan will advance the interests of the Company and its shareholders by encouraging employees to make significant contributions to the long-term success of the Company. Please refer to the section entitled “Non-Employee Director Compensation” on page 28 for information about annual equity awards granted to our non-employee directors.

Market Price of Shares

The closing price per share of Argo Group Common Shares on [                ], 2019 was $[        ].

Federal Income Tax Consequences

The following discussion is intended only as a brief summary of the federal income tax rules relevant to (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Restricted Stock Awards, (iv), Restricted Stock Unit Awards, (v) Performance Awards, (vi) Other Stock-Based Awards, and (vii) Other Cash-Based Awards. These rules are highly technical and subject to change. The following discussion is limited to the federal income tax rules relevant to us and to the individuals who are citizens or residents of the United States. The discussion does not address the state, local, or foreign income tax rules relevant to such Awards. Participants are urged to consult their personal tax advisors with respect to the federal, state, local, and foreign tax consequences relating to any Awards.

Incentive Stock Options

A participant who is granted an Incentive Stock Option recognizes no income upon grant or exercise of the option. However, the excess of the Fair Market Value of the Common Shares on the date of exercise over the Option exercise price is an item includible in the optionee’s alternative minimum taxable income. Consequently, the optionee may be required to pay an alternative minimum tax even though the optionee receives no cash upon exercise of the incentive stock option that the optionee can use to pay such tax.

If an optionee holds the Common Shares acquired upon exercise of the Incentive Stock Option for at least two years from the date of grant and at least one year following exercise (the “Statutory Holding Periods”), the IRS taxes the optionee’s gain, if any, upon a subsequent disposition of such Common Shares, as capital gain. If an optionee disposes of Common Shares acquired through the exercise of an Incentive Stock Option before satisfying the Statutory Holding Periods (a “Disqualifying Disposition”), the optionee may recognize both compensation income and capital gain in the year of disposition. The amount of the compensation income generally equals the excess of (1) the lesser of the amount realized on disposition or the fair market value of the Common Shares on the exercise date over (2) the exercise price. This income is subject to income (but not employment) tax withholding. The balance of the gain that the optionee realizes on such a disposition, if any, is long-term or short-term capital gain depending on whether the Common Shares has been held for more than one year following exercise of the Incentive Stock Option.

Special rules apply for determining an optionee’s tax basis in and holding period for Common Shares acquired upon the exercise of an incentive stock option if the optionee pays the exercise price of the Incentive Stock Option in whole or in part with previously owned Common Shares. Under these rules, the optionee does not recognize any income or loss from delivery of Common Shares (other than shares previously acquired through the exercise of an Incentive Stock Option and not held for the Statutory Holding Periods) in payment of the exercise price. The optionee’s tax basis in and holding period for the newly-acquired Common Shares will be determined as follows: as to a number of newly-acquired shares equal to the previously-owned shares delivered, the optionee’s tax basis in and holding period for the previously-owned shares will carry over to the newly-acquired shares on a share-for-share basis; as to each remaining newly-acquired share, the optionee’s basis will be zero (or, if part of the exercise price is paid in cash, the amount of such cash divided by the number of such remaining newly-acquired shares) and the optionee’s holding period will begin on the date such shares are transferred. Under regulations, any Disqualifying Disposition is deemed made from shares with the lowest basis first.

If any optionee pays the exercise price of an Incentive Stock Option in whole or in part with previously-owned shares that were acquired upon the exercise of an Incentive Stock Option and that have not been held for the Statutory Holding Periods, the optionee will recognize compensation income (but not capital gain) under the rules applicable to Disqualifying Dispositions.

We are not entitled to any deduction with respect to the grant or exercise of an Incentive Stock Option or the optionee’s subsequent disposition of the shares acquired if the optionee satisfies the Statutory Holding Periods. If these holding periods are not satisfied, we are generally entitled to a deduction in the year the optionee disposes of the Common Shares in an amount equal to the optionee’s compensation income.

Non-Qualified Stock Options

A Participant who is granted a Non-Qualified Stock Option recognizes no income upon grant of the Option. At the time of exercise, however, the optionee recognizes compensation income equal to the difference between the exercise price and the fair market value of the Argo Group shares received on the date of exercise. This income is subject to income and employment tax withholding. We are generally entitled to an income tax deduction corresponding to the compensation income that the optionee recognizes, subject to Section 162(m) of the Internal Revenue Code.

When an optionee disposes of Common Shares received upon the exercise of a Non-Qualified Stock Option, the optionee will recognize capital gain or loss equal to the difference between the sales proceeds received and the optionee’s basis in the stock sold. We will not receive a deduction for any capital gain recognized by the optionee.

If an optionee pays the exercise price for a Non-Qualified Stock Option entirely in cash, the optionee’s tax basis in the Common Shares received equals the stock’s fair market value on the exercise date, and the optionee’s holding period begins on the day after the exercise date. If however, an optionee pays the exercise price of a Non-Qualified Stock Option in whole or in part with previously-owned Common Shares, then the optionee’s tax basis in and holding period for the newly-acquired shares will be determined as follows: as to a number of newly-acquired shares equal to the previously-owned shares delivered, the optionee’s basis in and holding period for the previously-owned shares will carry over to the newly-acquired shares on a share-for-share basis; as to each remaining newly-acquired share, the optionee’s basis will equal the share’s value on the exercise date, and the optionee’s holding period will begin on the day after the exercise date.

Stock Appreciation Rights

A participant who is granted an SAR recognizes no income upon grant of the SAR. At the time of exercise, however, the participant recognizes compensation income equal to any cash received and the fair market value of any Common Shares received. This income is subject to income and employment tax withholding. We are generally entitled to an income tax deduction corresponding to the ordinary income that the participant recognizes, subject to Section 162(m) of the Internal Revenue Code.

Restricted Stock

Restricted shares are subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code. A participant to whom we grant Restricted Stock Awards may make an election under Section 83(b) of the

Code (a “Section 83(b) Election”) to have the grant taxed as compensation income at the date of receipt, resulting in the IRS taxing any future appreciation (or depreciation) in the value of the Common Shares that we grant as capital gain (or loss) upon a subsequent sale of the shares. Such an election must be made within 30 days of the date that we grant the restricted shares.

However, if a participant does not make a Section 83(b) Election, then the grant shall be taxed as compensation income at the full fair market value on the date that the restrictions imposed on the shares expire. Unless the participant makes a Section 83(b) Election, any dividends that we pay on Common Shares subject to the restrictions constitutes compensation income to the participant and compensation expense to us. Any compensation income the participant recognizes from a grant of restricted shares is subject to income and employment tax withholding. We are generally entitled to an income tax deduction for any compensation income taxed to the participant, subject to Section 162(m) of the Internal Revenue Code.

Restricted Stock Units

The grant of a Restricted Stock Unit does not generate taxable income to a participant or an income tax deduction to us. Any cash and the fair market value of our Common Shares received as payment in respect of a Restricted Stock Unit will constitute ordinary income to the participant. The participant’s income is subject to income and employment tax withholding. We are generally entitled to an income tax deduction corresponding to the ordinary income that the participant recognizes, subject to Section 162(m) of the Internal Revenue Code.

Performance Awards and Other Stock-Based Awards

The grant of a Performance Award or Other Stock-Based Award (including stock equivalent units) does not generate taxable income to a participant or an income tax deduction to us. Any cash and the fair market value of any Common Shares received as payment in respect of a Performance Award or Other Stock-Based Award will constitute ordinary income to the participant. The participant’s income is subject to income and employment tax withholding. We are generally entitled to an income tax deduction corresponding to the ordinary income that the participant recognizes, subject to Section 162(m) of the Internal Revenue Code.

Section 162(m) Implications

In general, there will be no tax consequences to us except that we will be entitled to a deduction when a participant has compensation income. Any such deduction for certain senior executives will be subject to the limitations of Section 162(m) of the Internal Revenue Code. Beginning January 1, 2018, with the passage and signing of the Tax Cuts and Jobs Act of 2017 (the “Act”), the limitations under Section 162(m) will apply to our Chief Executive Officer, Chief Financial Officer, the other named executive officers, and anyone who was a covered person after December 31, 2016. Prior to January 1, 2018, certain performance-based compensation was excluded from the deduction limitations. In light of the Act, beginning January 1, 2018 (with an exception for certain grandfathered arrangements, that would have been granted under a Prior Plan), the Company will be denied a deduction for any compensation exceeding $1,000,000 for such covered persons, regardless of whether the compensation is performance-based compensation.

Payment of Withholding Taxes

We have the right to withhold or require a participant to remit to us an amount sufficient to satisfy any federal, state, local, or foreign withholding tax requirements on any grant or exercise made under the 2019 Omnibus Incentive Plan. However, to the extent permissible under applicable tax, securities, and other laws, the Committee may, in its sole discretion, permit the participant to satisfy any required tax withholding obligation (up to the maximum statutory rate) by delivering Common Shares that the participant previously owned or directing us to apply Common Shares to which the participant is entitled as a result of the exercise of an option or the lapse of a period of restriction, to satisfy such requirement.

Equity Based Compensation Plans

The following table sets forth information as of December 31, 2018 concerning our equity compensation plans:

Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Per Share Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by shareholders:
Argo Group International Holdings, Ltd. Long-Term Incentive Plan	810,759	(1)	$33.88	1,327,370
Equity compensation plans not approved by shareholders	—		—	—

Total	810,759		$33.88	1,327,370

(1)	Excludes 897,005 shares of restricted stock outstanding

Under the terms of the 2014 Long-Term Incentive Plan, only awards that are to be settled in shares are included in the totals above. Excluded from the totals in the table above are 897,005 shares of restricted stock issued and outstanding at December 31, 2018. Also excluded are 58,428 cash-settled stock appreciation rights outstanding at December 31, 2018. Additional information relating to our equity compensation plans is included in Note 13, “Share-based Compensation” in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2019.

PROPOSAL 3

ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY

Section 14A of the Exchange Act requires that companies provide shareholders with an opportunity to vote on an advisory, non-binding basis on the compensation of the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis and related tables in the proxy statement. This vote is on the compensation reported for the NEOs in the proxy for the prior year and is commonly referred to as “say on pay.” Consistent with the preference expressed by our shareholders at our 2017 annual general meeting, our Board of Directors has determined that we will include a vote to approve, on an advisory, non-binding basis, our executive compensation in our proxy materials every year until the next required advisory vote to approve the frequency of an advisory vote on executive compensation, which will occur no later than our 2023 annual general meeting.

As discussed more fully in the Executive Summary of the Compensation Discussion and Analysis section which begins on page 47 and the discussion that follows it, the Company’s compensation program is designed to link pay to both business and individual performance and is intended both to retain superior, productive employees and to attract new talent necessary to continue the Company’s profitable growth. The program is designed to align the interests and motivations of our executives with the creation and protection of shareholder value. The program includes three main components – base salary, annual incentive awards and long-term incentive awards.

Accordingly, the Company requests shareholder approval of the following resolution:

RESOLVED, that the Company’s shareholders approve, on an advisory, non-binding basis, the compensation of the Named Executive Officers as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion included herein.

An advisory vote is not binding upon the Company. However, the Human Resources Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders and will consider the outcome of the vote when making future compensation decisions related to the Company’s NEOs.

Required Vote and Board Recommendation

The approval, on an advisory, non-binding basis, of the compensation of our Named Executive Officers will be decided by an ordinary resolution; that is, a resolution passed by a simple majority of votes cast in person or by proxy. Votes may be cast in favor of or against this proposal or a shareholder may abstain from voting. Abstentions will not count for or against this proposal and, therefore, will have no effect on the outcome of this proposal.

As discussed above, if your broker holds your Common Shares, your broker is not entitled to vote your Common Shares on this proposal without your instruction. Broker non-votes will have no effect on the outcome of this proposal because the non-votes are not considered in determining the number of votes necessary for approval.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE THE WHITE PROXY CARD OR BY INTERNET OR TELEPHONE AS SET FORTH ON THE WHITE PROXY CARD FOR THE APPROVAL, ON AN ADVISORY, NON-BINDING BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS. UNLESS DIRECTED OTHERWISE, IT IS THE INTENTION OF THE PROXIES NAMED IN THE FORM OF THE PROXY THAT ACCOMPANIES THIS PROXY STATEMENT TO VOTE FOR THE APPROVAL OF SUCH PROPOSAL.

COMPENSATION OF EXECUTIVE OFFICERS

The information referenced in Item 11 of the Company’s Form 10-K for the year ended December 31, 2018 can be found under the “Compensation Discussion and Analysis,” “Executive Compensation,” “Human Resources Committee Report” and “Human Resources Committee Interlocks and Insider Participation” headings of this Proxy Statement.

NAMED EXECUTIVE OFFICERS

Business Experience of Named Executive Officers

Mark E. Watson III (54) has been President and Chief Executive Officer of Argo Group since January 2000. A description of Mr. Watson’s business experience can be found beginning on page 27 where the biographical information for the three Class I directors whose terms expire in 2020 is set forth.

Jay S. Bullock (54) has been Chief Financial Officer of Argo Group since May 2008. He joined Argo Group from Bear Stearns & Co. Inc. where he was a Senior Managing Director and Head of Bear Stearns’ Insurance Investment Banking Group. While at Bear Stearns, Mr. Bullock focused on the insurance sector. In this role, he advised on company acquisitions, mergers and sales as well as all forms of public and private financings and restructurings. During this period, he was also an advisor to Argo Group on a number of transactions. Prior to joining Bear Stearns in 2000, Mr. Bullock was a Managing Director at First Union Securities. He is an honors graduate of Southern Methodist University and received his MBA from The McColl School of Business, Queen’s College, Charlotte, North Carolina. Mr. Bullock also holds the designation of Certified Public Accountant (CPA).

Jose A. Hernandez (53) became Chair of International Operations effective January 1, 2019. Prior to then, Mr. Hernandez was Head of International of Argo Group since October 2016. Prior to joining the Company, Mr. Hernandez most recently served as president and chief executive officer of American International Group’s Asia Pacific region. Mr. Hernandez spent more than 20 years with American International Group in a number of senior leadership roles in both the consumer and commercial segments. He has expertise in field operations, distribution, underwriting, claims, strategic planning and management. Mr. Hernandez has a bachelor of science degree in Marketing and Management from Bentley University and a master in business administration degree with a concentration in insurance from the College of Insurance in New York.

Kevin J. Rehnberg (55) became President of the Americas and Chief Administrative Officer effective January 1, 2019. Prior to then, Mr. Rehnberg was President of Argo Group’s U.S. Operations since March 2013. Prior to joining the Company, Mr. Rehnberg served as executive vice president for specialty lines at OneBeacon Insurance where he oversaw specialty business. Mr. Rehnberg began his career at Chubb in 1986 and he held a number of roles with increasing responsibility at Chubb Atlantic, Liberty, St. Paul and St. Paul Travelers through 2005. More recently, he served as CEO of Consultants in Laboratory Medicine of Greater Toledo, Inc. Mr. Rehnberg has a bachelor’s degree in History from Princeton University.

Axel Schmidt (62) has been Chief Underwriting Officer of Argo Group since August 2014. He came to Argo Group from Aviva Insurance Group where he served as Chief Underwriting Officer for the company’s UK/Ireland business across personal, commercial and corporate/specialty lines and also as Aviva’s global practice leader for underwriting, products, pricing and claims. Prior to joining Aviva, Mr. Schmidt spent 20 years at Zurich Insurance Group in their international business where he held a number of senior underwriting and management positions including Deputy Chief Executive Officer/CUO for their corporate business in Europe/UK and Underwriting Director for their global corporate business. He also served as a member of Zurich’s Group Underwriting and Group Reinsurance Board. Prior to joining Zurich, Mr. Schmidt spent two years at Gerling Global Re as an underwriter. Mr. Schmidt graduated from Westphalian Wilhelms University in Munster, Germany with a degree in Law Studies. He also earned a Juris Doctorate from the State Supreme Court in Dusseldorf, Germany.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (CD&A) discusses our compensation policies and determinations that apply to our named executive officers. When we refer to our named executive officers, or NEOs, we are referring to the following individuals whose 2018 compensation is set forth below in the Summary Compensation Table and subsequent compensation tables.

Mark E. Watson III	Jay S. Bullock	Jose A. Hernandez	Kevin J. Rehnberg	Axel Schmidt
President and Chief Executive Officer	Chief Financial Officer	Chair of International Operations	President of the Americas and Chief Administrative Officer	Chief Underwriting Officer

While the discussion in the CD&A is focused on our NEOs, many of our executive compensation programs apply broadly across our executive ranks.

Executive Summary

Business Overview

Argo is an international underwriter of specialty insurance and reinsurance products in the property and casualty market, a consistent leader in US excess and surplus lines for over two decades, and a top Lloyd’s syndicate by stamp capacity. The Company operates in two segments, US and International, with US comprised mostly of liability products and International being dominated by both property and specialty insurance. The US segment distributes its products through a network of wholesale agents and brokers while the International segment distributes through brokers and third-party intermediaries.

2018 Industry Environment

The insurance industry is characterized by long-term business cycles and, because not all lines of business in all geographic regions follow the same path during a cycle, we believe that a company with a diverse underwriting platform, both by line of business and geography, is best positioned to succeed across underwriting cycles. The existence of a diverse platform allows a company to deploy capital to more profitable product lines and geographies in response to favorable market conditions while reducing underwriting capacity in areas where pricing, terms and conditions have deteriorated due to economic downturns and/or aggressive competition. To this end, the Company has developed a platform to offer a broad spectrum of insurance and reinsurance products accessing multiple geographies through operations in Bermuda, the United States, Europe, Brazil and Asia through our Lloyd’s syndicates.

During periods of intense competition and depressed prices, or soft markets, insurers often choose to re-examine their risk appetite strategies and platforms while constraining underwriting. We believe companies that are able to act quickly when conditions improve are likely to benefit the most. Accordingly, throughout the current prolonged soft market period, we have remained focused on initiatives intended to position the Company for success across the cycle and in future changing market environments. The growth we achieved during 2018 in part reflects expansion in businesses where we have a track record of profitable results, augmented by modest overall rate increases in most of our markets. We continue to focus on initiatives to grow our business where we see profitable opportunities and to withdraw from markets where there is excessive competition on price or terms and conditions.

2018 Company Performance and Strategy

Operating results advanced in 2018 despite the underwriting result being impacted by another year of noteworthy catastrophic events and volatile financial markets, most notably during the fourth quarter. Our strong results reflect the effects of initiatives designed to improve our overall risk management framework, improve underwriting and operational results, as well as certain focused investments in digital and technology. In addition, our focus on strategic asset allocation benefitted our results, specifically in our core investment portfolio. Our improved results were achieved despite continued excess capital capacity in the property and casualty industry, resulting in increased competition in our markets. A summary of our financial results for fiscal 2018 as compared to fiscal 2017 is shown in the comparison set forth below.

	For the Year Ended December 31,
(in millions, except per share amounts)	2018	2017	Percent Change
Gross written premiums	$2,955.2	$2,697.2	9.6%
Total revenue	1,801.8	1,774.1	1.6%
Net Income	63.6	50.3	26.4%
Adjusted operating income before taxes (1)	139.6	6.9	1923.2%
Comprehensive income	(14.3)	99.2	-114.4%
Book value per share	51.43	53.46	-3.8%
Cash dividends paid per share during the year	1.08
Book value per share including dividends	52.51
Book value per share percentage decrease	-1.8%

(1)

Excludes net realized investment losses of $72.0 million and foreign currency exchange gains of $0.1 million for the year ended December 31, 2018. Excludes net realized investment losses of $39.3 million and foreign currency exchange gains of $6.3 million for the year ended December 31, 2017.

In 2018, new GAAP reporting requirements for the change in the fair value of equity securities commenced January 1, 2018 resulting in our adoption of ASU 2016-01. As required by this accounting standard, in 2018, the Company recognized a pre-tax loss of $105.1 million as a result of the decline in the fair value of its equity securities. This loss is included in the net realized investment losses of $72.0 million noted above. There is no comparable 2017 adjustment, as this accounting standard was required to be adopted on a prospective basis.

Remaining well capitalized is one of our key financial objectives. This objective is balanced against our efforts to repatriate excess capital to our shareholders through share repurchases and the payment of cash dividends. In 2018, we returned a portion of what we deem to be excess capital to our shareholders. To this end, we repurchased $31.7 million or approximately 531,000 of our Common Shares and paid in the aggregate cash dividends of $37.5 million during 2018, returning $ 69.2 million in total to our shareholders. Importantly, we were able to return this capital without diminishing our financial strength, retaining sufficient capital to fully support both our existing initiatives and our ability to take advantage of opportunities as they arise.

We consider growth in book value per share (or “BVPS”) as the most comprehensive assessment of our financial performance and ability to create shareholder value. Our BVPS target was set taking into account challenging global economic conditions and market conditions facing our industry. Growth in BVPS is achieved through a combination of underwriting income, total return on our invested assets, accretive acquisitions and in recent years, to a lesser extent, through stock repurchases. Value is also created for shareholders through the payment of cash dividends. The 2018 growth in BVPS target was established based on an assessment of the current operating environment, evidenced by continued and heightened competition relative to prior periods, a modestly improving economic environment, and an improving interest rate environment, which at times has had the effect of increasing investment income.

The decrease in BVPS during 2018 was primarily a function of a decrease in the fair value of our fixed maturity and equity security investment portfolios. The decline in the fair value of these portfolios in 2018, primarily as a result of overall financial market declines, impacted BVPS negatively by $4.56. As a result, the Company’s BVPS decreased in 2018 by 1.8% inclusive of cash dividends paid to our shareholders during the year, which was below the threshold of 4%, resulting in a BVPS modifier of -100%. From January 1, 2019 to

March 22, 2019, the increase in the fair value of our fixed maturity and equity security investment portfolios has positively increased BVPS by approximately $2.49. The repurchase of our common shares during the year had a negligible impact on growth in BVPS.

2018 Key Compensation Actions

A summary of the key components of our compensation programs and compensation actions taken by the Human Resources Committee (the “Committee”) during 2018 are set forth below.

Compensation Component	Link to Business and Talent Strategies	2018 Compensation Actions
Base Salary (Page 54)

•  Provide a competitive level of fixed compensation that allows us to attract and retain executive talent.

•  Base salaries reflect experience, skills and responsibilities of each NEO, the pay practices of companies with whom we compete for talent, economic conditions, and the Committee’s assessment of Company and individual performance.

•  No adjustments were made to NEOs’ base salaries with the exception of Mr. Watson, whose base salary was increased to $1,200,000 from $1,070,000 effective November 5, 2018 in connection with the renewal of his employment agreement.

•  The Committee decided to increase Mr. Watson’s base salary given his performance and tenure without an increase in base salary since 2014.

Compensation Component	Link to Business and Talent Strategies	2018 Compensation Actions
Annual Incentive Compensation (Page 55)

•  Focus executives to achieve pre-established annual financial corporate /business unit goals and individual performance objectives aligned with the Company’s strategic objectives.

•  Financial goal based on achieving adjusted pre-tax operating income target, with payout ranging from 0% to 200% of target opportunity, adjusted +/-30% based on individual performance. Payouts are capped at 200% of target opportunity regardless of individual performance.

•  The Committee views non-financial individual performances as an important “leading indicator” of the Company’s future operational and financial performance.

•  Adjusted pre-tax operating income was below the target of $178.2 million, and resulted in calculated preliminary annual incentive awards equal to 78% of target opportunities.

•  Mr. Watson earned 78% of his target incentive award and other NEOs earned between 35% and 102% of their target incentive awards, which awards were unadjusted for individual performance objectives.

Long-Term Incentive Compensation (Page 57)

•  Reward and retain executives who contribute to the Company’s success through achieving pre-established corporate financial goals and individual performance objectives that are aligned with building shareholder value.

•  Long-term incentive awards are based on achieving year-over-year book value per share (BVPS) growth for 50% of the award, with the full award adjusted +/- 25% for achievement of long-term individual performance objectives.

•  The Committee views non-financial individual performances as an important “leading indicator” of the Company’s long-term success.

•  BVPS (including dividends) declined 1.8% in 2018, as compared to the year-over-year growth rate target of 7%, and resulted in calculated preliminary long-term incentive awards equal to 50% of target opportunities.

•  After taking into account achievement of long-term individual performance objectives, our NEOs earned 50% of their target long-term equity incentive awards, which awards were unadjusted for individual performance objectives.

Compensation Component	Link to Business and Talent Strategies	2018 Compensation Actions
• Payouts range from 25% to 150% of target opportunity, and will not exceed 150% of target regardless of individual performance.

2018 Performance Awards (Page 59)

•  Three-year performance restricted share awards granted on a selective basis to the CEO and certain key executives with rigorous goals and governance.

•  Incentivizes increasing shareholder value, while also maintaining a focus on reducing overall expense ratio.

•  Stock price hurdles range from an increase of approximately 25% for target earnout to approximately 40% for maximum earnout. The performance period is from November 5, 2018 to November 5, 2021.

•  Regardless of stock price achievement during the performance period, any earned shares will be automatically forfeited if the stock price is less than the grant date stock price at the end of the three-year performance period.

•  Expense ratio hurdles require a significant improvement by the end of the three-year performance period in order for any shares to be earned. The performance period is from January 1, 2019 to December 31, 2021. Awards are only earned if target performance is achieved, and do not have a threshold goal.

•  For competitive reasons, we do not disclose prospective expense ratio hurdles.

•  In 2018, the Committee approved performance awards on a selective basis to Messrs. Watson, Bullock, Rehnberg, Schmidt and two other key executives that are tied to specific stock price and expense ratio hurdles, further described on page 59 of the Compensation Discussion & Analysis.

Compensation Component	Link to Business and Talent Strategies	2018 Compensation Actions

•  Earned shares, if any, are subject to a one-year holding period following the end of the three-year performance period. The expense ratio targets are based on the full year result by the end of 2021.

Compensation Philosophy

The main objectives of our executive compensation program are to:

•	Link pay to both Company and individual performance;

•	Align our executives’ interests with the Company’s strategic goals and the interests of shareholders;

•	Provide a competitive compensation program that allows us to attract and retain superior talent in the competitive specialty insurance marketplace in which we operate; and

•	Appropriately manage risk.

When determining the appropriate level of compensation for an NEO, the Committee looks not only at the separate components of the compensation package and the incentive provided by each but also at the NEO’s aggregate level of compensation. This philosophy allows the Committee to determine the best mix of components to incentivize and reward the desired performance from each NEO. Because the Committee wants to retain its NEOs and is aware that they have other employment opportunities, its compensation decisions are also based upon the competitive environment for highly qualified executives.

Pay Mix

Our compensation program is designed in a manner that provides incentives to our NEOs to achieve short-term and long-term operating and strategic objectives. To foster a longer-term view, our compensation program provides long-term incentives in the form of equity incentive compensation that generally vests over a four-year period, subject to the achievement of Company financial and individual performance goals during the first year of the grant. Although these incentives have an economic value on the date of grant, their ultimate value depends upon financial and individual performance during the year of the grant and on the market value of the equity at the end of the vesting period. That value is largely dependent upon our Company’s future performance and market dynamics. We believe equity-based compensation, combined with the holding requirements in our Equity Ownership Guidelines, aligns the interests of our NEOs with those of our shareholders.

As shown in the charts below, 73% of the total target compensation for our CEO and 65% of the total target compensation for the average of all other NEOs excluding the value of the 2018 Performance Awards was linked to variable short-term and long-term performance-based incentives.

Executive Compensation Practices

The Committee reviews on an ongoing basis the Company’s executive compensation program to evaluate whether it supports the Company’s executive compensation philosophies and objectives and is aligned with shareholder interests. Our executive compensation practices include the following, each of which the Committee believes reinforces our executive compensation objectives:

What We Do	What We Don’t Do

✓ Pay for performance by structuring a significant percentage of target annual compensation in the form of variable, at-risk compensation

✓ Pre-established performance goals that are aligned with creation of shareholder value

✓ Use appropriate comparison group to evaluate market competitiveness of our executive compensation program

✓ Reward for individual performance, but with limits that cap individual payouts

✓ Double-trigger vesting for equity awards in the event of a change in control

✓ Require meaningful equity ownership by executive officers

✓ Maintain clawback policy that applies to cash and equity-based awards

✓ Retain an independent compensation consultant

✓ Hold an annual say-on-pay vote

✗ No guaranteed annual salary increases or bonuses ✗ No excise tax gross-ups ✗ No repricing of stock options without shareholder approval ✗ No hedging of Company stock

2018 Say on Pay Vote and Shareholder Feedback

At our 2018 annual general meeting, 98% of votes cast were in favor of the 2017 compensation paid to our NEOs. The Company believes this result is a positive endorsement of its executive compensation program and the Committee’s compensation decisions. The strong support of the Company’s executive compensation program is one factor that contributed to the Committee’s decision not to make significant changes to the Company’s current executive compensation programs or policies in 2018. In addition, the Company routinely engages with our shareholders to understand their perspectives on the Company, including our executive compensation practices. In general, our shareholders advised that the alignment of pay and performance, including clear disclosure describing performance metrics and the linkage between pay and performance, are important considerations for voting on “say on pay” proposals. The Committee will continue to consider the results of our annual shareholder advisory votes, as well as the additional feedback we receive from our shareholders, when reviewing our executive compensation programs and policies.

Below is a summary of the results of the Company’s shareholder advisory votes on executive compensation over the past five years.

5-YEAR SAY ON PAY HISTORY
2014	2015	2016	2017	2018
98%	98%	95%	98%	98%

Comparison Group

To ensure that our compensation packages are competitive, the Committee compares compensation for its executives with the compensation received by the executives of our competitors. Although the Committee considers compensation data for a designated comparison group when establishing compensation, the Committee does not target a specific percentage of compensation reported by such group. Instead the Committee uses the data as a guide in determining the level of compensation necessary to successfully compete for executives. Because the Company seeks to hire and retain experienced and talented executives, the Committee has selected a designated comparison group that incorporates the companies with whom we compete. The designated comparison group for 2018 consisted of the following companies:

Alleghany Corporation	Enstar Group Limited	Renaissance Re Holdings, Ltd.
Arch Capital Group Ltd.	Hiscox Ltd.	RLI Corporation
American Financial Group, Inc.	James River Group Holdings, Ltd.	Selective Insurance Group, Inc.
Axis Capital Holdings Ltd.	Markel Corporation	W.R. Berkley Corporation
Beazley plc	ProAssurance Corporation

In deciding whether a company should be included in the peer group, the Human Resources Committee considered the following criteria: (a) global operations; (b) revenue; (c) market capitalization; and (d) peers that the Company competes with in the marketplace and for talent. We made changes to our peer group this year due to consolidation in the insurance industry. In relation to the Company’s 2017 comparison group, AmTrust Financial Services, Inc. was removed from the group after being acquired by Evergreen Parent, L.P.; Aspen Insurance Holdings Ltd. was removed from the group after being acquired by funds under management of Apollo Global Management, L.L.C.; The Navigators Group, Inc. was removed from the group after being acquired by The Hartford Financial Services Group, Inc.; and Validus Holdings, Ltd. was removed from the group after being acquired by American International Group, Inc. Due to the foregoing transactions, Alleghany Corporation, James River Group Holdings, Ltd., ProAssurance Corporation and Selective Insurance Group, Inc. were added to the peer group in 2019 in accordance with the criteria discussed above. In selecting companies to be added, the Human Resources Committee seeks to create a diverse and balanced peer group.

Elements of the Compensation Program

Our goal is to retain and attract experienced and talented executive officers and to motivate them to achieve our short-term and long-term financial, operational and strategic objectives that produce and promote shareholder value. To achieve this goal, we strongly emphasize a culture of pay for performance in order to provide incentives and accountability for our executive officers in working toward the achievement of our objectives. Accordingly, we have designed our incentive compensation programs with the goal of ensuring that actual realized pay varies above or below targeted compensation opportunity based on achievement of challenging performance goals and demonstration of meaningful individual commitment and contribution.

Base Salary

Consistent with our desire to provide compensation that will attract and retain superior executives, when establishing base pay for our NEOs, our Committee considers both (i) the experience, skills and responsibilities of the NEO and (ii) the pay practices of companies with whom we compete for executives. When adjusting base salaries, the Committee also considers Company performance and an NEO’s individual performance.

As part of the 2018 compensation review process, the Committee decided not to increase the base salaries of our NEOs because they were found to be appropriate and competitive in light of the economic environment in which we are currently operating with the exception of Mr. Watson, whose base salary was increased to $1,200,000 from $1,070,000 effective November 5, 2018 in connection with the renewal of his employment agreement. The Committee decided to increase Mr. Watson’s base salary given his performance and tenure without an increase in base salary since 2014.

The 2018 base salaries for our NEOs were as follows:

	2017 Base Salary		Increase (%)	2018 Base Salary
Mark E. Watson III	$1,070,000		12%	$1,200,000
Jay S. Bullock	$525,000		0%	$525,000
Jose A. Hernandez	$600,000		0%	$600,000
Kevin J. Rehnberg	$650,000		0%	$650,000
Axel Schmidt	$500,000	*	0%	$500,000	*

*	Paid in British Pounds

Annual Incentive Awards

Our annual cash incentive compensation plan is structured to motivate and reward achievement of short-term financial goals and individual performance objectives and to provide a strong linkage between pay and performance. For our NEOs, annual incentive awards are determined based on an individual target award multiplied by the percentage of plan pre-tax operating income earned by the Company. This result is then subject to upward or downward adjustment by up to 30% if deemed appropriate by the Committee to factor in individual achievement of annual objectives. Payouts are capped at 200% of target opportunity regardless of individual performance.

Individual Target Award	x	% Achievement of Plan Pre-Tax Operating Income (as adjusted) -50% to +200% applied to target awards	=	Calculated Preliminary Award	+/-	Individual Performance Modifier +/- 30% applied to preliminary award	=	Individual Final Award

At the beginning of the year, each NEO’s individual target award is established as a percentage of his or her base salary.

	2018 Target Annual Incentive as Percent of Base Salary (%)	2018 Target Annual Incentive ($)
Mark E. Watson III	120%	$1,308,361	(1)
Jay S. Bullock	125%	$656,250
Jose A. Hernandez	100%	$600,000
Kevin J. Rehnberg	104%	$675,000
Axel Schmidt	80%	$400,000

(1)	Mr. Watson’s target annual incentive is 120% of his actual blended 2018 salary.

2018 Financial Goals

At the end of the year, a pool is established based upon the Company’s pre-tax operating income for the year subject to a minimum achievement of at least 50% of plan, with a maximum funding opportunity of up to 200% of plan. Pre-tax operating income is defined as net income before taxes excluding non-recurring net realized investment gains and losses and foreign currency exchange gains and losses. The Committee selected pre-tax operating income as a key financial metric because it believes it is the most accurate reflection of the Company’s short-term financial and operational performance. For 2018, partly in recognition of the evolution of the Company’s investment strategy towards a total return objective, the Committee included in the plan the return on certain investments that had historically been recorded as net realized gains and losses. Achievement against plan includes the actual return on those investments. If the Company does not achieve 50% of the plan pre-tax operating income for the year, the pool is not funded and no awards are paid at year-end. This minimum funding requirement is designed to align the interests of management with the interests of shareholders while not providing incentives for undue risk taking. When evaluating financial performance at the end of the year, the Committee may also consider the state of the insurance market, the state of the investment market, the impact of unusual catastrophic events, accounting changes or other factors affecting pre-tax operating income outside of management’s control, in adjusting the calculated preliminary award. In accordance with historical practice, the Committee adjusted both plan and actual pre-tax operating income by eliminating the expense related to certain types of cash-settled equity awards that are directly impacted by a change in the Company’s stock price.

For 2018, the Company’s pre-tax operating income, as adjusted by the Committee in the manner described above, was equal to 78% of the $178.2 million goal established by the Committee at the beginning of the year. This goal was set taking into account the challenging market conditions facing our industry. We note that, despite the challenging market, the Committee set a significantly higher pre-tax operating income goal in 2018 as compared to 2017 ($178.2 million vs. $161.1 million) and our achievement against that goal in 2018 also increased substantially relative to 2017.

The annual incentive awards for Messrs. Rehnberg and Hernandez were measured based on both Company-wide pre-tax operating income performance (weighted 30%) and business unit pre-tax operating income performance (weighted 70%). The business unit performance targets are not disclosed because such disclosure would result in competitive harm to the Company. Consistent with financial targets communicated to shareholders, business unit targets for pre-tax operating income were set at levels that were intended to be challenging. Messrs. Hernandez and Rehnberg weighted preliminary award was 35% and 102%, respectively.

2018 Individual Performance Objectives

At the beginning of the year, the Committee also establishes and communicates annual individual performance objectives for each NEO. At the end of the year, the Committee evaluates the extent to which each NEO achieved his or her individual performance objectives and adjusts the calculated preliminary award by up to +/- 30% as appropriate to reach a final individual award, which final award is subject to a maximum total earnout of 200%. In making such adjustments, the Committee considers each NEO’s performance objectives collectively rather than applying a formula or weighting any one or more objectives. Accordingly, payouts under the plan are directly linked to both the Company’s financial performance and each NEO’s individual performance during the year.

The following table sets forth the weightings for each of our NEOs with respect to their annual incentive award opportunities:

Annual Incentive Plan Metrics

	Company-wide Pre -Tax Operating Income	Business Unit Pre -Tax Operating Income	Individual Performance Modifier
CEO and Functional Leaders	100%	—	+/-30%
Business Unit Heads	30%	70%	+/-30%

Based on the metrics as weighted above, the following table sets forth the calculation of annual incentive award payments to each of our NEOs after applying their respective plan pre-tax operating income multiplier and after the Committee determined not to make any adjustments for achievement of the individual performance objectives:

	2018 Annual Incentive Awards
Name	Individual Target Award	x	% Achievement of Plan Pre- Tax OI	=	Calculated Preliminary Award	+	Individual Performance Modifier	=	Individual Final Award
Mark E. Watson III	$1,308,360		78%		$1,020,521		0%		$1,020,521
Jay S. Bullock	$656,250		78%		$511,875		0%		$511,875
Jose Hernandez	$600,000		35%		$210,000		0%		$210,000
Kevin J. Rehnberg	$675,000		102%		$688,500		0%		$688,500
Axel Schmidt	$400,000		78%		$312,000		0%		$312,000

Long-Term Incentive Awards

Our long-term equity incentive compensation is designed to develop a strong linkage between pay and the Company’s strategic goals, and to align the interests of our executives with those of our shareholders by awarding compensation in the form of equity, which may be restricted stock, restricted stock units, stock options or stock appreciation rights (“SARs”). With the exception of awards granted as sign-on incentives, each such grant is primarily conditioned upon the achievement of financial and individual performance objectives during the year in which the grant is made as further described below. Subject to the achievement of these goals, the awards (on a performance-modified basis) vest ratably over a four-year period from the grant date.

Individual target awards for our NEOs are established at the beginning of the year along with pre-determined threshold, target and maximum growth in BVPS goals for the Company and long-term performance objectives for the individual. The Committee sets individual performance objectives under the long-term incentive plan that are more forward-looking and strategic in nature when compared to the individual objectives set under the annual incentive plan, which are shorter term and more operational in nature. At the end of the year, the target awards are then adjusted based on the following formula:

Target LTI Award	+	BVPS Modifier -100% to +50% applied to 50% of target	+	Individual Modifier +/- 25% applied to 100% of target	=	Performance Modified Grant Subject to four- year ratable vesting

Payouts range from 25% to 150% of target opportunity, and will not exceed 150% of target regardless of individual performance. For 2018, the BVPS adjustment factor was determined on a linear basis according to the following ranges of achievement:

Performance Level	2018 BVPS Growth Rate Inclusive of Dividends	% Modifier
Maximum	10%	+ 50%
Target	7%	0%
Threshold	4%	- 50%
Below Threshold	< 4%	-100%

The BVPS target goal of 7% growth inclusive of dividends was set taking into account challenging global economic conditions and market conditions facing our industry. We consider growth in BVPS as the most comprehensive assessment of our financial performance and ability to create shareholder value. Growth in BVPS is achieved through a combination of underwriting income, total return of our invested assets, accretive acquisitions and in recent years through stock repurchases. Value is also created for shareholders through the payment of cash dividends. The 2018 growth in BVPS target was established based on an assessment of the current operating environment, evidenced by continued and heightened competition relative to prior periods, a modestly improving economic environment, and an improving interest rate environment, which at times has had the effect of increasing investment income. The decrease in BVPS during 2018 was primarily a function of a decrease in value of our investment portfolio. The decline in the value of our fixed maturity and equity security investment portfolios in 2018, primarily as a result of overall financial market declines, most notably during the fourth quarter of 2018, impacted book value negatively by $4.56. As a result, the Company’s BVPS decreased in 2018 by 1.8% inclusive of cash dividends paid to our shareholders during the year, which was below the threshold of 4%, resulting in a BVPS modifier of -100%. From January 1, 2019 to March 22, 2019, the increase in the fair value of our fixed maturity and equity security investment portfolios has positively increased BVPS by approximately $2.49. The repurchase of our common shares during the year had a negligible impact on growth in BVPS.

For the Individual Modifier, the full target award may be adjusted up to +/- 25% based on the Committee’s evaluation of each NEO’s individual performance against the pre-determined individual performance objectives.

The following table sets forth the calculation of the final 2018 long-term incentive awards for each NEO as adjusted based on growth in BVPS in 2018 and the Committee’s assessment of achievement of the long-term individual performance objectives and determination not to apply individual modifiers for any NEO. The Summary Compensation table on page 64 includes the Grant Date Fair Value of the Target award (e.g., $1,569,333 for Mr. Watson). However, as noted below, the Committee adjusted down the total award by 50%, and number of shares represented by the Performance Modified Grant Date Fair Value will vest over the four year vesting period of the award.

	2018 Long-Term Incentive Awards
	2018 LTI Target Award		BVPS Modifier			Individual Modifier			Performance Modified Grant Date Fair Value
Name		+	% Applied to 50% of Target	Amount	+	+/- 25% of Target	Amount	=
Mark E. Watson III	$1,569,333		-100%	$(784,667)		0%	$—		$784,667
Jay S. Bullock	$420,000		-100%	$(210,000)		0%	$—		$210,000
Jose Hernandez	$600,000		-100%	$(300,000)		0%	$—		$300,000
Kevin J. Rehnberg	$450,000		-100%	$(225,000)		0%	$—		$225,000
Axel Schmidt	$333,300		-100%	$(166,650)		0%	$—		$166,650

Performance Awards

In 2018 and 2015, the Committee approved performance restricted share awards on a selective basis to certain NEOs that vest only on the achievement of specific, pre-determined performance criteria. The performance awards are described in detail below.

2015 Performance Awards

In 2015, the Committee approved performance restricted share awards on a selective basis to Messrs. Watson, Bullock, Rehnberg and two other key executives (the “2015 Performance Awards”). The Committee’s rationale for granting these awards was to further incentivize these executives to achieve sustainable increases in shareholder value through higher levels of profitability and growth that will cause the Company’s share price to trade at a higher valuation absolutely and compared to the Company’s peer group.

The Company engaged shareholders in advance of the 2016 Annual General Meeting of Shareholders (the “2016 Annual Shareholders Meeting”) to discuss the details of the 2015 Performance Awards. Shareholders were generally supportive of these awards and appreciated the increased alignment of management incentives with the long-term growth of the business as a result of the awards’ rigorous stock price hurdles. Shareholders expressed their strong support for our 2015 executive compensation program, including the 2015 Performance Awards, at our 2016 Annual Shareholders Meeting, with 95% of shares voted in favor.

Awards were able to be earned over a three-year performance period up to 200% of the number of shares granted based on the attainment of four stock price hurdles. The stock price hurdles established were only met if the average stock price, including the reinvestment of dividends, met or exceeded the applicable hurdle over 30 consecutive trading days at any time during the three-year performance period. The stock hurdles represented substantial increases in our stock price, ranging from an increase of approximately 30% for threshold earnout to approximately 60% for maximum earnout. The shares earned were subject to forfeiture if the stock price was less than the grant date stock price as of the end of the performance period. Dividend equivalents accrued over the period and were paid on the earned shares at vesting.

On April 26, 2018, the shares subject to this performance award were earned at 155% of target based on an average stock price over 30 consecutive trading days of $76.93, including the reinvestment of dividends, compared to the stock price at grant of $50.05. Dividends paid over the performance period include our 10% stock dividend in June 2016 and our 15% stock dividend in March 2018. The Committee believes the 2015 Performance Award resulted in the intended outcome of driving shareholder value. Total shareholder return (inclusive of cash and stock dividends paid by the Company) increased by approximately 56% during the three-year performance period.

2018 Performance Awards

In November 2018, the Committee approved performance restricted share awards on a selective basis to Messrs. Watson, Bullock, Rehnberg, Schmidt and certain other key executives (the “2018 Performance Awards”). In granting these awards, the Committee considered the support our shareholders expressed for the 2015 Performance Award and the performance achieved by our management team over the three-year period of the 2015 Performance Awards. The Committee sought to use the 2018 Performance Awards to similarly align long-term incentives with management, with a focus on increasing shareholder value, while also maintaining a focus on reducing the Company’s overall expense ratio.

The 2018 Performance Awards may be earned based on the achievement of specific stock price and expense ratio reduction hurdles by the end of a three-year performance period:

•

The stock price hurdles are only met if the average stock price, including the reinvestment of dividends, meets or exceeds the applicable hurdle over 30 consecutive trading days during the three-year performance period and represent substantial increases in our stock price, ranging from an increase of approximately 25% for target earnout to approximately 40% for maximum earnout with a 200% maximum earnout. The performance period is from November 5, 2018 to November 5, 2021.

•

Expense ratio hurdles require a significant improvement in the Company’s expense ratio by the end of the three-year performance period in order for any shares to be earned. The performance period is from January 1, 2019 to December 31, 2021. Our approach in the past has been to disclose hurdles and achievement levels retroactively to provide transparency to investors without the risks of disclosing competitively sensitive information in advance.

•	The shares earned are subject to forfeiture if the stock price is less than the grant date stock price at the end of the performance period.

•	Earned shares, if any, are determined based on linear interpolation and are subject to a one-year holding period following the end of the performance period.

For Messrs. Watson and Schmidt 75% of the 2018 Performance Award will be earned based on the achievement of stock price hurdles and the remaining 25% will be earned based on the achievement of expense ratio hurdles. For Messrs. Bullock and Rehnberg, 50% of the 2018 Performance Award will be earned based on the achievement of stock price hurdles and the remaining 50% will be earned based on the achievement of expense ratio hurdles.

Other Compensation and Benefit Programs

Savings Plans

Substantially all of our United States based employees, including our NEOs who are U.S. citizens, are eligible to participate in our tax-qualified savings plan (the “Qualified Savings Plan”). This plan provides an opportunity for employees to save for retirement on both a tax-deferred and after-tax basis. Participants may contribute up to 75% of their base pay through tax-deferred and after-tax contributions up to the Internal Revenue Code (“IRC”) limit on employee contributions. We match 100% of the first 5% of each employee’s bi-weekly contributions. Participants are vested on a five-year graded vesting schedule for employer matching contributions. In addition, we contribute 1% of base pay up to the IRC compensation limit. This contribution vests upon completing three years of service.

Our NEOs who are U.S. citizens are also eligible for a tax-deferred non-qualified defined contribution plan (the “Non-Qualified Savings Plan”). The Non-Qualified Savings Plan provides retirement benefits which would be payable under the Qualified Plan but for the limits imposed by the IRC. Our NEOs who are U.S. citizens may contribute up to 5% of their pay to the Non-Qualified Savings Plan after reaching the maximum allowable IRS contribution to the Qualified Plan. The participant’s investment return is calculated as though the account was invested as designated by the individual from substantially the same funds that are available under the Qualified Savings Plan.

Our NEOs who are non-U.S. citizens are eligible to participate in defined contribution pension plans pursuant to the laws of the jurisdictions where they work and reside. The Company generally contributes 15% of a participant’s basic salary to these plans up to the limits permitted by applicable legislation.

Welfare Benefits and Perquisites

To provide our executives with competitive compensation packages similar to those available at other companies in our peer group, the Company provides certain welfare benefits to all of our executives, including our NEOs. Welfare benefits consist of company-paid portions of life, disability, medical and dental insurance premiums. The Company also provides our executives with limited perquisites as part of our compensation program. Perquisites consist of financial planning assistance, term life insurance and a group umbrella casualty insurance policy. Certain of our NEOs also receive supplemental term life, disability and medical insurance coverage. Information regarding these perquisites is set forth in a footnote to the Summary Compensation Table.

In addition, the Company may provide executives with expatriate benefits that are consistent with those provided to executives holding comparable positions in other insurance and reinsurance companies operating in the global marketplace. Such benefits may include relocation assistance, housing allowances, home leave and travel allowances, education allowances and cost-of-living allowances. The Company may also provide a tax gross-up on housing, educational and home leave travel allowance benefits to executives who are asked to relocate internationally in order to reduce the related negative tax consequences of such allowances. Providing a tax gross-up under such circumstance is a customary practice and is intended to ensure that an executive’s after-tax income would not be substantially different from that of his or her U.S. counterpart as a result of being compensated for the higher housing, educational and travel costs associated with an international relocation.

The Company maintains fractional leasehold interests and a term lease in private aircraft. The Company’s corporate aircraft program enables NEOs and other executives and employees to meet with Company personnel, vendors, professional service providers, clients and business partners and to engage in business development activities in multiple locations where the Company conducts business throughout the world. On occasion corporate aircraft may be made available to an NEO for personal, non-business travel. In such event, Company policy requires that the NEO pay directly for the expense of such non-business travel, with no incremental cost being incurred by the Company. From time to time, an NEO may also have family members or other guests accompany the NEO on corporate aircraft in transit for business travel. Although the Company does not incur any incremental expense in connection with transport of such passengers, the Company calculates the cost of the imputed benefit to the NEO and includes the value of such benefit in the NEO’s reportable income as and when required under applicable law, including Internal Revenue Service regulations. Any NEO that receives such a taxable benefit is responsible for the tax obligation on this imputed income, and does not receive any compensation from the Company for the taxes payable.

Post-Termination Benefits

Our NEOs are eligible to receive severance payments and benefits pursuant to the terms of their employment agreements in the event their employment is terminated by the Company without cause or by the executive with good reason, as discussed in detail beginning on page 73. The Company provides severance payments and benefits because they are essential to attracting and retaining highly-qualified executives. The Company also mitigates potential liability under these circumstances by requiring the executive to sign a separation and release agreement acceptable to the Company as a condition to receiving severance benefits.

Compensation Governance

Process for Compensation Decisions

In making decisions with respect to the compensation of our executive officers, the Committee considers both Company performance and peer group practices to ensure that our compensation program remains competitive and consistent with best practices and our compensation philosophy. In determining the amount and form of compensation for our CEO, the Committee reviews our CEO’s performance and makes recommendations regarding his pay to the full Board for approval. In determining the amount and form of compensation for our other NEOs, the Committee considers our CEO’s assessment of their performance and his recommendations regarding their compensation.

When setting compensation levels and awarding compensation for 2018, the Committee took into account the Company’s strategic and financial goals as well as individual short- and long-term performance objectives for each NEO and other members of the executive management team. The Committee also considers the compensation levels of the Company’s peers as discussed in the Comparison Group section above.

During 2018, the Committee continued to engage Frederic W. Cook & Co., Inc. (“FW Cook”) to assist in the evaluation of our executive compensation program. The scope of FW Cook’s engagement was to provide assistance with (1) updating our stock award agreements, (2) drafting the disclosures in the Compensation Discussion and Analysis section of our 2018 proxy statement, (3) reviewing our CEO pay ratio disclosed in our 2018 proxy statement, (4) assisting with the development of a new employment agreement for our CEO, and (5) assisting with the development of our omnibus incentive plan being presented for approval by shareholders. FW Cook performed these services solely on behalf of the Committee. The Committee has assessed the independence of FW Cook, as required by the Company’s governance framework and NYSE and SEC rules, and has concluded that no conflict of interest exists with respect to its services to the Committee.

Equity Ownership Guidelines

The Company requires a designated group of senior executives (including the NEOs) to adhere to its Equity Ownership Guidelines. The guidelines are an integral part of the Company’s executive compensation program as they align the economic interests of the Company’s executives with those of its shareholders. The guidelines are an incentive to encourage behavior that will foster long-term, sustainable value creation because the value of the stock being held by the participants is influenced by the Company’s long-term performance.

Pursuant to the guidelines, designated executives must hold at least 50% of earned or acquired shares until the guideline ownership level is attained (and non-employee directors must hold at least 100% of earned or acquired shares until the guideline ownership level is attained). Compliance is tested annually as of the first business day of the second quarter each year. Compliance with the guidelines is a factor that the Committee takes into consideration when determining whether to grant future equity awards to our executives under the Company’s long-term incentive plan. As of April 1, 2018, all of our NEOs were in compliance with the guidelines.

The following table shows the guideline ownership levels applicable to our designated executives, which are expressed as a multiple of salary depending upon their position:

CEO	5.00x Base Salary
Other NEOs	2.50x Base Salary
Segment Leaders	2.00x Base Salary
Operating Company & Functional Leaders	1.00x Base Salary
Business Unit Leaders	0.50x Base Salary

For purposes of the ownership guidelines, only Common Shares owned by or on behalf of an individual or an immediate family member residing in the same household, including stock held in trusts or tax-qualified retirement plans, are counted. The value of each common share is assumed to be the greater of the market value or the book value per common share of the Company’s stock. The Company’s Equity Ownership Guidelines can be found on the Company’s web site at www.argolimited.com. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

Compensation Clawback Policy

In order to ensure that the Company has the ability to recoup performance-based compensation obtained through misconduct on the part of management that is detrimental to the Company, performance-based compensation may be recovered at the discretion of the Board if an executive officer has engaged in fraud or other misconduct and the misconduct resulted in the need for a restatement of the Company’s financial statements that affect such executive officer’s compensation. The Company’s Compensation Clawback Policy can be found on the Company’s web site at www.argolimited.com. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

Prohibition of Hedging and Restrictions on Pledging of Equity Securities

Our Insider Trading Policy prohibits our employees, officers and directors from selling any Company securities that they do not own. It also prohibits transactions in exchange-traded options such as puts, calls and other derivative securities of the Company’s stock. We prohibit all hedging transactions involving our securities that would insulate our employees, officers and directors from the effects of our stock price performance. The Policy places restrictions on our officers and directors from directly or indirectly pledging more than the lesser of 1% of the Company’s outstanding equity securities and 50% of the equity securities of the Company owned by such officer or director. Equity securities include Common Shares, voting preferred shares, options and any other securities beneficially owned by an officer or director. The foregoing prohibitions can be found in the Company’s Insider Trading Policy on the Company’s web site at www.argolimited.com. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

Internal Revenue Code 162(m)

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to certain “covered employees” in excess of $1 million per year. Prior to the enactment of the Tax Cuts and Jobs Act passed by Congress in December 2017, there was an exception to this deduction limitation for compensation that qualified as “performance-based compensation.” The Tax Cuts and Jobs Act significantly changed Section 162(m) by, among other things, repealing the performance-based compensation exemption. As a result, beginning in fiscal 2018, compensation paid to certain of our current and former executive officers in excess of $1 million a year generally will not be deductible unless such compensation qualifies for certain transition relief.

The Committee takes into consideration the potential deductibility of the compensation as one of the factors to be considered when establishing our executive compensation program. However, the Committee believes that its primary responsibility is to provide a compensation program that attracts, retains, and rewards our executive officers that are critical to our success. Following the Tax Cuts and Jobs Act, the Committee may continue to consider tax deductibility as a factor in determining executive compensation but may not structure its compensation arrangements around tax deductibility. The Committee will continue to monitor the effect of tax reform on our executive compensation program.

New Employment Agreement in Fiscal Year 2018

During fiscal year 2018, in connection with the expiration of Mr. Watson’s prior employment agreement, we renegotiated and entered into a new employment agreement with Mr. Watson, effective as of November 5, 2018, which replaced and superseded his prior employment agreement that expired on November 4, 2018. Taking into account recognition for past services and expanded responsibilities, we determined that the following changes were appropriate to retain Mr. Watson’s services and motivate him to continue to achieve our financial objectives.

Under his new agreement, Mr. Watson’s base salary was increased from $1,000,000 to $1,200,000. Additionally, Mr. Watson’s severance benefits have been modified, such that in the event that Mr. Watson resigns for Good Reason (as defined in the agreement) or the Company terminates Mr. Watson without Cause (as defined in the agreement), Mr. Watson would be entitled to receive the following benefits: (A) any target annual incentive award for the year in which his employment is terminated, (B) all unvested equity awards will remain in force as if no termination had occurred; provided that (i) any performance-based equity awards will vest on actual performance through the end of the applicable performance period, (ii) unvested options and similar awards will remain exercisable for 12 months following the last vesting date, but not beyond the original term and (iii) any such termination within two years after a change of control (as defined in the agreement) will result in all unvested equity awards fully vesting, (C) a payment equal to two times his base salary and target annual cash incentive award in the year of termination (or, if no target has been set, the target amount for the prior year) and (D) continuation of health benefits at the active executive rate until he receives reasonably equivalent coverage or for 18 months from the date of termination.

Upon expiration of the employment agreement on December 31, 2023, Mr. Watson would be entitled to receive the following benefits: (A) all unvested equity awards will remain in force as if no termination had occurred, provided that any performance-based equity awards will vest on actual performance through the end of the applicable performance period, (B) unvested options and similar awards will remain exercisable for 12 months following the last vesting date, but not beyond the original term, and (C) payment of the bonus that he would have been awarded in respect of the 2023 performance year based on actual performance had he remained employed through the date for such bonus award.

In conjunction with the renegotiation and renewal of Mr. Watson’s employment agreement in November of 2018, the Board determined that Mr. Watson would no longer be eligible to receive housing and home leave and travel allowances effective January 1, 2019.

HUMAN RESOURCES COMMITTEE REPORT

The Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on their review and discussions, the Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the registrant’s annual report on Form 10-K and proxy statement.

COMMITTEE

John R. Power, Jr., Chairman

Hector De Leon

Gary V. Woods

EXECUTIVE COMPENSATION

Summary Compensation Table

Name & Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Comp ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(6)	Total ($)
Mark E. Watson III, PEO Argo Group	2018	$1,090,300	$—	$6,010,480	$—	$1,020,521	$(28,973)	$254,136	$8,346,464
	2017	$1,070,000	$—	$1,569,310	$—	$—	$26,858	$289,444	$2,955,612
	2016	$1,070,000	$—	$1,569,243	$—	$1,155,600	$5,340	$242,099	$4,042,282

Jay S Bullock, PFO Argo Group	2018	$525,000	$—	$814,716	$—	$511,875	$—	$42,493	$1,894,084
	2017	$525,000	$—	$420,020	$—	$—	$—	$32,875	$977,895
	2016	$525,000	$—	$399,932	$—	$298,594	$—	$46,486	$1,255,109

Jose Hernandez, Head of International	2018	$600,000	$—	$599,959	$—	$210,000	$—	$40,891	$1,450,850
	2017	$600,000	$—	$599,972	$—	$—	$—	$36,300	$1,236,272
	2016	$133,462	$—	$800,000	$—	$—	$—	$6,830	$945,291

Kevin J. Rehnberg (5), President US Operations	2018	$650,000	$—	$1,634,291	$—	$688,500	$—	$43,891	$3,016,682
	2017	$633,462	$—	$449,979	$—	$420,000	$—	$38,608	$1,551,118
	2016	$575,000	$—	$383,291	$—	$517,500	$—	$33,314	$1,514,105

Axel Schmidt, Group Chief Underwriting Officer	2018	$490,904	$—	$728,063	$—	$312,000	$—	$135,117	$1,666,083
	2017	$520,111	$—	$333,296	$—	$—	$—	$148,454	$1,001,861
	2016	$401,249	$—	$327,671	$—	$288,896	$—	$125,542	$1,143,358

(1)	Mr. Schmidt was paid in British Pounds. His salary was converted into U.S. dollars for purposes of the foregoing table using a December 31, 2018 exchange rate of 1.27343 US$/GBP.
(2)

Represents grant date fair value of all long-term equity incentive awards granted in 2018. The calculation of grant date fair value for the performance awards assumes target level performance against the specified financial goals set forth in the award and is calculated in accordance with FASB ASC Topic 718. The receipt of annual target equity awards is primarily conditioned upon the achievement of financial and individual performance goals during the year in which the grant is made as discussed in the Long-Term Incentive Awards section that begins on page 57. After adjustment for achievement of these goals, the annual awards then vest ratably over a four-year period beginning on the first anniversary of the date of the grant. The grant date fair value of the maximum amount of shares payable under the annual target equity awards granted in 2018 is as follows: Mr. Watson ($2,354,000), Mr. Bullock ($630,000), Mr. Rehnberg ($675,000), Mr. Schmidt ($500,000) and Mr. Hernandez ($900,000). The grant date fair value of the maximum amount of shares payable under the 2018 Performance Awards is as follows: Mr. Watson ($8,882,383), Mr. Bullock ($789,467), Mr. Rehnberg ($2,368,644) and Mr. Schmidt ($789,467). For a discussion of the 2018 Performance Awards, please refer to the Performance Awards section on page 59.

(3)

Non-Equity Incentive Plan Comp consists of cash awards made under the Company’s annual incentive plan. Please refer to the Annual Incentive Awards section on page 55 for a discussion of the decisions made related to these awards.

(4)

Represents the change in the present value of the Argo Group US Retirement and Pension Equalization Plans that occurred during 2018. The Pension Benefits table on page 70 presents additional information about both the calculation of the change in value and the foregoing plans.

(5)	Mr. Rehnberg’s title was changed to President, Group Chief Administrative Officer and Head of Americas effective January 1, 2019.

(6)	All Other Compensation includes:

Name	401(k) and Retirement Contributions	Imputed Value of Company Provided Insurance Coverage (1)	Supplemental Executive Retirement Plan Benefit	Gross Up on Housing and Home Leave & Travel (2)	Perquisites (3)	Total
Mark E. Watson III	$4,808	$46,937	$60,442	$32,308	$109,641	$254,136
Jay S. Bullock	$4,769	$4,891	$26,731	$—	$6,102	$42,493
Jose Hernandez	$16,500	$4,891	$19,500	$—	$—	$40,891
Kevin J. Rehnberg	$16,500	$4,891	$22,500	$—	$—	$43,891
Axel Schmidt	$73,636	$—	$—	$—	$61,481	$135,117

(1)

Imputed Value of Company Provided Insurance Coverage includes the following: term life insurance coverage which is provided to all employees, umbrella insurance coverage provided to all senior executives and company paid life and disability insurance policies provided to Mr. Watson.

(2)

The gross-up for Housing and Home Leave & Travel allowances is calculated using an assumed effective tax rate for Mr. Watson. The tax is calculated by multiplying the pre-tax value of the perquisite by his assumed effective tax rate. In conjunction with the renewal of Mr. Watson’s employment agreement with the Company on November 5, 2018, the Board determined that Mr. Watson would no longer be eligible to receive Housing and Home Leave & Travel allowances effective January 1, 2019.

(3)	The following table provides detail for each NEO’s perquisites. All of the perquisites below were direct, separately identifiable costs attributed to the compensation of the applicable NEO.

Name	Financial Planning	Housing Benefits		Home Leave & Travel Allowance	Medical Premium	Total Perquisites (3)
Mark E. Watson III (1)	$8,141	$72,000	(2)	$18,000	$11,500	$109,641
Jay S. Bullock	$1,410	$—		$4,692	$—	$6,102
Jose Hernandez	$—	$—		$—	$—	$—
Kevin J. Rehnberg	$—	$—		$—	$—	$—
Axel Schmidt	$4,177	$—		$57,304	$—	$61,481

(1)

In conjunction with the renewal of Mr. Watson’s employment agreement with the Company on November 5, 2018, the Board determined that Mr. Watson would no longer be eligible to receive Housing and Home Leave & Travel allowances effective January 1, 2019.

(2)

$42,000 of this amount represents the Housing Allowance provided to Mr. Watson for Bermuda. The remaining $30,000 represents the unreimbursed portion of the incremental cost associated with Mr. Watson’s personal use of corporate housing in New York.

(3)

In addition to the perquisites disclosed above, on occasion, corporate aircraft may be made available to an NEO for personal, non-business travel. In such event, Company policy requires that the NEO pay directly for the expense of such non-business travel, with no incremental cost being incurred by the Company. From time to time, non-employee family members or other guests may accompany an NEO when traveling on company business on a plane that is part of the Company’s aircraft program. Although the Company does not incur any incremental expense in connection with transport of such passengers, the Company calculates the cost of the imputed benefit to the NEO and includes the value of such benefit in the NEO’s reportable income as and when required under applicable law, including Internal Revenue Service regulations. Any NEO that receives such a taxable benefit is responsible for the tax obligation on this imputed income, and does not receive any compensation from the Company for the taxes payable.

Grants of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($) (2)
Name	Committee Approval Date	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mark E. Watson III	2/19/2018	3/27/2018	$654,180	$1,308,360	$2,616,720	6,999	20,999	41,998	6,999	$1,569,288
	11/5/2018	11/5/2018				38,578	73,481	146,962		$4,441,192

Jay S. Bullock	2/19/2018	3/27/2018	$328,125	$656,250	$1,312,500	1,873	5,620	11,239	1,873	$419,983
	11/5/2018	11/5/2018				2,286	6,531	13,062		$394,734

Jose Hernandez	2/19/2018	3/27/2018	$300,000	$600,000	$1,200,000	2,676	8,028	16,057	2,676	$599,959

Kevin J. Rehnberg	2/19/2018	3/27/2018	$337,500	$675,000	$1,350,000	2,007	6,021	12,042	2,007	$449,969
	11/5/2018	11/5/2018				6,858	19,595	39,190		$1,184,322

Axel Schmidt	2/19/2018	3/27/2018	$200,000	$400,000	$800,000	1,486	4,460	8,920	1,486	$333,329
	11/5/2018	11/5/2018				3,429	6,531	13,062		$394,734

(1)	2018 non-equity incentive plan awards are discussed in the Annual Incentive Awards section that begins on page 55. The awards earned for 2018 performance were paid in 2019.
(2)

The amounts in this column represent the aggregate grant date fair value of equity awards granted to our NEOs during the fiscal year ended December 31, 2018. The annual long-term incentive awards granted on March 27, 2018 are discussed in the Long-Term Incentive Awards section that begins on page 57 and vest in 4 equal installments beginning on the first anniversary of the date of the grant. The one-time performance awards granted on November 5, 2018 are discussed on page 59 and vest subject to the achievement of pre-determined performance criteria. The Grant Date Fair Value in column (l) was calculated in accordance with FASB ASC Topic 718 based on the probable outcome of such criteria.

Employment Agreements

Employment Agreement with Mr. Watson

On November 5, 2018, the Company entered into an employment agreement with Mr. Watson. Mr. Watson’s employment agreement provides that Mr. Watson will serve as the Company’s President and Chief Executive Officer for a term that expires on December 31, 2023. Mr. Watson’s employment agreement provides for a base salary of $1,200,000, which will be reviewed by the Human Resources Committee of the Board of Directors annually and may be increased (but not decreased). Mr. Watson will also be eligible to earn annual incentive awards and long-term incentive awards in the sole discretion of the Company from time to time, subject to Mr. Watson’s continued employment through any payment date.

Mr. Watson’s employment agreement includes confidentiality provisions and prohibits Mr. Watson from competing with the Company or soliciting its customers or employees for the one-year period following his termination.

Mr. Watson’s employment agreement provides for severance upon certain terminations of employment as described below under “—Potential Payments upon Termination of Employment or Change in Control.”

Employment Agreement with Mr. Bullock

On February 17, 2015, the Company entered into an employment agreement with Mr. Bullock. Mr. Bullock’s employment agreement provides that Mr. Bullock will serve as the Company’s Executive Vice President and Chief Financial Officer for a term that expires on February 17, 2019. Mr. Bullock’s employment agreement provides for a base salary of $500,000 (currently $525,000), which will be reviewed by the Human Resources Committee of the Board of Directors annually and may be increased (but not decreased). Mr. Bullock will also be eligible to earn annual incentive awards and long-term incentive awards in the sole discretion of the Company from time to time, subject to Mr. Bullock’s continued employment through any payment date.

Mr. Bullock’s employment agreement includes confidentiality provisions and prohibits Mr. Bullock from competing with the Company for the six-month period following his termination or soliciting its customers or employees for the one-year period following his termination; provided that certain restrictions on competition will terminate if Mr. Bullock is terminated without cause (as defined in his agreement) by the Company or Mr. Bullock terminates the agreement for good reason (as defined in his agreement).

Mr. Bullock’s employment agreement provides for severance upon certain terminations of employment as described below under “—Potential Payments upon Termination of Employment or Change in Control.”

Employment Agreement with Mr. Hernandez

On October 1, 2016, the Company entered into an employment agreement with Mr. Hernandez. Mr. Hernandez’s employment agreement provides that Mr. Hernandez will serve as the Company’s Head of International for a term that expires on October 1, 2020. Mr. Hernandez’s employment agreement provides for a base salary of $600,000, which will be reviewed by the Company annually and may be increased (but not decreased). Mr. Hernandez will also be eligible to receive annual incentive awards and long-term incentive awards in the sole discretion of the Company from time to time, subject to his continued employment through any payment date.

Mr. Hernandez’s employment agreement includes confidentiality provisions and prohibits Mr. Hernandez from soliciting the Company’s customers or employees for the one-year period following his termination and from competing with the Company for the six-month period following his termination.

Mr. Hernandez’s employment agreement provides for severance upon certain terminations of employment as described below under “—Potential Payments upon Termination of Employment or Change in Control.”

Employment Agreement with Mr. Rehnberg

On March 1, 2013, the Company entered into an employment agreement with Mr. Rehnberg. Mr. Rehnberg’s employment agreement provides that Mr. Rehnberg will serve as the Company’s President, U.S. Operations for a term that initially expires on March 1, 2017, and automatically renews for successive one-year terms thereafter, unless, at least three months prior to the expiration of the renewal term, the Company or Mr. Rehnberg gives the other party written notice of its or his intention not to renew the agreement. Mr. Rehnberg’s employment agreement provides for a base salary of $575,000 (currently $650,000), which will be reviewed by the Company annually and may be increased (but not decreased). Mr. Rehnberg will also be eligible to receive annual incentive awards and long-term incentive awards in the sole discretion of the Company from time to time, subject to his continued employment through any payment date.

Mr. Rehnberg’s employment agreement includes confidentiality provisions and prohibits Mr. Rehnberg from competing with the Company or its affiliates, or soliciting its customers or employees for the one-year period following his termination.

Mr. Rehnberg’s employment agreement provides for severance upon certain terminations of employment as described below under “—Potential Payments upon Termination of Employment or Change in Control.”

Employment Agreement with Mr. Schmidt

On May 12, 2014, the Company entered into an employment agreement with Mr. Schmidt. Mr. Schmidt’s employment agreement provides that Mr. Schmidt will serve as the Company’s Chief Underwriting Officer for an indefinite term unless and until terminated by either the Company or Mr. Schmidt upon six-months’ notice of such termination of employment. Mr. Schmidt’s employment agreement provides for a base salary of £325,000 (currently £378,432.50), which will be reviewed by the Company annually and may be increased. Mr. Schmidt will also be eligible to receive annual incentive awards and long-term incentive awards from the Company from time to time, subject to his continued employment through any payment date.

Mr. Schmidt’s employment agreement includes confidentiality provisions and prohibits Mr. Schmidt from competing with the Company or its affiliates, or soliciting its customers or employees for the one-year period following his termination.

Mr. Schmidt’s employment agreement provides for severance upon certain terminations of employment as described below under “—Potential Payments upon Termination of Employment or Change in Control.”

Outstanding Equity Awards at Fiscal Year End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Mark E. Watson III	74,807				$26.19	3/15/2020	5,180	[a]	$348,355
	3,240				$26.19	3/15/2020	182,349	[b]	$12,262,970
	167,656				$31.92	3/14/2021	22,570	[c]	$1,517,833
	88,816	29,605	[a]		$37.85	2/26/2022	21,837	[e]	$1,468,538
							6,999	[f]	$470,683	20,999	[f]	$1,412,149
										73,481	[g]	$4,941,597

Jay S. Bullock	23,623				$26.19	3/15/2020	1,253	[a]	$84,264
	3,359				$26.19	3/15/2020	17,646	[b]	$1,186,694
	37,561				$31.92	3/14/2021	5,314	[c]	$357,367
	21,504	7,168	[a]		$37.85	2/26/2022	5,292	[e]	$355,887
							1,873	[f]	$125,959	5,620	[f]	$377,928
										6,531	[g]	$439,210

Jose Hernandez							8,250	[d]	$554,813
							7,562	[e]	$508,545
							2,676	[f]	$179,961	8,028	[f]	$539,883

Kevin J. Rehnberg		13,739	[a]		$37.85	2/26/2022	17,646	[b]	$1,186,694
							6,396	[c]	$430,131
							5,966	[e]	$401,214
							2,007	[f]	$134,971	6,021	[f]	$404,912
										19,595	[g]	$1,317,764

Axel Schmidt	20,190	6,730	[a]		$37.85	2/26/2022	1,177	[a]	$79,153
							4,714	[c]	$317,017
							4,200	[e]	$282,450
							1,486	[f]	$99,934	4,460	[f]	$299,952
										6,531	[g]	$439,210

# Years in Vesting Period		Grant Date	Date grant will be fully vested
a	4	2/25/2015	2/25/2019
b	4	5/5/2015	5/5/2019
c	4	3/10/2016	3/10/2020
d	4	10/3/2016	10/3/2020
e	4	3/29/2017	3/29/2021
f	4	3/27/2018	3/27/2022
g	3	11/5/2018	12/31/2021

(1)	The stock price used to calculate the value of equity awards was $67.25, the price at which the Company’s common stock closed on December 31, 2018, the last trading date of 2018.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark E. Watson III	14,043	$524,927	4,506	$271,712
	5,594	$208,265	9,813	$541,678
	7,863	$292,346	7,506	$425,215
	9,000	$311,715	1,472	$81,254
	17,136	$733,078	1,125	$63,731
	60,000	$2,566,800	7,279	$417,815
	70,754	$3,154,213
	439	$18,794
	3,335	$139,570
	3,500	$143,080
	7,964	$325,568
	15,000	$636,300
	15,000	$639,600
Jay S. Bullock	20,000	$710,800	1,091	$65,787
	20,000	$860,800	2,311	$127,567
	7,882	$349,488	1,681	$95,229
	2,978	$130,704	347	$19,154
	1,643	$71,618	252	$14,276
	5,249	$228,804	1,764	$101,254
	10,000	$428,700
Jose Hernandez			2,520	$144,648
			4,125	$259,710
Kevin Rehnberg	16,539	$482,608	2,780	$153,456
	13,739	$319,432	417	$23,018
			1,988	$114,111
Axel Schmidt			1,024	$61,747
			2,049	$113,105
			307	$16,946
			1,400	$80,360
			2,628	$158,337

Pension Benefits

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit as of 12/31/2018 ($ )
Mark E. Watson III	Argo Group US Retirement Plan	3.42	$84,498
Mark E. Watson III	Argo Group US Pension Equalization Plan	3.42	$133,323

In November, 2003, the Company amended both its Retirement Plan, a defined benefit plan, and its Pension Equalization Plan, a plan which provided retirement benefits which would have been payable under the Retirement Plan but for the limits imposed by the Code, to freeze benefits as of February 29, 2004. No additional benefits have been accrued since that date.

Mr. Watson will be eligible to receive payments under such plans at the age of 65 or upon his termination of employment from the Company, whichever comes first. Mr. Watson may elect to receive his payments in lump sum or in annuity payments, or he may rollover his payments into another plan. The changes in the values of the accumulated benefits for Mr. Watson during 2018 were due solely to the change in the present value of the vested benefit that existed at February 29, 2004.

Please refer to footnote 16 of the Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2018 for details regarding the status of the plans.

Non-qualified Deferred Compensation

Name	Executive contributions in last fiscal year ($)	Registrant contributions in last fiscal year ($) (1)	Aggregate earnings in last fiscal year ($) (1)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last fiscal year end ($) (2)
Mark E. Watson III	$52,318	$60,442	$(125,260)	$—	$2,489,363
Jay S. Bullock	$24,231	$26,731	$(51,243)	$—	$387,618
Jose Hernandez	$5,500	$19,500	$(4,234)	$—	$47,669
Kevin Rehnberg	$8,000	$22,500	$(7,636)	$—	$146,163

(1)

All of the Registrant contributions in the last fiscal year are included in the Summary Compensation Table. None of the Aggregate earnings in the last fiscal year are included in the Summary Compensation Table.

(2)

The amounts included in the Summary Compensation Table for this year and all prior years were: $1,425,122 for Mr. Watson, $249,375 for Mr. Bullock, $113,639 for Mr. Rehnberg and $36,730 for Mr. Hernandez.

Under the Company’s 401(k) Plan, a defined contribution plan, the contribution made by the Company on behalf of eligible U.S. employees is equal to the sum of:

a.	100% of the first 5% of eligible pay that the employee contributes per pay period to the plan; and
b.	1% of the employee’s eligible pay.

During 2018, the Internal Revenue Code limited the maximum amount of compensation used to calculate benefits under a defined contribution plan to $275,000 and the maximum dollar amount of the 401(k) contribution that could be made to $18,500 plus an additional $6,000 for employees over the age of 50. The Company’s Supplemental Executive Retirement Plan (“SERP”) provides retirement benefits to its U.S. employees which would be payable under the 401(k) Plan but for the limits imposed by the Internal Revenue Code. The investment return on an individual’s SERP balance is calculated as though the funds in the account were invested, as directed by the individual, from among substantially the same funds available under the Argo Group US 401(k) Plan.

During 2018, the Company credited the account maintained for each U.S. NEO for the following.

a.

The difference between the Company matching contribution which would have been made to the individual’s account under the Company’s 401(k) Plan based upon the individual’s 401(k) election had his or her contributions under that plan not been limited by reason of the Code and the amount that was actually credited to the individual’s account under the Company’s 401(k) Plan;

b.

A supplemental Company contribution equal to 1% of the excess of the NEO’s eligible compensation for the 2018 fiscal year less the maximum amount of compensation permitted to be taken into account under the Code ($275,000 for the 2018 fiscal year); and

c.	Investment income calculated as though the funds in the account were invested, as designated by the individual, from substantially the same funds that are available under the Company’s 401(k) Plan.

In addition, executives under the age of 50 who elect to contribute more than the $18,500 allowed under the Code and executives 50 years old or older who elect to contribute more than the $24,000 allowed under the Code can contribute up to 5% of the pay earned after the limit is reached to the SERP. Executives may elect to receive payments in lump sum or in annual cash installments between one and 10 years. Payments may be distributed through one of the following options, as elected by the executive: (i) as soon as possible following separation from service, (ii) in the calendar year following the year separated from service, or (iii) on a specified date elected by the executive following separation from service. Regardless of the election, no distributions may commence sooner than six months following separation from service.

Potential Payments upon Termination or a Termination following a Change in Control

While we do not maintain a formal severance plan for our employees, we believe that reasonable severance arrangements are essential to attracting and retaining highly qualified executives. Our employment arrangements are designed to provide reasonable compensation to departing executives under certain circumstances to facilitate their transition to new employment. As part of these arrangements, we also mitigate potential Company liability by requiring executives to sign a separation and release agreement acceptable to us as a condition to receiving severance benefits. While we do not believe that the provisions of a severance benefit would be a determinative factor in an executive’s decision to join or remain with the Company, the absence of such a provision in an executive’s employment agreement would present a distinct competitive disadvantage in the market for highly skilled and experienced executives. Furthermore, we believe that it is important to set forth the benefits payable in triggering circumstances in advance in an attempt to avoid future disputes or litigation. In determining severance arrangements provided for in an executive’s employment agreement, our Human Resources Committee has drawn a distinction between voluntary resignations and terminations for cause versus terminations without cause or by the executive for good reason. We believe severance arrangements for a termination without cause or by the executive for good reason are appropriate since the executive’s departure is due to circumstances not within his or her control. In contrast, we believe that payments are not appropriate in the event of a termination for cause or voluntary resignation because such events reflect either unsatisfactory performance or an affirmative decision by the executive to end his or her relationship with us.

We have entered into an employment agreement with each of our NEOs. The employment agreements set forth the general terms and conditions of each NEO’s employment with the Company and provide for certain severance benefits upon the occurrence of certain events. Severance benefits are limited to those set forth in the NEO’s employment agreement.

The following discussion summarizes the severance benefits Mr. Watson, Mr. Bullock, Mr. Hernandez and Mr. Rehnberg would receive pursuant to their employment agreements if their employment were terminated under the following circumstances:

For Cause. If Mr. Watson, Mr. Bullock, Mr. Hernandez or Mr. Rehnberg were terminated for “cause” (as defined in their employment agreements), they would receive their base salary and any benefits accrued but unpaid through the date of termination. They would not receive any other benefits except as required by law.

Expiration of Employment Agreement. If Mr. Watson was terminated upon the expiration of his employment agreement, he would receive his base salary and any benefits accrued but unpaid through the date of termination. In addition, all of his unvested equity grants previously awarded to him would remain in full force and effect as if no termination had occurred, all of his outstanding, unvested stock options would remain exercisable for a period of 12 months following the last vesting date of the stock option, but not beyond the original term of the stock option, and he would be entitled to receive the bonus that would have been awarded to him in respect of the year of expiration based on actual performance had he remained in employment through the payment date for such bonus award. If Mr. Bullock, Mr. Hernandez or Mr. Rehnberg were terminated upon the expiration of their respective employment agreements, they would receive their base salary and any benefits accrued but unpaid through the date of termination.

Death or Disability. If Mr. Watson, Mr. Bullock, Mr. Hernandez or Mr. Rehnberg ceased employment with the Company because of death or due to disability, they (or their estates) would receive their base salary and any benefits accrued through the date of termination. Mr. Watson also would receive any earned but unpaid annual cash incentive award for the year preceding the year in which his employment was terminated. Mr. Watson and Mr. Bullock would also receive their target annual incentive awards for the year in which their employment was terminated and Mr. Hernandez and Mr. Rehnberg would also receive any bonus that has been “fully earned” (as defined in their employment agreements). In addition, they (or their surviving spouses) would be entitled to continued participation in the Company’s health and medical plans for periods ranging from twelve to eighteen months on the same terms and conditions available to active employees of the Company.

Without Cause or for Good Reason. If Mr. Watson or Mr. Bullock were terminated without “cause” or resigned for “good reason” (as defined in their employment agreements), all unvested equity grants previously awarded to them would remain in full force and effect as if no termination had occurred and they would be entitled to any annual incentive award that has been allocated for any measurement period that ends prior to the date of termination that has not yet been paid. For Mr. Watson only, if any such termination occurred within two years following a change in control, all of his outstanding, unvested equity awards would immediately become vested upon the date of his termination of employment. If Mr. Watson or Mr. Bullock were terminated without cause or resigned for good reason, Mr. Watson would receive a severance payment equal to two times the sum of his base salary and his target annual cash incentive award for the year in which his employment was terminated (or, if a target annual cash incentive award has not been established for him for such year as of the date of his termination of employment, his target annual cash incentive award for the prior year), and Mr. Bullock would receive a severance payment equal to his base salary (or a severance payment equal to two times his base salary if a change in control has occurred or is reasonably expected to occur). Mr. Watson would also receive his target annual incentive award for the year in which his employment was terminated. Mr. Bullock would also receive his target annual incentive award for the year in which his employment was terminated if a change in control has occurred or is reasonably expected to occur or any bonus that has been “fully earned” (as defined in his employment agreement) if a change in control has not then occurred. In addition, Mr. Watson and Mr. Bullock would be entitled to their base salary and any benefits accrued through the date of termination and continued participation in the Company’s health and medical plans on the same terms and conditions available to active employees of the Company until the earlier of 18 months following the termination date or the date they obtain reasonably equivalent coverage.

If Mr. Hernandez or Mr. Rehnberg were terminated without “cause” (as defined in their employment agreements), they would receive a severance payment equal to their base salary (or a severance payment equal to two times their base salary if a change in control has occurred or is reasonably expected to occur). Mr. Hernandez and Mr. Rehnberg would also receive any annual incentive award that has been “fully earned” (as defined in their employment agreements). In addition, Mr. Hernandez and Mr. Rehnberg would be entitled to their base salary and any benefits accrued through the date of termination and continued participation in the Company’s health and medical plans on the same terms and conditions available to active employees of the Company until the earlier of 18 months following the termination date or the date they obtain reasonably equivalent coverage.

The following discussion summarizes the severance benefits Mr. Schmidt would receive pursuant to his employment agreement if his employment were terminated. Mr. Schmidt’s employment agreement contains a notice provision requiring Mr. Schmidt and the Company to give each other not less than six months written notice to terminate his employment (the “Notice Period”). During the Notice Period, Mr. Schmidt remains an employee of the Company and continues to receive his base salary and benefits as set forth in the agreement. The Company has the option to pay Mr. Schmidt an amount equal to one-half of his base salary in lieu of the Notice Period and terminate his employment with immediate effect. The Company may also terminate Mr. Schmidt for cause (as defined in his agreement) in which case he would receive his base salary accrued through the date of termination. If Mr. Schmidt becomes disabled for more than six months or for more than 120 working days (whether consecutive or in the aggregate) in any continuous period of 12 months, the Company may terminate his employment with immediate effect provided that such action does not prejudice the effect of any permanent health insurance scheme. Following termination of Mr. Schmidt’s employment, the Company is required to pay him one day’s salary for each day of accrued vacation not taken during that calendar year.

In addition to the foregoing employment agreements, our long-term incentive plan, which was approved by our shareholders in 2014, gives our Committee the discretion, among other methods, to provide for the accelerated vesting and/or a purchase of our NEOs’ equity grants by the Company upon the occurrence of a change in control (as defined in the plan). Further, their equity grant agreements provide for accelerated vesting upon termination of employment due to death or disability. Other than in the case of a change in control, a termination of employment due to death or disability, or, for Mr. Watson and Mr. Bullock, a resignation for good reason, as described above, if an NEO voluntarily terminates his or her employment with the Company or is terminated for cause, he or she forfeits all unvested equity awards.

The amounts shown in the table below are calculated based on the assumption that a termination or change of control occurred on December 31, 2018. The values shown are calculated using the Company’s closing stock price on that date. The actual amounts that would be paid out if such a termination were to occur can only be determined at the time of such executive officer’s actual termination and would be subject to the achievement of financial and individual performance goals and thresholds and their current salaries and benefits at such time.

Name	Benefit	Death or Disability	Termination Without Cause or For Good Reason	Termination Without Cause / for Good Reason with a CIC
Mark E. Watson III	Base Salary	$—	$2,400,000	$2,400,000
	Annual Incentive Award (1)	$1,308,360	$2,616,720	$2,616,720
	Unvested Restricted Stock Awards (2)	$22,422,159	$5,217,591	$22,422,159
	Unvested Option Awards (3)	$870,387	$870,387	$870,387
	Health, Medical, Dental Benefits (4)	$78,440	$78,440	$78,440

	Total	$24,679,346	$11,183,138	$28,387,706
Jay S. Bullock	Base Salary	$—	$525,000	$1,050,000
	Annual Incentive Award (1)	$656,250	$511,875	$656,250
	Unvested Restricted Stock Awards (2)	$2,927,325	$1,301,422	$2,927,325
	Unvested Option Awards (3)	$210,739	$210,739	$210,739
	Health, Medical, Dental Benefits (4)	$28,066	$28,066	$28,066

	Total	$3,822,380	$2,577,102	$4,872,380
Jose Hernandez	Base Salary	$—	$600,000	$1,200,000
	Annual Incentive Award (1)	$210,000	$210,000	$210,000
	Unvested Restricted Stock Awards (2)	$1,783,201	$—	$1,783,201
	Unvested Option Awards (3)	$—	$—	$—
	Health, Medical, Dental Benefits (4)	$42,508	$42,508	$42,508

	Total	$2,035,709	$852,508	$3,235,709
Kevin J. Rehnberg	Base Salary	$—	$650,000	$1,300,000
	Annual Incentive Award (1)	$688,500	$688,500	$688,500
	Unvested Restricted Stock Awards (2)	$3,875,685	$—	$3,875,685
	Unvested Option Awards (3)	$403,927	$—	$403,927
	Health, Medical, Dental Benefits (4)	$37	$37	$37

	Total	$4,968,149	$1,338,537	$6,268,149
Axel Schmidt	Base Salary (5)	$—	$260,056	$260,056
	Annual Incentive Award	$—	$—	$—
	Unvested Restricted Stock Awards (2)	$1,517,765	$—	$1,517,765
	Unvested Option Awards (3)	$197,862	$—	$197,862

	Total	$1,715,627	$260,056	$1,975,683

(1)

Amounts represent Mr. Watson’s and Mr. Bullock’s target annual incentive award upon termination following a change in control or in the event of death or disability. Amounts represent 78%, 35% and 102% of Mr. Bullock’s, Mr. Hernandez’s and Mr. Rehnberg’s target annual incentive awards, respectively, for termination without cause (or for good reason with respect to Mr. Bullock, or in the event of death or disability with respect to Messrs. Hernandez and Rehnberg) under the Company’s annual incentive plan if a change in control has not occurred, based upon fiscal year 2018 pre-tax operating income as adjusted by the Committee for purposes of determining calculated preliminary awards. No adjustments were made to the amounts shown for achievement of individual performance objectives. Further discussion of the annual incentive plan begins on page 55.

(2)

Amounts represent the intrinsic pre-tax value of each NEO’s unvested restricted stock awards using the closing market price of the Company’s Common Shares on December 31, 2018 of $67.25 that would continue to vest upon termination of employment in accordance with terms of their employment agreements or that would accelerate and vest upon termination of employment due to death or disability or that may accelerate and vest upon termination of employment in connection with a change in control, or, for Mr. Watson, that would accelerate and vest upon his termination of employment without cause or resignation for good reason, in each case within two years following a change in control.

(3)

Amounts represent the intrinsic pre-tax value of each NEO’s unvested option awards using the closing market price of the Company’s Common Shares on December 31, 2018 of $67.25 that would continue to vest upon termination of employment in accordance with terms of their employment agreements or that would accelerate and vest upon termination of employment due to death or disability or that may accelerate and vest upon termination of employment in connection with a change in control, or, for Mr. Watson, that would accelerate and vest upon his termination of employment without cause or resignation for good reason, in each case within two years following a change in control.

(4)

Amounts represent continued participation in the Company’s health and medical plans on the same terms and conditions available to active employees of the Company for a full 18-month period following the termination date based on the rates in effect for coverage at December 31, 2018.

(5)

Amounts represent the aggregate pre-tax value of the portion of Mr. Schmidt’s base salary that would continue to be paid to him over the course of his Notice Period, or that would be paid to him in lieu of his Notice Period if his employment was terminated with immediate effect, in the case of a termination without cause. Mr. Schmidt is paid in British Pounds. His salary was converted into U.S. dollars for purposes of the foregoing table using the December 31, 2018 exchange rate of 1.27343 US$/GBP.

CEO Pay Ratio

We are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO:

For 2018, our last completed fiscal year:

•	the median of the annual total compensation of all employees of our company (other than our CEO) was $125,123; and

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table included on page 64 of this proxy statement, was $8,352,235.

Based on this information for fiscal year 2018, we reasonably estimate that the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee was 67:1. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized below. The total compensation of our median employee is the same as that identified in 2017.

The total compensation of the median employee, including any perquisites and other benefits, is determined in the same manner that we determine the total compensation of our named executive officers for purposes of the

Summary Compensation Table disclosed above. For 2018, the total compensation of our median employee was determined to be $125,123. This total compensation amount for our median employee was then compared to the 2018 total compensation of our CEO as reported in the Summary Compensation Table to determine the pay ratio.

Given the different methodologies that various public companies will use to determine their pay ratio, the pay ratio disclosed above should not be used as a basis for comparison between or among companies.

PROPOSAL 4

APPOINTMENT OF INDEPENDENT AUDITORS

On the recommendation of the Board’s Audit Committee, the Board recommends that the firm of Ernst & Young be appointed as our independent auditors for the fiscal year ending December 31, 2019. This recommendation is being presented to the shareholders for their approval at the Annual General Meeting. If the shareholders do not approve the appointment of Ernst & Young, the Board’s Audit Committee will reconsider whether or not to retain Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019 but will not be obligated to terminate the appointment. Even if the shareholders approve the appointment of Ernst & Young, the Board’s Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Board’s Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

A representative of Ernst & Young is expected to attend the Annual General Meeting, with the opportunity to make a statement if he or she so desires and to respond to questions. Shareholders at the Annual General Meeting will also be asked to vote to refer the determination of the auditors’ remuneration to the Audit Committee of the Board of Directors.

Required Vote and Board Recommendation

The approval of the appointment of Ernst & Young as our independent auditors and to refer determination of the auditors’ remuneration to the Audit Committee of the Board of Directors will be decided by an ordinary resolution; that is a resolution passed by a simple majority of votes cast in person or by proxy. Votes may be cast in favor of or against this proposal or a shareholder may abstain from voting. Abstentions will not count for or against this proposal and, therefore, will have no effect on the outcome of this proposal.

As discussed above, if your broker holds your Common Shares, your broker is not entitled to vote your Common Shares on this proposal without your instruction. Broker non-votes, if any, will have no effect on the outcome of this proposal because the non-votes are not considered as votes cast on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE THE WHITE PROXY CARD OR BY INTERNET OR TELEPHONE AS SET FORTH ON THE WHITE PROXY CARD FOR THE APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG AS OUR INDEPENDENT AUDITORS AND TO REFER DETERMINATION OF THE AUDITORS’ REMUNERATION TO THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS. UNLESS DIRECTED OTHERWISE, IT IS THE INTENTION OF THE PROXIES NAMED IN THE FORM OF THE PROXY THAT ACCOMPANIES THIS PROXY STATEMENT TO VOTE FOR THE APPROVAL OF SUCH PROPOSAL.

Relationship with Independent Auditors

Fees paid to the Independent Auditors by Argo Group in 2017 and 2018

The fees incurred in 2017 and 2018 for services provided by Ernst & Young to Argo Group were as follows:

Category	2017	2018
Audit Fees (1)	$5,391,750	$5,764,508
Audit-Related Fees (2)	92,000	132,000
Tax Fees (3)	1,399,609	1,353,694
All Other Fees (4)	3,000	138,000

TOTAL	$6,886,359	$7,388,202

(1)

“Audit Fees” include the aggregate fees incurred for professional services rendered by Ernst & Young for the review of Argo Group’s quarterly reports for 2017 and 2018 and its fee for the audit of Argo Group’s annual consolidated financial statements for the years ended December 31, 2017 and 2018. “Audit Fees” also include fees incurred for professional services related to other statutory and regulatory filings. The fees include Ernst & Young’s estimate of unbilled fees related to services for 2018.

(2)

“Audit-Related Fees” include fees incurred for assurance and related services that are reasonably related to the performance of the audit and not included in the “Audit Fees” described above. These services include audits of the employee benefits plans and independent actuarial reviews in 2017 and 2018, consent filings, and providing access to audit work papers for regulatory examinations in 2018.

(3)

“Tax Fees” are fees incurred for Ernst & Young’s tax services, which include tax planning, advice and assistance for Argo Group regarding statutory, regulatory or administrative developments and other international, federal, state and local issues and non-income tax minimization and planning.

(4)	“All Other Fees” includes fees for services related to the purchase of online accounting research software and for permitted advisory services in 2017 and 2018.

Argo Group Pre-Approval Process

All services provided by Ernst & Young to Argo Group in 2017 and in 2018 were permissible under applicable laws and regulations and were specifically pre-approved by the Audit Committee of Argo Group, as required under its charter. The Audit Committee can delegate authority to subcommittees or an individual committee member to approve services by Ernst & Young in the event there is a need for such approval prior to the next full Audit Committee meeting. A full report of such interim approvals, if any, is required to be given at the next Audit Committee meeting.

PROPOSAL 5

SHAREHOLDER PROPOSAL TO REMOVE GARY V. WOODS FROM THE BOARD OF DIRECTORS

The Company has received notice from Voce of its intention to present the following resolution for action at the Annual General Meeting, which would have the effect of removing Gary V. Woods from the Board of Directors.

Proposal to Remove Gary V. Woods from the Board of Directors

RESOLVED, that (i) Gary V. Woods and (ii) any person, nominated, appointed or elected to the Board of Directors of Argo Group International Holdings, Ltd. to fill any vacancy or newly created directorship prior to the effectiveness of this proposal, be and hereby is removed.

Required Vote and Board Recommendation

The approval of the shareholder proposal to remove Mr. Woods from the Board of Directors will be decided by a resolution passed by a majority of all votes entitled to be cast. Votes may be cast in favor of or against this proposal or a shareholder may abstain from voting. Abstentions will have the effect of a negative vote.

As discussed above, if your broker holds your Common Shares, your broker is not entitled to vote your Common Shares on this proposal without your instruction. Broker non-votes, if any, will have the effect of a negative vote because the non-votes are considered in determining the number of votes necessary for approval.

After careful deliberation, the Special Nominating Committee has determined that Mr. Woods has provided exemplary service to the Company and that his skills and experience, both on an individual basis and in concert with the complementary skills and experience of the Board as a whole, continue to be of great value to both the Board and the Company and positions the Company to execute on its ongoing business plan and to continue to enhance shareholder value. On this basis, the Special Nominating Committee concluded that removal of Mr. Woods would prove disruptive and harmful to the Company and recommended that the Board not endorse the shareholder proposal to remove Mr. Woods.

Following the recommendation of the Special Nominating Committee, the Board unanimously determined not to endorse the shareholder proposal to remove Mr. Woods.

Accordingly, the Board recommends that Mr. Woods remain on the Board and urges shareholders to vote AGAINST this proposal on the Company’s WHITE proxy card.

Voting against the removal of Mr. Woods (or any other incumbent director) on Voce’s blue proxy card is NOT the same as voting for our Board’s nominees. Moreover, a vote against the removal of any incumbent directors on Voce’s blue proxy card will revoke any previous proxy submitted by you. Therefore, if you voted for the Board’s nominees on the Company’s WHITE proxy card and later voted against the removal of any incumbent directors on Voce’s blue proxy card, then your vote for the Board’s nominees will be revoked by your later-dated blue proxy card.

Our Board does not endorse this proposal and unanimously recommends that you disregard any blue proxy card that may be sent to you by Voce. If you have already voted using a blue proxy card sent to you by Voce, you have every right to change it and we urge you to revoke that proxy by voting in favor of our Board’s nominees by signing, dating and returning the enclosed WHITE proxy card. Only the latest validly executed proxy that you submit will count.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE THE WHITE PROXY CARD OR BY INTERNET OR TELEPHONE AS SET FORTH ON THE WHITE PROXY

CARD AGAINST THE APPROVAL OF THE SHAREHOLDER PROPOSAL TO REMOVE GARY V. WOODS FROM THE BOARD OF DIRECTORS. UNLESS DIRECTED OTHERWISE, IT IS THE INTENTION OF THE PROXIES NAMED IN THE FORM OF THE PROXY THAT ACCOMPANIES THIS PROXY STATEMENT TO VOTE AGAINST THE APPROVAL OF SUCH PROPOSAL.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor:

INNISFREE M&A INCORPORATED

Shareholders may call:

Toll free (877) 456 3442 (from the U.S. and Canada)

or

(412) 232 3651 (from other locations)

(Banks and brokers may call collect: (212) 750 5833)

PROPOSAL 6

SHAREHOLDER PROPOSAL TO REMOVE HECTOR DE LEON FROM THE BOARD OF DIRECTORS

The Company has received notice from Voce of its intention to present the following resolution for action at the Annual General Meeting, which would have the effect of removing Hector De Leon from the Board of Directors.

Proposal to Remove Hector De Leon from the Board of Directors

RESOLVED, that (i) Hector De Leon and (ii) any person, nominated, appointed or elected to the Board of Directors of Argo Group International Holdings, Ltd. to fill any vacancy or newly created directorship prior to the effectiveness of this proposal, be and hereby is removed.

Required Vote and Board Recommendation

The approval of the shareholder proposal to remove Mr. De Leon from the Board of Directors will be decided by a resolution passed by a majority of all votes entitled to be cast. Votes may be cast in favor of or against this proposal or a shareholder may abstain from voting. Abstentions will have the effect of a negative vote.

As discussed above, if your broker holds your Common Shares, your broker is not entitled to vote your Common Shares on this proposal without your instruction. Broker non-votes, if any, will have the effect of a negative vote because the non-votes are considered in determining the number of votes necessary for approval.

After careful deliberation, the Special Nominating Committee has determined that Mr. De Leon has provided exemplary service to the Company and that his skills and experience, both on an individual basis and in concert with the complementary skills and experience of the Board as a whole, continue to be of great value to both the Board and the Company and positions the Company to execute on its ongoing business plan and to continue to enhance shareholder value. On this basis, the Special Nominating Committee concluded that removal of Mr. De Leon would prove disruptive and harmful to the Company and recommended that the Board not endorse the shareholder proposal to remove Mr. De Leon.

Following the recommendation of the Special Nominating Committee, the Board unanimously determined not to endorse the shareholder proposal to remove Mr. De Leon.

Accordingly, the Board recommends that Mr. De Leon remain on the Board and urges shareholders to vote AGAINST this proposal on the Company’s WHITE proxy card.

Voting against the removal of Mr. De Leon (or any other incumbent director) on Voce’s blue proxy card is NOT the same as voting for our Board’s nominees. Moreover, a vote against the removal of any incumbent directors on Voce’s blue proxy card will revoke any previous proxy submitted by you. Therefore, if you voted for the Board’s nominees on the Company’s WHITE proxy card and later voted against the removal of any incumbent directors on Voce’s blue proxy card, then your vote for the Board’s nominees will be revoked by your later-dated blue proxy card.

Our Board does not endorse this proposal and unanimously recommends that you disregard any blue proxy card that may be sent to you by Voce. If you have already voted using a blue proxy card sent to you by Voce, you have every right to change it and we urge you to revoke that proxy by voting in favor of our Board’s nominees by signing, dating and returning the enclosed WHITE proxy card. Only the latest validly executed proxy that you submit will count.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE THE WHITE PROXY CARD OR BY INTERNET OR TELEPHONE AS SET FORTH ON THE WHITE PROXY CARD AGAINST THE APPROVAL OF THE SHAREHOLDER PROPOSAL TO REMOVE HECTOR DE LEON FROM THE BOARD OF DIRECTORS. UNLESS DIRECTED OTHERWISE, IT IS THE INTENTION OF THE PROXIES NAMED IN THE FORM OF THE PROXY THAT ACCOMPANIES THIS PROXY STATEMENT TO VOTE AGAINST THE APPROVAL OF SUCH PROPOSAL.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor:

INNISFREE M&A INCORPORATED

Shareholders may call:

Toll free (877) 456 3442 (from the U.S. and Canada)

or

(412) 232 3651 (from other locations)

(Banks and brokers may call collect: (212) 750 5833)

PROPOSAL 7

SHAREHOLDER PROPOSAL TO REMOVE JOHN R. POWER, JR. FROM THE BOARD OF DIRECTORS

The Company has received notice from Voce of its intention to present the following resolution for action at the Annual General Meeting, which would have the effect of removing John R. Power, Jr. from the Board of Directors.

Proposal to Remove John R. Power, Jr. from the Board of Directors

RESOLVED, that (i) John R. Power, Jr. and (ii) any person, nominated, appointed or elected to the Board of Directors of Argo Group International Holdings, Ltd. to fill any vacancy or newly created directorship prior to the effectiveness of this proposal, be and hereby is removed.

Required Vote and Board Recommendation

The approval of the shareholder proposal to remove Mr. Power from the Board of Directors will be decided by a resolution passed by a majority of all votes entitled to be cast. Votes may be cast in favor of or against this proposal or a shareholder may abstain from voting. Abstentions will have the effect of a negative vote.

As discussed above, if your broker holds your Common Shares, your broker is not entitled to vote your Common Shares on this proposal without your instruction. Broker non-votes, if any, will have the effect of a negative vote because the non-votes are considered in determining the number of votes necessary for approval.

After careful deliberation, the Special Nominating Committee has determined that Mr. Power has provided exemplary service to the Company and that his skills and experience, both on an individual basis and in concert with the complementary skills and experience of the Board as a whole, continue to be of great value to both the Board and the Company and positions the Company to execute on its ongoing business plan and to continue to enhance shareholder value. On this basis, the Special Nominating Committee concluded that removal of Mr. Power would prove disruptive and harmful to the Company and recommended that the Board not endorse the shareholder proposal to remove Mr. Power.

Following the recommendation of the Special Nominating Committee, the Board unanimously determined not to endorse the shareholder proposal to remove Mr. Power.

Accordingly, the Board recommends that Mr. Power remain on the Board and urges shareholders to vote AGAINST this proposal on the Company’s WHITE proxy card.

Voting against the removal of Mr. Power (or any other incumbent director) on Voce’s blue proxy card is NOT the same as voting for our Board’s nominees. Moreover, a vote against the removal of any incumbent directors on Voce’s blue proxy card will revoke any previous proxy submitted by you. Therefore, if you voted for the Board’s nominees on the Company’s WHITE proxy card and later voted against the removal of any incumbent directors on Voce’s blue proxy card, then your vote for the Board’s nominees will be revoked by your later-dated blue proxy card.

Our Board does not endorse this proposal and unanimously recommends that you disregard any blue proxy card that may be sent to you by Voce. If you have already voted using a blue proxy card sent to you by Voce, you have every right to change it and we urge you to revoke that proxy by voting in favor of our Board’s nominees by signing, dating and returning the enclosed WHITE proxy card. Only the latest validly executed proxy that you submit will count.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE THE WHITE PROXY CARD OR BY INTERNET OR TELEPHONE AS SET FORTH ON THE WHITE PROXY CARD AGAINST THE APPROVAL OF THE SHAREHOLDER PROPOSAL TO REMOVE JOHN R. POWER, JR. FROM THE BOARD OF DIRECTORS. UNLESS DIRECTED OTHERWISE, IT IS THE INTENTION OF THE PROXIES NAMED IN THE FORM OF THE PROXY THAT ACCOMPANIES THIS PROXY STATEMENT TO VOTE AGAINST THE APPROVAL OF SUCH PROPOSAL.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor:

INNISFREE M&A INCORPORATED

Shareholders may call:

Toll free (877) 456 3442 (from the U.S. and Canada)

or

(412) 232 3651 (from other locations)

(Banks and brokers may call collect: (212) 750 5833)

PROPOSAL 8

SHAREHOLDER PROPOSAL TO REMOVE MURAL R. JOSEPHSON FROM THE BOARD OF DIRECTORS

The Company has received notice from Voce of its intention to present the following resolution for action at the Annual General Meeting, which would have the effect of removing Mural R. Josephson from the Board of Directors.

Proposal to Remove Mural R. Josephson from the Board of Directors

RESOLVED, that (i) Mural R. Josephson and (ii) any person, nominated, appointed or elected to the Board of Directors of Argo Group International Holdings, Ltd. to fill any vacancy or newly created directorship prior to the effectiveness of this proposal, be and hereby is removed.

Required Vote and Board Recommendation

The approval of the shareholder proposal to remove Mr. Josephson from the Board of Directors will be decided by a resolution passed by a majority of all votes entitled to be cast. Votes may be cast in favor of or against this proposal or a shareholder may abstain from voting. Abstentions will have the effect of a negative vote.

As discussed above, if your broker holds your Common Shares, your broker is not entitled to vote your Common Shares on this proposal without your instruction. Broker non-votes, if any, will have the effect of a negative vote because the non-votes are considered in determining the number of votes necessary for approval.

After careful deliberation, the Special Nominating Committee has determined that Mr. Josephson has provided exemplary service to the Company and that his skills and experience, both on an individual basis and in concert with the complementary skills and experience of the Board as a whole, continue to be of great value to both the Board and the Company and positions the Company to execute on its ongoing business plan and to continue to enhance shareholder value. On this basis, the Special Nominating Committee concluded that removal of Mr. Josephson would prove disruptive and harmful to the Company and recommended that the Board not endorse the shareholder proposal to remove Mr. Josephson.

Following the recommendation of the Special Nominating Committee, the Board unanimously determined not to endorse the shareholder proposal to remove Mr. Josephson.

Accordingly, the Board recommends that Mr. Josephson remain on the Board and urges shareholders to vote AGAINST this proposal on the Company’s WHITE proxy card.

Voting against the removal of Mr. Josephson (or any other incumbent director) on Voce’s blue proxy card is NOT the same as voting for our Board’s nominees. Moreover, a vote against the removal of any incumbent directors on Voce’s blue proxy card will revoke any previous proxy submitted by you. Therefore, if you voted for the Board’s nominees on the Company’s WHITE proxy card and later voted against the removal of any incumbent directors on Voce’s blue proxy card, then your vote for the Board’s nominees will be revoked by your later-dated blue proxy card.

Our Board does not endorse this proposal and unanimously recommends that you disregard any blue proxy card that may be sent to you by Voce. If you have already voted using a blue proxy card sent to you by Voce, you have every right to change it and we urge you to revoke that proxy by voting in favor of our Board’s nominees by signing, dating and returning the enclosed WHITE proxy card. Only the latest validly executed proxy that you submit will count.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE THE WHITE PROXY CARD OR BY INTERNET OR TELEPHONE AS SET FORTH ON THE WHITE PROXY CARD AGAINST THE APPROVAL OF THE SHAREHOLDER PROPOSAL TO REMOVE MURAL R. JOSEPHSON FROM THE BOARD OF DIRECTORS. UNLESS DIRECTED OTHERWISE, IT IS THE INTENTION OF THE PROXIES NAMED IN THE FORM OF THE PROXY THAT ACCOMPANIES THIS PROXY STATEMENT TO VOTE AGAINST THE APPROVAL OF SUCH PROPOSAL.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor:

INNISFREE M&A INCORPORATED

Shareholders may call:

Toll free (877) 456 3442 (from the U.S. and Canada)

or

(412) 232 3651 (from other locations)

(Banks and brokers may call collect: (212) 750-5833)

PROPOSAL 9

SHAREHOLDER PROPOSAL TO ELECT NICHOLAS C. WALSH TO THE BOARD OF DIRECTORS

The Company has received notice from Voce of its intention to present the following resolution for action at the Annual General Meeting, which would have the effect of electing Nicholas C. Walsh to the Board of Directors.

Proposal to Elect Nicholas C. Walsh to the Board of Directors

RESOLVED, that Nicholas C. Walsh be and hereby is elected to fill a vacancy or available directorship existing in the Board of Directors caused by or resulting from the removal, resignation, retirement or other means of departure of Gary V. Woods, Hector De Leon, John R. Power, Jr. and/or Mural R. Josephson. This proposal is conditioned on the existence of an available directorship or the adoption of one or more of Proposals 5, 6, 7 or 8.

Required Vote and Board Recommendation

The approval of the shareholder proposal to elect Mr. Walsh to the Board of Directors will be decided by an ordinary resolution; that is, a resolution passed by a simple majority of votes cast in person or by proxy. Votes may be cast in favor of or against this proposal or a shareholder may abstain from voting. Abstentions will not count for or against this proposal and, therefore, will have no effect on the outcome of this proposal.

As discussed above, if your broker holds your Common Shares, your broker is not entitled to vote your Common Shares on this proposal without your instruction. Broker non-votes, if any, will have no effect on the outcome of this proposal because the non-votes are not considered as votes cast on this proposal.

Following a review and discussion of the qualifications of Mr. Walsh, the Special Nominating Committee unanimously concluded that Mr. Walsh would not bring incremental skills or expertise that are not already represented on the Board, and recommended that the Board not nominate Mr. Walsh.

Following the recommendation of the Special Nominating Committee, the Board unanimously determined not to nominate Mr. Walsh. As a result, our Board does not endorse the election of Mr. Walsh and unanimously recommends that you disregard any blue proxy card that may be sent to you by Voce.

For these reasons, the Board urges shareholders to vote AGAINST this proposal on the Company’s WHITE proxy card.

Voting against the election of Mr. Walsh (or any other Voce Nominee) on Voce’s blue proxy card is NOT the same as voting for our Board’s nominees. Moreover, a vote against any of the Voce Nominees on its blue proxy card will revoke any previous proxy submitted by you. Therefore, if you voted for the Board’s nominees on the Company’s WHITE proxy card and later voted against the Voce Nominees on Voce’s blue proxy card, then your vote for the Board’s nominees will be revoked by your later-dated blue proxy card.

Our Board does not endorse this proposal and unanimously recommends that you disregard any blue proxy card that may be sent to you by Voce. If you have already voted using a blue proxy card sent to you by Voce, you have every right to change it and we urge you to revoke that proxy by voting in favor of our Board’s nominees by signing, dating and returning the enclosed WHITE proxy card. Only the latest validly executed proxy that you submit will count.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE THE WHITE PROXY CARD OR BY INTERNET OR TELEPHONE AS SET FORTH ON THE WHITE PROXY CARD AGAINST THE APPROVAL OF THE SHAREHOLDER PROPOSAL TO ELECT NICHOLAS C. WALSH TO THE BOARD OF DIRECTORS. UNLESS DIRECTED OTHERWISE, IT IS THE INTENTION OF THE PROXIES NAMED IN THE FORM OF THE PROXY THAT ACCOMPANIES THIS PROXY STATEMENT TO VOTE AGAINST THE APPROVAL OF SUCH PROPOSAL.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor:

INNISFREE M&A INCORPORATED

Shareholders may call:

Toll free (877) 456 3442 (from the U.S. and Canada)

or

(412) 232 3651 (from other locations)

(Banks and brokers may call collect: (212) 750-5833)

PROPOSAL 10

SHAREHOLDER PROPOSAL TO ELECT CAROL A. MCFATE TO THE BOARD OF DIRECTORS

The Company has received notice from Voce of its intention to present the following resolution for action at the Annual General Meeting, which would have the effect of electing Carol A. McFate to the Board of Directors.

Proposal to Elect Carol A. McFate to the Board of Directors

RESOLVED, that Carol A. McFate be and hereby is elected to fill a vacancy or available directorship existing in the Board of Directors caused by or resulting from the removal, resignation, retirement or other means of departure of Gary V. Woods, Hector De Leon, John R. Power, Jr. and/or Mural R. Josephson. This proposal is conditioned on (i) an available directorship remaining after giving effect to Proposal 9, (ii) the adoption of two or more of Proposals 5, 6, 7 or 8 or (iii) the adoption of one of Proposals 5, 6, 7 or 8 and the failure of Proposal 9.

Required Vote and Board Recommendation

The approval of the shareholder proposal to elect Ms. McFate to the Board of Directors will be decided by an ordinary resolution; that is, a resolution passed by a simple majority of votes cast in person or by proxy. Votes may be cast in favor of or against this proposal or a shareholder may abstain from voting. Abstentions will not count for or against this proposal and, therefore, will have no effect on the outcome of this proposal.

As discussed above, if your broker holds your Common Shares, your broker is not entitled to vote your Common Shares on this proposal without your instruction. Broker non-votes, if any, will have no effect on the outcome of this proposal because the non-votes are not considered as votes cast on this proposal.

Following a review and discussion of the qualifications of Ms. McFate, the Special Nominating Committee unanimously concluded that Ms. McFate would not bring incremental skills or expertise to the Board, and recommended that the Board not nominate Ms. McFate.

Following the recommendation of the Special Nominating Committee, the Board unanimously determined not to nominate Ms. McFate. As a result, our Board does not endorse the election of Ms. McFate and unanimously recommends that you disregard any blue proxy card that may be sent to you by Voce.

For these reasons, the Board urges shareholders to vote AGAINST this proposal on the Company’s WHITE proxy card.

Voting against the election of Ms. McFate (or any other Voce Nominee) on Voce’s blue proxy card is NOT the same as voting for our Board’s nominees. Moreover, a vote against any of the Voce Nominees on its blue proxy card will revoke any previous proxy submitted by you. Therefore, if you voted for the Board’s nominees on the Company’s WHITE proxy card and later voted against the Voce Nominees on Voce’s blue proxy card, then your vote for the Board’s nominees will be revoked by your later-dated blue proxy card.

Our Board does not endorse this proposal and unanimously recommends that you disregard any blue proxy card that may be sent to you by Voce. If you have already voted using a blue proxy card sent to you by Voce, you have every right to change it and we urge you to revoke that proxy by voting in favor of our Board’s nominees by signing, dating and returning the enclosed WHITE proxy card. Only the latest validly executed proxy that you submit will count.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE THE WHITE PROXY CARD OR BY INTERNET OR TELEPHONE AS SET FORTH ON THE WHITE PROXY CARD AGAINST THE APPROVAL OF THE SHAREHOLDER PROPOSAL TO ELECT CAROL A. MCFATE TO THE BOARD OF DIRECTORS. UNLESS DIRECTED OTHERWISE, IT IS THE INTENTION OF THE PROXIES NAMED IN THE FORM OF THE PROXY THAT ACCOMPANIES THIS PROXY STATEMENT TO VOTE AGAINST THE APPROVAL OF SUCH PROPOSAL.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor:

INNISFREE M&A INCORPORATED

Shareholders may call:

Toll free (877) 456 3442 (from the U.S. and Canada)

or

(412) 232 3651 (from other locations)

(Banks and brokers may call collect: (212) 750-5833)

PROPOSAL 11

SHAREHOLDER PROPOSAL TO ELECT KATHLEEN M. DUSSAULT TO THE BOARD OF DIRECTORS

The Company has received notice from Voce of its intention to present the following resolution for action at the Annual General Meeting, which would have the effect of electing Kathleen M. Dussault to the Board of Directors.

Proposal to Elect Kathleen M. Dussault to the Board of Directors

RESOLVED, that Kathleen M. Dussault be and hereby is elected to fill a vacancy or available directorship existing in the Board of Directors caused by or resulting from the removal, resignation, retirement or other means of departure of Gary V. Woods, Hector De Leon, John R. Power, Jr. and/or Mural R. Josephson. This proposal is conditioned on (i) an available directorship remaining after giving effect to Proposals 9 and 10, (ii) the adoption of three or more of Proposals 5, 6, 7 or 8, (iii) the adoption of one of Proposals 5, 6, 7 or 8 and the failure of Proposals 9 and 10 or (iv) the adoption of two of Proposals 5, 6, 7 or 8 and the failure of any one of Proposals 9 or 10.

Required Vote and Board Recommendation

The approval of the shareholder proposal to elect Ms. Dussault to the Board of Directors will be decided by an ordinary resolution; that is, a resolution passed by a simple majority of votes cast in person or by proxy. Votes may be cast in favor of or against this proposal or a shareholder may abstain from voting. Abstentions will not count for or against this proposal and, therefore, will have no effect on the outcome of this proposal.

As discussed above, if your broker holds your Common Shares, your broker is not entitled to vote your Common Shares on this proposal without your instruction. Broker non-votes, if any, will have no effect on the outcome of this proposal because the non-votes are not considered as votes cast on this proposal.

Following a review and discussion of the qualifications of Ms. Dussault, the Special Nominating Committee unanimously concluded that Ms. Dussault would not bring incremental skills or expertise to the Board, and recommended that the Board not nominate Ms. Dussault.

Following the recommendation of the Special Nominating Committee, the Board unanimously determined not to nominate Ms. Dussault. As a result, our Board does not endorse the election of Ms. Dussault and unanimously recommends that you disregard any blue proxy card that may be sent to you by Voce.

For these reasons, the Board urges shareholders to vote AGAINST this proposal on the Company’s WHITE proxy card.

Voting against the election of Ms. Dussault (or any other Voce Nominee) on Voce’s blue proxy card is NOT the same as voting for our Board’s nominees. Moreover, a vote against any of the Voce Nominees on its blue proxy card will revoke any previous proxy submitted by you. Therefore, if you voted for the Board’s nominees on the Company’s WHITE proxy card and later voted against the Voce Nominees on Voce’s blue proxy card, then your vote for the Board’s nominees will be revoked by your later-dated blue proxy card.

Our Board does not endorse this proposal and unanimously recommends that you disregard any blue proxy card that may be sent to you by Voce. If you have already voted using a blue proxy card sent to you by Voce, you have every right to change it and we urge you to revoke that proxy by voting in favor of our Board’s nominees by signing, dating and returning the enclosed WHITE proxy card. Only the latest validly executed proxy that you submit will count.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE THE WHITE PROXY CARD OR BY INTERNET OR TELEPHONE AS SET FORTH ON THE WHITE PROXY CARD AGAINST THE APPROVAL OF THE SHAREHOLDER PROPOSAL TO ELECT KATHLEEN M. DUSSAULT TO THE BOARD OF DIRECTORS. UNLESS DIRECTED OTHERWISE, IT IS THE INTENTION OF THE PROXIES NAMED IN THE FORM OF THE PROXY THAT ACCOMPANIES THIS PROXY STATEMENT TO VOTE AGAINST THE APPROVAL OF SUCH PROPOSAL.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor:

INNISFREE M&A INCORPORATED

Shareholders may call:

Toll free (877) 456 3442 (from the U.S. and Canada)

or

(412) 232 3651 (from other locations)

(Banks and brokers may call collect: (212) 750-5833)

PROPOSAL 12

SHAREHOLDER PROPOSAL TO ELECT BERNARD C. BAILEY TO THE BOARD OF DIRECTORS

The Company has received notice from Voce of its intention to present the following resolution for action at the Annual General Meeting, which would have the effect of electing Bernard C. Bailey to the Board of Directors.

Proposal to Elect Bernard C. Bailey to the Board of Directors

RESOLVED, that Bernard C. Bailey be and hereby is elected to fill a vacancy or available directorship existing in the Board of Directors caused by or resulting from the removal, resignation, retirement or other means of departure of Gary V. Woods, Hector De Leon, John R. Power, Jr. and/or Mural R. Josephson This proposal is conditioned on (i) an available directorship remaining after giving effect to Proposals 9, 10 and 11, (ii) the adoption of each of Proposals 5, 6, 7 and 8, (iii) the adoption of one of Proposals 5, 6, 7 or 8 and the failure of Proposals 9, 10 and 11, (iv) the adoption of two of Proposals 5, 6, 7 or 8 and the failure of any two of Proposals 9, 10 or 11 or (v) the adoption of three of Proposals 5, 6, 7 or 8 and the failure of any one of the of Proposals 9, 10 or 11.

Required Vote and Board Recommendation

The approval of the shareholder proposal to elect Mr. Bailey to the Board of Directors will be decided by an ordinary resolution; that is, a resolution passed by a simple majority of votes cast in person or by proxy. Votes may be cast in favor of or against this proposal or a shareholder may abstain from voting. Abstentions will not count for or against this proposal and, therefore, will have no effect on the outcome of this proposal.

As discussed above, if your broker holds your Common Shares, your broker is not entitled to vote your Common Shares on this proposal without your instruction. Broker non-votes, if any, will have no effect on the outcome of this proposal because the non-votes are not considered as votes cast on this proposal.

Following a review and discussion of the qualifications of Mr. Bailey, the Special Nominating Committee unanimously concluded that Mr. Bailey would not bring incremental skills or expertise to the Board, and recommended that the Board not nominate Mr. Bailey.

Following the recommendation of the Special Nominating Committee, the Board unanimously determined not to nominate Mr. Bailey. As a result, our Board does not endorse the election of Mr. Bailey and unanimously recommends that you disregard any blue proxy card that may be sent to you by Voce.

For these reasons, the Board urges shareholders to vote AGAINST this proposal on the Company’s WHITE proxy card.

Voting against the election of Mr. Bailey (or any other Voce Nominee) on Voce’s blue proxy card is NOT the same as voting for our Board’s nominees. Moreover, a vote against any of the Voce Nominees on its blue proxy card will revoke any previous proxy submitted by you. Therefore, if you voted for the Board’s nominees on the Company’s WHITE proxy card and later voted against the Voce Nominees on Voce’s blue proxy card, then your vote for the Board’s nominees will be revoked by your later-dated blue proxy card.

Our Board does not endorse this proposal and unanimously recommends that you disregard any blue proxy card that may be sent to you by Voce. If you have already voted using a blue proxy card sent to you by Voce, you have every right to change it and we urge you to revoke that proxy by voting in favor of our Board’s nominees by signing, dating and returning the enclosed WHITE proxy card. Only the latest validly executed proxy that you submit will count.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE THE WHITE PROXY CARD OR BY INTERNET OR TELEPHONE AS SET FORTH ON THE WHITE PROXY CARD AGAINST THE APPROVAL OF THE SHAREHOLDER PROPOSAL TO ELECT BERNARD C. BAILEY TO THE BOARD OF DIRECTORS. UNLESS DIRECTED OTHERWISE, IT IS THE INTENTION OF THE PROXIES NAMED IN THE FORM OF THE PROXY THAT ACCOMPANIES THIS PROXY STATEMENT TO VOTE AGAINST THE APPROVAL OF SUCH PROPOSAL.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor:

INNISFREE M&A INCORPORATED

Shareholders may call:

Toll free (877) 456 3442 (from the U.S. and Canada)

or

(412) 232 3651 (from other locations)

(Banks and brokers may call collect: (212) 750-5833)

ANNUAL REPORT TO SHAREHOLDERS

A copy of our Annual Report on Form 10-K for fiscal year 2018 as filed with the SEC is being mailed to shareholders together with this proxy statement. A copy of our Annual Report, excluding exhibits, may also be obtained by shareholders without charge by request to Investor Relations, 110 Pitts Bay Road Pembroke, HM 08, Bermuda or by calling 441-296-5858 and may be accessed on our website at
http://www.argolimited.com.

The Company’s Annual Report to shareholders contains financial and other information about the Company, but is not incorporated into this Proxy Statement and is not to be considered a part of these proxy-soliciting materials or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The information contained in the “Human Resources Committee Report” and the Audit Committee’s report to the Board of Directors shall not be deemed filed with the SEC or subject to Regulations 14A or 14C or to the liabilities of the Section 18 of the Exchange Act, and shall not be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SHAREHOLDER PROPOSALS FOR 2020 ANNUAL GENERAL MEETING

Under SEC rules and our Bye-Laws, shareholders must follow certain prescribed procedures to introduce an item of business at an annual general meeting.

Under these procedures, if a shareholder desires to present a proposal for inclusion in our 2020 Proxy Statement, such shareholder must submit the proposal in writing to us for receipt not later than [            ], 2019. Proposals must comply with the proxy rules relating to shareholder proposals, in particular Rule 14a-8 under the Exchange Act, to be included in our 2020 proxy materials.

Shareholders who wish to submit a proposal for consideration at our 2020 Annual General Meeting, but who do not wish to submit a proposal for inclusion in our proxy materials pursuant to Rule 14a-8 under the Exchange Act, should deliver a copy of their proposal to us for receipt not later than 60 days prior to the date of our 2020 Annual General Meeting (such deadline currently expected to be on or about [            ], 2020). Any such notice must also meet certain other requirements specified in our Bye-Laws.

In either case, proposals should be delivered to Argo Group International Holdings, Ltd. c/o Craig S. Comeaux, Secretary, 110 Pitts Bay Road, Pembroke HM 08, Bermuda.

You may obtain a copy of Argo Group’s Bye-Laws by writing to our Secretary at the above address.

By Order of the Board of Directors

Craig S. Comeaux

Secretary

[            ], 2019

Annex A

“Adjusted operating income before taxes” is an internal performance measure used in the management of the Company’s operations and represents operational results excluding, as applicable, net realized investment gains or losses, net foreign exchange gain or loss, and other non-recurring items. The Company excludes net realized investment gains or losses, net foreign exchange gain or loss, and other non-recurring items from the calculation of adjusted operating income because these amounts are influenced by and fluctuate in part according to the availability of market opportunities. In addition to presenting net income determined in accordance with U.S. GAAP, the Company believes that showing adjusted operating income enables investors, analysts, rating agencies and other users of the Company’s financial information to more easily analyze our results of operations and underlying business performance. Adjusted operating income should not be viewed as a substitute for U.S. GAAP net income. The reconciliation of adjusted operating income to net income is as follows:

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

RECONCILIATION OF ADJUSTED OPERATING INCOME TO NET INCOME

(in millions)

(unaudited)

	For the Years Ended December 31,
	2018	2017
Net income, as reported	$63.6	$50.3
Income tax provision (benefit)	4.1	(10.4)

Net income, before taxes	67.7	39.9
Add (deduct):
Net realized investment losses (gains)	72.0	(39.3)
Foreign currency exchange (gains) losses	(0.1)	6.3

Adjusted operating income before taxes	$139.6	$6.9

A-1

Annex B

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

2019 OMNIBUS INCENTIVE PLAN

ARTICLE I

PURPOSE

The purposes of this Argo Group International Holdings, Ltd. 2019 Omnibus Incentive Plan are to foster and promote the long-term financial success of the Company by (a) means of equity-based and cash-based performance-related incentives, (b) encouraging and providing for the acquisition of an ownership interest in the Company by key employees and service providers of the Company and (c) enabling the Company to attract and retain qualified and competent persons to serve as members of a management team and the Board upon whose judgment, interest and performance are required for the successful and sustained operations of the Company. The Plan is effective as of the date set forth in Article XVI.

ARTICLE II

DEFINITIONS

For purposes of the Plan, the following terms shall have the following meanings:

2.1 “Affiliate” means each of the following: (a) any Subsidiary; (b) any Parent; (c) any corporation, trade or business (including a partnership or limited liability company) which is directly or indirectly controlled 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company or one of its Affiliates; (d) any trade or business (including a partnership or limited liability company) which directly or indirectly controls 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) of the Company; and (e) any other entity in which the Company or any of its Affiliates has a material equity interest and which is designated as an “Affiliate” by resolution of the Committee; provided that, unless otherwise determined by the Committee, the Common Shares subject to any Award constitutes “service recipient stock” for purposes of Section 409A of the Code or otherwise does not subject the Award to Section 409A of the Code.

2.2 “Award” means any award under the Plan of any Stock Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Award, Other Stock-Based Award or Other Cash-Based Award. All Awards shall be granted by, confirmed by, and subject to the terms of, a written agreement executed by the Company and the Participant, and there shall be no valid right or expectation with respect to any Award absent such written agreement (or, in the case of any Other Cash-Based Award, upon the actual payment by the Company of such amount in the Committee’s discretion).

2.3 “Award Agreement” means the written or electronic agreement setting forth the terms and conditions applicable to an Award.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Cause” means, unless otherwise provided in the applicable Award Agreement, with respect to a Participant’s Termination of Employment or Termination of Consultancy, the following: (a) in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award (or where there is such an agreement but it does not define “cause” (or words of like import)), termination due to a

Participant’s dishonesty, fraud, moral turpitude, willful misconduct, refusal to perform the Participant’s duties or responsibilities for any reason other than illness or incapacity or continued failure to perform the Participant’s duties for the Company or an Affiliate, in each case, as determined by the Committee in its good faith discretion; or (b) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award that defines “cause” (or words of like import), “cause” as defined under such agreement; provided, however, that with regard to any agreement under which the definition of “cause” only applies on occurrence of a change in control, such definition of “cause” shall not apply until a change in control actually takes place and then only with regard to a termination thereafter. With respect to a Participant’s Termination of Directorship, “cause” means an act or failure to act that constitutes cause for removal of a director under applicable law.

2.6 “Change in Control” has the meaning set forth in Section 12.2.

2.7 “Code” means the Internal Revenue Code of 1986, as amended. Any reference to any section of the Code shall also be a reference to any successor provision and any treasury regulation promulgated thereunder.

2.8 “Committee” means the Human Resources Committee or such other committee of the Board duly authorized by the Board to administer the Plan. If no committee is duly authorized by the Board to administer the Plan, the term “Committee” shall be deemed to refer to the Board for all purposes under the Plan.

2.9 “Common Shares” means the common shares, $1.00 par value per share, of the Company.

2.10 “Company” means Argo Group International Holdings, Ltd., a Bermuda exempt holding company, and its successors by operation of law.

2.11 “Consultant” means any natural person who is an advisor or consultant to the Company or its Affiliates.

2.12 “Disability” means, unless otherwise provided in the applicable Award Agreement, with respect to a Participant’s Termination, a permanent and total disability as defined in Section 22(e)(3) of the Code. A Disability shall only be deemed to occur at the time of the determination by the Committee of the Disability. Notwithstanding the foregoing, for Awards that are subject to Section 409A of the Code, Disability shall mean that a Participant is disabled under Section 409A(a)(2)(C)(i) or (ii) of the Code.

2.13 “Effective Date” means the effective date of the Plan as defined in Article XVI.

2.14 “Eligible Employees” means each employee of the Company or an Affiliate.

2.15 “Eligible Individual” means an Eligible Employee, Non-Employee Director or Consultant who is designated by the Committee in its sole discretion as eligible to receive Awards subject to the conditions set forth herein.

2.16 “Exchange Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the Exchange Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.17 “Fair Market Value” means, for purposes of the Plan, unless otherwise determined by the Committee or required by any applicable provision of the Code or any regulations issued thereunder, as of any date and except as provided below: (a) the last sales price reported for the Common Shares on the applicable date selected by the Committee as reported on the principal national securities exchange in the United States on which it is then traded or (b) if the Common Shares are not traded, listed or otherwise reported or quoted, the Committee shall determine in good faith the Fair Market Value in whatever manner it considers appropriate taking into account, where applicable, the requirements of Section 409A of the Code. For purposes of the grant of any Award, the applicable date shall be the trading day of the date of grant, the trading date immediately prior to the date of grant on which the Award is granted or any other day or dates selected by the Committee. For purposes of the exercise of any Award, the applicable date shall be the date a notice of exercise is received by the Company or, if not a day on which the applicable market is open, the next day that it is open.

2.18 “Family Member” means “family member” as defined in Section A.1.(a)(5) of the general instructions of Form S-8.

2.19 “Incentive Stock Option” means any Stock Option awarded to an Eligible Employee of the Company, its Subsidiaries and its Parents (if any) under the Plan intended to be and designated as an “Incentive Stock Option” within the meaning of Section 422 of the Code.

2.20 “Non-Employee Director” means a director or a member of the Board of the Company or any Affiliate who is not an active employee of the Company or any Affiliate.

2.21 “Non-Qualified Stock Option” means any Stock Option awarded under the Plan that is not an Incentive Stock Option.

2.22 “Other Cash-Based Award” means an Award granted pursuant to Section 11.3 of the Plan and denominated in cash at such time or times and subject to such terms and conditions as determined by the Committee in its sole discretion.

2.23 “Other Extraordinary Event” has the meaning set forth in Section 4.2(b).

2.24 “Other Stock-Based Award” means an Award under Article XI of the Plan that is valued in whole or in part by reference to, or is denominated in or otherwise based on, Common Shares.

2.25 “Parent” means any parent corporation of the Company within the meaning of Section 424(e) of the Code.

2.26 “Participant” means an Eligible Individual to whom an Award has been granted pursuant to the Plan.

2.27 “Performance Award” means an Award granted to a Participant pursuant to Article X hereof contingent upon achieving certain Performance Goals and which may be denominated in Common Shares or cash (regardless of the form of payment).

2.28 “Performance Goals” means goals established by the Committee as contingencies for Awards to vest and become exercisable or distributable based on one or more of the performance goals set forth in Exhibit A hereto.

2.29 “Performance Period” means the designated period during which the Performance Goals must be satisfied with respect to the Award to which the Performance Goals relate.

2.30 “Plan” means this Argo Group International Holdings, Ltd. 2019 Omnibus Incentive Plan, as amended from time to time.

2.31 “Prior Plan” means the 2007 Long-Term Incentive Plan and the 2014 Long-Term Incentive Plan, each as amended from time to time.

2.32 “Proceeding” has the meaning set forth in Section 15.8.

2.33 “Restricted Stock Award” or “Restricted Stock” means an Award of under Article VIII of the Plan that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.

2.34 “Restricted Stock Unit Award” or “RSU Award” means a contractual right awarded under Article IX of the Plan to receive cash or Common Shares.

2.35 “Restriction Period” has the meaning set forth in Section 8.3(a).

2.36 “Rule 16b-3” means Rule 16b-3 under Section 16(b) of the Exchange Act as then in effect or any successor provision.

2.37 “Section 4.2 Event” has the meaning set forth in Section 4.2(b).

2.38 “Section 409A of the Code” means the nonqualified deferred compensation rules under Section 409A of the Code and any applicable treasury regulations and other official guidance thereunder.

2.39 “Securities Act” means the Securities Act of 1933, as amended and all rules and regulations promulgated thereunder. Reference to a specific section of the Securities Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.40 “Share Reserve” has the meaning set forth in Section 4.1.

2.41 “Stock Appreciation Right” or “SAR” shall mean the right pursuant to an Award granted under Article VII.

2.42 “Stock Option” or “Option” means any option to purchase Common Shares granted to Eligible Individuals granted pursuant to Article VI.

2.43 “Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

2.44 “Ten Percent Shareholder” means a person owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, its Subsidiaries or its Parent.

2.45 “Termination” means a Termination of Consultancy, Termination of Directorship or Termination of Employment, as applicable.

2.46 “Termination of Consultancy” means: (a) that the Consultant is no longer acting as a consultant to the Company or an Affiliate; or (b) when an entity which is retaining a Participant as a Consultant ceases to be an Affiliate unless the Participant otherwise is, or thereupon becomes, a Consultant to the Company or another Affiliate at the time the entity ceases to be an Affiliate. In the event that a Consultant becomes an Eligible Employee or a Non-Employee Director upon the termination of such Consultant’s consultancy, unless otherwise determined by the Committee, in its sole discretion, no Termination of Consultancy shall be deemed to occur until such time as such Consultant is no longer a Consultant, an Eligible Employee or a Non-Employee Director. Notwithstanding the foregoing, the Committee may otherwise define Termination of Consultancy in the Award Agreement or, if no rights of a Participant are reduced, may otherwise define Termination of Consultancy thereafter, provided that any such change to the definition of the term “Termination of Consultancy” does not subject the applicable Award to Section 409A of the Code.

2.47 “Termination of Directorship” means that the Non-Employee Director has ceased to be a director of the Company; except that if a Non-Employee Director becomes an Eligible Employee or a Consultant upon the termination of such Non-Employee Director’s directorship, unless otherwise determined by the Committee, in its sole discretion, such Non-Employee Director’s ceasing to be a director of the Company shall not be treated as a Termination of Directorship unless and until the Participant has a Termination of Employment or Termination of Consultancy, as the case may be.

2.48 “Termination of Employment” means: (a) a termination of employment (for reasons other than a military or personal leave of absence granted by the Company) of a Participant from the Company and its Affiliates; or (b) when an entity which is employing a Participant ceases to be an Affiliate, except as otherwise determined by the Committee, unless the Participant otherwise is, or thereupon becomes, employed by the Company or another Affiliate at the time the entity ceases to be an Affiliate. In the event that an Eligible Employee becomes a Consultant or a Non-Employee Director upon the termination of such Eligible Employee’s employment, unless otherwise determined by the Committee, in its sole discretion, no Termination of Employment shall be deemed to occur until such time as such Eligible Employee is no longer an Eligible Employee, a Consultant or a Non-Employee Director. Notwithstanding the foregoing, the Committee may otherwise define Termination of Employment in the Award Agreement or, if no rights of a Participant are reduced, may otherwise define Termination of Employment thereafter, provided that any such change to the definition of the term “Termination of Employment” does not subject the applicable Award to Section 409A of the Code.

2.49 “Transfer” means: (a) when used as a noun, any direct or indirect transfer, sale, assignment, pledge, hypothecation, encumbrance or other disposition (including the issuance of equity in any entity), whether for value or no value and whether voluntary or involuntary (including by operation of law), and (b) when used as a verb, to directly or indirectly transfer, sell, assign, pledge, encumber, charge, hypothecate or otherwise dispose of (including the issuance of equity in any entity) whether for value or for no value and whether voluntarily or involuntarily (including by operation of law). “Transferred” and “Transferable” shall have a correlative meaning.

ARTICLE III

ADMINISTRATION

3.1 The Committee. The Plan shall be administered and interpreted by the Committee. To the extent required by applicable law, rule or regulation, it is intended that each member of the Committee shall qualify as (a) a “non-employee director” under Rule 16b-3 and (b) an “independent director” under the rules of any national securities exchange or national securities association, as applicable. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify.

3.2 Grants of Awards. The Committee shall have full authority to grant, pursuant to the terms of the Plan, to Eligible Individuals: (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Restricted Stock Awards, (iv) RSU Awards, (v) Performance Awards; (vi) Other Stock-Based Awards; and (vii) Other Cash-Based Awards. In particular, the Committee shall have the authority:

(a) to select the Eligible Individuals to whom Awards may from time to time be granted hereunder;

(b) to determine whether and to what extent Awards, or any combination thereof, are to be granted hereunder to one or more Eligible Individuals;

(c) to determine the number of Common Shares to be covered by each Award granted hereunder;

(d) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder (including the exercise or purchase price (if any), any restriction or limitation, any vesting schedule or acceleration thereof, or any forfeiture restrictions or waiver thereof, regarding any Award and the

Common Shares relating thereto, based on such factors, if any, as the Committee shall determine, in its sole discretion);

(e) to determine the amount of cash to be covered by each Award granted hereunder;

(f) to determine whether, to what extent and under what circumstances grants of Options and other Awards under the Plan are to operate on a tandem basis and in conjunction with or apart from other awards made by the Company outside of the Plan;

(g) to determine whether and under what circumstances a Stock Option or SAR may be settled in cash, Common Shares, Restricted Stock Awards or any combination thereof under Section 6.3(d);

(h) to determine whether a Stock Option is an Incentive Stock Option or Non-Qualified Stock Option;

(i) to determine whether to require a Participant, as a condition of the granting of any Award, to not sell or otherwise dispose of Common Shares acquired pursuant to the exercise of an Award for a period of time as determined by the Committee, in its sole discretion, following the date of the acquisition of such Award;

(j) to modify, extend or renew an Award, subject to Article XIII and Sections 6.3(l) and 7.2(a), provided, however, that such action does not subject the Award to Section 409A of the Code without the consent of the Participant; and

(k) solely to the extent permitted by applicable law, to determine whether, to what extent and under what circumstances to provide loans (which may be on a recourse basis and shall bear interest at the rate the Committee shall provide) to Participants in order to exercise Options under the Plan.

3.3 Guidelines.

(a) Subject to Article XIII hereof, the Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan and perform all acts, including the delegation of its responsibilities (to the extent permitted by applicable law and applicable stock exchange rules), as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any agreement relating thereto in the manner and to the extent it shall deem necessary to effectuate the purpose and intent of the Plan. The Committee may adopt special guidelines and provisions for persons who are residing in or employed in, or subject to, the taxes of, any domestic or foreign jurisdictions to comply with applicable tax and securities laws of such domestic or foreign jurisdictions. No action of the Committee under this Section 3.3 shall materially impair the rights of any Participant without the Participant’s consent.

(b) To the extent applicable, the Plan is intended to comply with the applicable requirements of Rule 16b-3, and the Plan shall be limited, construed and interpreted in a manner so as to comply therewith.

3.4 Decisions Final. Any decision, interpretation or other action made or taken in good faith by or at the direction of the Company, the Board or the Committee (or any of its members) arising out of or in connection with the Plan shall be within the absolute discretion of all and each of them, as the case may be, and shall be final, binding and conclusive on the Company and all employees and Participants and their respective heirs, executors, administrators, successors and assigns.

3.5 Procedures. If the Committee is appointed, the Board shall designate one of the members of the Committee as chairman and the Committee shall hold meetings, subject to the Bye-Laws of the Company, at such times and places as it shall deem advisable, including by telephone conference or by written consent to the extent permitted by applicable law. A majority of the Committee members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by all of the Committee members in accordance with the Bye-Laws of the Company, shall be fully effective as if it had been made by a vote at a meeting duly called and held. The Committee shall keep minutes of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

3.6 Delegation of Authority. To the extent permitted by applicable law or the rules of any applicable securities exchange or automated quotation system on which the Common Shares are listed, quoted or traded, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or to the Chief Executive Officer the authority to grant or amend Awards or to take other administrative actions pursuant to this Article III; provided, however, that in no event shall the Chief Executive Officer be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, or (b) himself or herself; provided further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under applicable securities laws or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 3.6 shall serve in such capacity at the pleasure of the Board and the Committee.

3.7 Designation of Consultants/Liability.

(a) The Committee may designate employees of the Company and professional advisors to assist the Committee in the administration of the Plan and (to the extent permitted by applicable law and applicable exchange rules) may grant authority to officers to grant Awards and execute agreements or other documents on behalf of the Committee.

(b) The Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. Expenses incurred by the Committee or the Board in the engagement of any such counsel, consultant or agent shall be paid by the Company. The Committee, its members and any person designated pursuant to sub-section (a) above shall not be liable for any action or determination made in good faith with respect to the Plan. To the maximum extent permitted by applicable law, no officer of the Company or member or former member of the Committee or of the Board shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under it.

3.8 Indemnification. To the maximum extent permitted by applicable law and the Certificate of Incorporation and Bye-Laws of the Company and to the extent not covered by insurance directly insuring such person, each officer or employee of the Company or any Affiliate and member or former member of the Committee or the Board shall be indemnified and held harmless by the Company against any cost or expense (including reasonable fees of counsel reasonably acceptable to the Committee) or liability (including any sum paid in settlement of a claim with the approval of the Committee), and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with the administration of the Plan, except to the extent arising out of such officer’s, employee’s, member’s or former member’s own fraud or bad faith. Such indemnification shall be in addition to any right of indemnification the employees, officers, directors or members or former officers, directors or members may have under applicable law or under the Certificate of Incorporation or Bye-Laws of the Company or any Affiliate. Notwithstanding anything else herein, this indemnification will not apply to the actions or determinations made by an individual with regard to Awards granted to such individual under the Plan.

ARTICLE IV

SHARE LIMITATION

4.1 Shares.

(a) Share Reserve. Subject to any increase or decrease pursuant to this Section 4.1 and Section 4.2 below, the aggregate number of Common Shares that may be issued, or with respect to which Awards may be granted, under the Plan shall be 1,885,000 Common Shares, less one (1) share for every one (1) share granted under any Prior Plan after December 31, 2018 (such aggregate number, the “Share Reserve”). Common Shares issued hereunder may be either authorized and unissued Common Shares or Common Shares held in or acquired for the treasury of the Company or both. Any Common Shares that are subject to Options or Stock Appreciation Rights shall be counted against the Share Reserve as one (1) share for every one (1) share granted, and any Common Shares that are subject to Restricted Stock, Restricted Stock Unit Awards, Performance Awards or Other Stock-Based Awards (“Full-Value Awards”) shall also be counted against the Share Reserve as one (1) share for every one (1) share granted. Upon effectiveness of the Plan, no further grants will be made under any Prior Plan; however, any awards under a Prior Plan that are outstanding as of the Effective Date shall remain subject to the terms and conditions of, and be governed by, such Prior Plan.

(b) Substitute Awards; Use of Shares Under Acquired Company Plans. Common Shares issued under Awards granted upon the assumption, substitution of exchange for previously granted awards of a company acquired by the Company shall not reduce the Share Reserve. In addition, the Company may issue Awards under the Plan without reduction to the Share Reserve with respect to shares available under an equity incentive plan maintained by a company acquired by the Company in a corporate transaction, as appropriately adjusted to reflect such transaction pursuant to Section 4.2 (subject to all applicable stock exchange listing requirements). The maximum number of Common Shares with respect to which Incentive Stock Options may be granted under the Plan shall equal the Share Reserve without regard to adjustments under Section 4.1(c).

(c) Permitted Addbacks to Share Reserve; Certain Limitations Relating to Options and SARs. If any Option or Stock Appreciation Right granted under the Plan expires, terminates or is cash-settled or canceled for any reason without having been exercised in full or, after December 31, 2018, any option or stock appreciation right granted under a Prior Plan expires, terminates or is cash-settled or canceled for any reason without having been exercised in full, the number of Common Shares underlying any such Award or award under a Prior Plan shall again be available for the purpose of Awards under the Plan. If any Full-Value Awards granted under the Plan or, after December 31, 2018, any awards other than options or stock appreciation rights granted under a Prior Plan are forfeited or cash-settled for any reason, or if withholding obligations with respect to such Full-Value Awards or awards other than options or stock appreciation rights under a Prior Plan are satisfied by withholding Common Shares or the delivery of Common Shares already owned, the number of such forfeited, cash-settled, withheld or delivered Common Shares shall again be available for purposes of Awards under the Plan. Notwithstanding anything to the contrary contained herein, the following Common Shares shall not be added to the Share Reserve: (i) Common Shares tendered by the Participant or withheld by the Company in payment of the purchase price of an Option under the Plan or an option under a Prior Plan, (ii) Common Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to Options or Stock Appreciation Rights under the Plan or options or stock appreciation rights under a Prior Plan, (iii) Common Shares subject to a Stock Appreciation Right under the Plan or a stock appreciation right under a Prior Plan that are not issued in connection with its stock settlement on exercise thereof, and (iv) Common Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options under the Plan or, options under a Prior Plan.

(d) Share Counting for Shares Added Back. Any Common Shares that again become available for Awards under the Plan pursuant to the foregoing Section 4.1(c) shall be added as (i) one (1) Common Share for every one (1) share subject to Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under the Prior Plan, and (ii) as one (1) Common Share for every one (1) share subject to Full-Value Awards granted under the Plan or a Prior Plan.

(e) Non-Employee Director Limitation. The maximum number of Common Shares subject to Awards granted during a single fiscal year to any Non-Employee Director, taken together with any cash fees paid during the fiscal year to the Non-Employee Director, in respect of the Director’s service as a member of the Board during such year (including service as a member or chair of any committees of the Board), shall not exceed $600,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes). The independent members of the Board may make exceptions to this limit for a non-executive chair of the Board, provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation.

4.2 Changes.

(a) The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the shareholders of the Company to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger or consolidation of the Company or any Affiliate, (iii) any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Shares, (iv) the dissolution or liquidation of the Company or any Affiliate, (v) any sale or transfer of all or part of the assets or business of the Company or any Affiliate or (vi) any other corporate act or proceeding.

(b) Subject to the provisions of Section 12.1, if there shall occur any change in the capital structure of the Company by reason of any stock split, reverse stock split, stock dividend, subdivision, combination or reclassification of Common Shares that may be issued under the Plan, any recapitalization, any merger, any consolidation, any extraordinary dividend (whether cash or stock), any spin off, any reorganization or any partial or complete liquidation, or any other corporate transaction or event having an effect similar to any of the foregoing (a “Section 4.2 Event”), then (i) the aggregate number and kind of Common Shares that thereafter may be issued under the Plan, (ii) the number and kind of Common Shares or other property (including cash) to be issued upon exercise of an outstanding Award granted under the Plan, (iii) the purchase price thereof, and (iv) any applicable performance conditions, shall be appropriately adjusted. In addition, subject to Section 12.1, if there shall occur any change in the capital structure or the business of the Company that is not a Section 4.2 Event (an “Other Extraordinary Event”), including by reason of any conversion, any adjustment, any issuance of any class of securities convertible or exercisable into, or exercisable for, any class of stock, or any sale or transfer of all or substantially all of the Company’s assets or business, then the Committee shall adjust any Award and make such other adjustments to the Plan as the Committee deems is equitable to prevent enlargement or dilution of rights or obligations under outstanding Awards. Any adjustment pursuant to this Section 4.2 shall be consistent with the applicable Section 4.2 Event or the applicable Other Extraordinary Event, as the case may be, and in such manner as the Committee may, in its sole discretion, deem appropriate and equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, Participants under the Plan. Any such adjustment determined by the Committee shall be final, binding and conclusive on the Company and all Participants and their respective heirs, executors, administrators, successors and permitted assigns. Except as expressly provided in this Section 4.2 or in the applicable Award Agreement, a Participant shall have no rights by reason of any Section 4.2 Event or any Other Extraordinary Event.

(c) Fractional Common Shares resulting from any adjustment in Awards pursuant to Section 4.2(a) or 4.2(b) shall be aggregated until, and eliminated at, the time of settlement by rounding-down for fractions less than one-half and rounding-up for fractions equal to or greater than one-half. No cash settlements shall be made with respect to fractional shares eliminated by rounding. Notice of any adjustment shall be given by the Committee to each Participant whose Award has been adjusted and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of the Plan.

4.3 Minimum Purchase Price. Notwithstanding any provision of the Plan to the contrary, if authorized but previously unissued Common Shares are issued under the Plan, such shares shall not be issued for a consideration that is less than as permitted under applicable law.

4.4 Treatment of Dividends and Dividend Equivalents on Unvested Awards. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that provides for or includes a right to dividends or dividend equivalents, if dividends are declared during the period that an equity Award is outstanding, such dividends (or dividend equivalents) shall either (i) not be paid or credited with respect to such Award or (ii) be accumulated but remain subject to vesting requirement(s) to the same extent as the applicable Award and shall only be paid at the time or times such vesting requirement(s) are satisfied.

4.5 Minimum Vesting Requirement. Notwithstanding any other provision of the Plan to the contrary, Awards granted under the Plan (other than cash-based Awards) shall vest no earlier than the first anniversary of the date on which the Award is granted; provided, that the following Awards shall not be subject to the foregoing minimum vesting requirement: any (i) substitute awards granted upon the assumption, substitution of exchange for previously granted awards of a company acquired by the Company, (ii) Common Shares delivered in lieu of fully vested cash Awards, (iii) Awards to Non-Employee Directors that vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting, and (iv) any additional Awards the Committee may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 4.1 (subject to adjustment under Section 4.2); and, provided, further, that the foregoing restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of retirement, death, Disability or a Change in Control, in the terms of the Award Agreement or otherwise.

ARTICLE V

ELIGIBILITY

5.1 General Eligibility. All current Eligible Individuals are eligible to be granted Awards; provided, however, that unless otherwise determined by the Committee or provided in an applicable Award Agreement, an Eligible Individual must be in active employment, consultancy or directorship (as applicable) by the Company or an Affiliate (and not serving under a notice of Termination or resignation), in order to be eligible to receive an Award. Eligibility for the grant of Awards and actual participation in the Plan shall be determined by the Committee in its sole discretion.

5.2 Incentive Stock Options. Notwithstanding the foregoing, only Eligible Employees of the Company, its Subsidiaries and its Parent (if any) are eligible to be granted Incentive Stock Options under the Plan. Eligibility for the grant of an Incentive Stock Option and actual participation in the Plan shall be determined by the Committee in its sole discretion.

ARTICLE VI

STOCK OPTIONS

6.1 Grant of Stock Options. The Committee is authorized to grant Awards of Stock Options to Eligible Individuals from time to time, in its sole discretion. Stock Options may be granted alone or in addition to other Awards granted under the Plan. The Committee shall determine the Eligible Individuals, to whom, and the time or times at which, grants of Stock Options shall be made, the amount of consideration for any Stock Options, including no consideration or such minimum consideration as may be required by applicable law, the number of Common Shares pursuant to such Stock Options to be awarded, the time or times within which such Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Stock Options. The Committee may condition the grant or vesting of Stock Options upon the attainment of specified performance targets (including the Performance Goals) or such other factors as the Committee may determine in its sole discretion. Each Stock Option granted under the Plan shall be of one of two types: (a) an Incentive Stock Option or (b) a Non-Qualified Stock Option.

6.2 Grants. The Committee shall have the authority to grant to any Eligible Employee one or more Incentive Stock Options, Non-Qualified Stock Options, or both types of Stock Options. The Committee shall have the authority to grant any Consultant or Non-Employee Director one or more Non-Qualified Stock Options. To the extent that any Stock Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Stock Option or the portion thereof which does not so qualify shall constitute a separate Non-Qualified Stock Option.

6.3 Terms and Conditions. Options granted under the Plan shall be subject to the following terms and conditions and shall be in such form and contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:

(a) Exercise Price. The exercise price per Common Share subject to a Stock Option shall be determined by the Committee at the time of grant, provided that the per share exercise price of a Stock Option shall not be less than 100% (or, in the case of an Incentive Stock Option granted to a Ten Percent Shareholder, 110%) of the Fair Market Value of the Common Shares at the time of grant; provided that this Section 6.3(a) shall not apply to stock options assumed by the Company or substituted for awards in a corporate transaction.

(b) Stock Option Term. The term of each Stock Option shall be fixed by the Committee, provided that no Stock Option shall be exercisable more than ten (10) years after the date the Option is granted; and provided further that the term of an Incentive Stock Option granted to a Ten Percent Shareholder shall not exceed five (5) years.

(c) Exercisability. Unless otherwise provided by the Committee in accordance with the provisions of this Section 6.3, Stock Options granted under the Plan shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at the time of grant. If the Committee provides, in its sole discretion, that any Stock Option is exercisable subject to certain limitations (including that such Stock Option is exercisable only in installments or within certain time periods), the Committee may waive such limitations on the exercisability at any time at or after the time of grant in whole or in part (including waiver of the installment exercise provisions or acceleration of the time at which such Stock Option may be exercised), based on such factors, if any, as the Committee shall determine, in its sole discretion.

(d) Method of Exercise. Subject to whatever installment exercise and waiting period provisions apply under Section 6.3(c), to the extent vested, Stock Options may be exercised in whole or in part at any time during the Option term, by giving written notice of exercise to the Company specifying the number of Common Shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price as follows: (i) in cash or by check, bank draft or money order payable to the order of the Company; (ii) solely to the extent permitted by applicable law, if the Common Shares are traded on a national securities exchange, and the Committee authorizes, through a procedure whereby the Participant delivers irrevocable instructions to a broker reasonably acceptable to the Committee to deliver promptly to the Company an amount equal to the purchase price; or (iii) on such other terms and conditions as may be acceptable to the Committee (including having the Company withhold Common Shares issuable upon exercise of the Stock Option, or by payment in full or in part in the form of Common Shares owned by the Participant, based on the Fair Market Value of the Common Shares on the payment date as determined by the Committee). No Common Shares shall be issued until payment therefor, as provided herein, has been made or provided for.

(e) Non-Transferability of Options. No Stock Option shall be Transferable by the Participant other than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during the Participant’s lifetime, only by the Participant. Notwithstanding the foregoing, the Committee may determine, in its sole discretion, at the time of grant or thereafter that a Non-Qualified Stock Option that is otherwise not Transferable pursuant to this Section is Transferable to a Family Member for no consideration in whole or in part and in such circumstances, and under such conditions, as specified by the Committee. A Non-Qualified Stock Option that is Transferred to a Family Member pursuant to the preceding sentence (i) may not be subsequently

Transferred other than by will or by the laws of descent and distribution and (ii) remains subject to the terms of the Plan and the applicable Award Agreement. Any Common Shares acquired upon the exercise of a Non-Qualified Stock Option by a permissible transferee of a Non-Qualified Stock Option or a permissible transferee pursuant to a Transfer after the exercise of the Non-Qualified Stock Option shall be subject to the terms of the Plan and the applicable Award Agreement.

(f) Termination by Death or Disability. Unless otherwise provided in the Award Agreement, or if no rights of the Participant are reduced, at any time after the grant, if a Participant’s Termination is by reason of death or Disability, all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination may be exercised by the Participant (or in the case of the Participant’s death, by the legal representative of the Participant’s estate) at any time within a period of one (1) year from the date of such Termination, but in no event beyond the expiration of the stated term of such Stock Options; provided, however, that, in the event of a Participant’s Termination by reason of Disability, if the Participant dies within such exercise period, all unexercised Stock Options held by such Participant shall thereafter be exercisable, to the extent to which they were exercisable at the time of death, for a period of one (1) year from the date of such death, but in no event beyond the expiration of the stated term of such Stock Options.

(g) Involuntary Termination Without Cause. Unless otherwise provided in the Award Agreement, or if no rights of the Participant are reduced, at any time after the grant, if a Participant’s Termination is by involuntary termination by the Company without Cause, all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination may be exercised by the Participant at any time within a period of ninety (90) days from the date of such Termination, but in no event beyond the expiration of the stated term of such Stock Options.

(h) Voluntary Resignation. Unless otherwise provided in the Award Agreement, or if no rights of the Participant are reduced, thereafter, if a Participant’s Termination is voluntary (other than a voluntary termination described in Section 6.3(i)(y) hereof), all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination may be exercised by the Participant at any time within a period of thirty (30) days from the date of such Termination, but in no event beyond the expiration of the stated term of such Stock Options.

(i) Termination for Cause. Unless otherwise provided in the Award Agreement, or if no rights of the Participant are reduced, thereafter, if a Participant’s Termination (x) is for Cause or (y) is a voluntary Termination (as provided in Section 6.3(h)) after the occurrence of an event that would be grounds for a Termination for Cause, all Stock Options, whether vested or not vested, that are held by such Participant shall thereupon terminate and expire as of the date of such Termination.

(j) Unvested Stock Options. Unless otherwise provided in the Award Agreement, or if no rights of the Participant are reduced, thereafter, Stock Options that are not vested as of the date of a Participant’s Termination for any reason shall terminate and expire as of the date of such Termination.

(k) Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined as of the time of grant) of the Common Shares with respect to which Incentive Stock Options are exercisable for the first time by an Eligible Employee during any calendar year under the Plan, any other stock option plan of the Company or both thereof, any Subsidiary or any Parent exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options. In addition, if an Eligible Employee does not remain employed by the Company, any Subsidiary or any Parent at all times from the time an Incentive Stock Option is granted until three (3) months prior to the date of exercise thereof (or such other period as required by applicable law), such Stock Option shall be treated as a Non-Qualified Stock Option. Should any provision of the Plan not be necessary in order for the Stock Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Committee may amend the Plan accordingly, without the necessity of obtaining the approval of the shareholders of the Company.

(l) Form, Modification, Extension and Renewal of Stock Options. Subject to the terms and conditions and within the limitations of the Plan, Stock Options shall be evidenced by such form of agreement or grant as is approved by the Committee, and the Committee may (i) modify, extend or renew outstanding Stock Options granted under the Plan (provided that the rights of a Participant are not reduced without such Participant’s consent and provided further that such action does not subject the Stock Options to Section 409A of the Code without the consent of the Participant), and (ii) accept the surrender of outstanding Stock Options (to the extent not theretofore exercised) and authorize the granting of new Stock Options in substitution therefor (to the extent not theretofore exercised). Notwithstanding the foregoing, an outstanding Option may not be modified to reduce the exercise price thereof, a new Option may not, at a lower exercise price, be substituted for a surrendered Option and an outstanding Option for which the exercise price is higher than the Fair Market Value of such Award may not be cancelled for cash or another Award (in each case, other than adjustments or substitutions in accordance with Section 4.2 or in connection with a Change in Control), unless any such action is approved by the shareholders of the Company.

(m) Deferred Delivery of Common Shares. The Committee may in its sole discretion permit Participants to defer delivery of Common Shares acquired pursuant to a Participant’s exercise of an Option in accordance with the terms and conditions established by the Committee in the applicable Award Agreement, which shall be intended to comply with the requirements of Section 409A of the Code where applicable.

(n) Early Exercise. The Committee may provide that a Stock Option include a provision whereby the Participant may elect at any time before the Participant’s Termination to exercise the Stock Option as to any part or all of the Common Shares subject to the Stock Option prior to the full vesting of the Stock Option and such shares shall be subject to the provisions of Article VIII and be treated as Restricted Stock. Unvested Common Shares so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Committee determines to be appropriate.

(o) Other Terms and Conditions. The Committee may include a provision in an Award Agreement providing for the automatic exercise of a Non-Qualified Stock Option on a cashless basis on the last day of the term of such Option if the Participant has failed to exercise the Non-Qualified Stock Option as of such date, with respect to which the Fair Market Value of the Common Shares underlying the Non-Qualified Stock Option exceeds the exercise price of such Non-Qualified Stock Option on the date of expiration of such Option, subject to Section 15.4. Stock Options may contain such other provisions, which shall not be inconsistent with any of the terms of the Plan, as the Committee shall deem appropriate; provided, however, Options are not eligible for dividends or dividend equivalent rights.

ARTICLE VII

STOCK APPRECIATION RIGHTS

7.1 Grant of Stock Appreciation Rights. The Committee is authorized to grant Awards of Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion. Stock Appreciation Rights may be granted alone or in addition to other Awards granted under the Plan. The Committee shall determine the Eligible Individuals, to whom, and the time or times at which, grants of Stock Appreciation Rights shall be made, the amount of consideration for any Stock Appreciation Rights, including no consideration or such minimum consideration as may be required by applicable law, the number of Common Shares subject to such Stock Appreciation Rights to be awarded, the time or times within which such Stock Appreciation Rights may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of Stock Appreciation Rights. The Committee may condition the grant or vesting of Stock Appreciation Rights upon the attainment of specified performance targets (including the Performance Goals) or such other factors as the Committee may determine in its sole discretion.

7.2 Terms and Conditions. Stock Appreciation Rights granted hereunder shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, and the following:

(a) Exercise Price. The exercise price per Common Share subject to a Stock Appreciation Right shall be determined by the Committee at the time of grant, provided that the per share exercise price of a Stock Appreciation Right shall not be less than 100% of the Fair Market Value of the Common Shares at the time of grant; provided that this Section 7.2(a) shall not apply to Stock Appreciation Rights assumed by the Company or substituted for awards in a corporate transaction. Notwithstanding the foregoing, an outstanding Stock Appreciation Right may not be modified to reduce the exercise price thereof, a new Stock Appreciation Right may not, at a lower price, be substituted for a surrendered Stock Appreciation Right and an outstanding SAR for which the exercise price is higher than the Fair Market Value of such Award may not be cancelled for cash or another Award (other than adjustments or substitutions in accordance with Section 4.2 or in connection with a Change in Control), each unless such action is approved by the shareholders of the Company, provided that the exercise price of an outstanding Stock Appreciation Right that is granted in exchange for either an Option or a tandem Stock Appreciation Right that is granted subsequent to such Option may be less than Fair Market Value on the date of grant if the exercise price of such outstanding SAR is equal to the exercise price of such Option for which it was exchanged (or tandem Stock Appreciation Right, as applicable).

(b) Term. The term of each Stock Appreciation Right shall be fixed by the Committee, but shall not be greater than ten (10) years after the date the right is granted.

(c) Exercisability. Unless otherwise provided by the Committee in accordance with the provisions of this Section 7.2, Stock Appreciation Rights granted under the Plan shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at the time of grant. If the Committee provides, in its sole discretion, that any such right is exercisable subject to certain limitations (including that it is exercisable only in installments or within certain time periods), the Committee may waive such limitations on the exercisability at any time at or after grant in whole or in part (including waiver of the installment exercise provisions or acceleration of the time at which such right may be exercised), based on such factors, if any, as the Committee shall determine, in its sole discretion.

(d) Method of Exercise. Subject to whatever installment exercise and waiting period provisions apply under Section 7.2(c), Stock Appreciation Rights may be exercised in whole or in part at any time in accordance with the applicable Award Agreement, by giving written notice of exercise to the Company specifying the number of Stock Appreciation Rights to be exercised.

(e) Payment. Upon the exercise of a Stock Appreciation Right, a Participant shall be entitled to receive, for each right exercised, up to, but no more than, an amount in cash, Common Shares or both cash and Common Shares (as chosen by the Committee in its sole discretion) equal in value to the excess of the Fair Market Value of one Common Share on the date that the right is exercised over the exercise price of one Common Share on the date that the right was awarded to the Participant.

(f) Termination. Unless otherwise provided in the applicable Award Agreement, upon a Participant’s Termination for any reason, Stock Appreciation Rights will remain exercisable following a Participant’s Termination on the same basis as Stock Options would be exercisable following a Participant’s Termination in accordance with the provisions of Sections 6.3(f) through 6.3(j).

(g) Non-Transferability. No Stock Appreciation Rights shall be Transferable by the Participant other than by will or by the laws of descent and distribution, and all such rights shall be exercisable, during the Participant’s lifetime, only by the Participant. Notwithstanding the foregoing, the Committee may determine, in its sole discretion, at the time of grant or thereafter that a Stock Appreciation Right that is otherwise not Transferable pursuant to this Section is Transferable to a Family Member for no consideration in whole or in part and in such circumstances, and under such conditions, as specified by the Committee. A Stock Appreciation Right that is Transferred to a Family Member pursuant to the preceding sentence (i) may not be subsequently Transferred other than by will or by the laws of descent and distribution and (ii) remains subject to the terms of the Plan and the applicable Award Agreement. Any Stock Appreciation Right acquired by a permissible transferee shall be subject to the terms of the Plan and the applicable Award Agreement.

7.3 Other Terms and Conditions. The Committee may include a provision in an Award Agreement providing for the automatic exercise of a Stock Appreciation Right on a cashless basis on the last day of the term of such Stock Appreciation Right if the Participant has failed to exercise the Stock Appreciation Right as of such date, with respect to which the Fair Market Value of the Common Shares underlying the Stock Appreciation Right exceeds the exercise price of such Stock Appreciation Right on the date of expiration of such Stock Appreciation Right, subject to Section 15.4. Stock Appreciation Rights may contain such other provisions, which shall not be inconsistent with any of the terms of the Plan, as the Committee shall deem appropriate; provided, however, Stock Appreciation Rights are not eligible for dividends or dividend equivalent rights.

ARTICLE VIII

RESTRICTED STOCK

8.1 Grant of Restricted Stock. The Committee is authorized to grant Awards of Restricted Stock to Eligible Individuals from time to time, in its sole discretion. Shares of Restricted Stock may be issued either alone or in addition to other Awards granted under the Plan. The Committee shall determine the Eligible Individuals, to whom, and the time or times at which, grants of Restricted Stock shall be made, the amount of consideration for any Restricted Stock Awards, including no consideration or such minimum consideration as may be required by applicable law, the number of Common Shares to be awarded, the price (if any) to be paid by the Participant (subject to Section 8.2), the time or times within which such Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Awards. The Committee may condition the grant or vesting of Restricted Stock upon the attainment of specified performance targets (including the Performance Goals) or such other factors as the Committee may determine in its sole discretion.

8.2 Awards and Certificates. Eligible Individuals selected to receive Restricted Stock shall not have any right with respect to such Award, unless and until such Participant has delivered a fully executed copy of the agreement evidencing the Award to the Company, to the extent required by the Committee, and has otherwise complied with the applicable terms and conditions of such Award. Further, such Award shall be subject to the following conditions:

(a) Purchase Price. The purchase price of Restricted Stock shall be fixed by the Committee. Subject to Section 4.3, the purchase price for shares of Restricted Stock may be zero to the extent permitted by applicable law, and, to the extent not so permitted, such purchase price may not be less than par value.

(b) Acceptance. Awards of Restricted Stock must be accepted within a period of 60 days (or such shorter period as the Committee may specify at grant) after the grant date, by executing a Restricted Stock agreement and by paying whatever price (if any) the Committee has designated thereunder.

(c) Legend. Each Participant receiving Restricted Stock shall be issued a stock certificate in respect of such shares of Restricted Stock, unless the Committee elects to use another system, such as book entries by the transfer agent, as evidencing ownership of shares of Restricted Stock. Such certificate shall be registered in the name of such Participant, and shall, in addition to such legends required by applicable securities laws, bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

“The anticipation, alienation, attachment, sale, transfer, assignment, pledge, encumbrance or charge of the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Argo Group International Holdings, Ltd. (the “Company”) 2019 Omnibus Incentive Plan (as

amended from time to time, the “Plan”) and an Agreement entered into between the registered owner and the Company dated                 . Copies of such Plan and Agreement are on file at the principal office of the Company.”

(d) Custody. If stock certificates are issued in respect of shares of Restricted Stock, the Committee may require that any stock certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any grant of Restricted Stock, the Participant shall have delivered a duly signed stock power or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate by the Company, which would permit transfer to the Company of all or a portion of the shares subject to the Restricted Stock Award in the event that such Award is forfeited in whole or part.

8.3 Terms and Conditions. The shares of Restricted Stock awarded pursuant to the Plan shall be subject to the following restrictions and conditions:

(a) Restriction Period. The Participant shall not be permitted to Transfer shares of Restricted Stock awarded under the Plan during the period or periods set by the Committee (the “Restriction Period”), commencing on the date as set forth in the applicable Award Agreement, and such Award Agreement shall set forth a vesting schedule and any event that would accelerate vesting of the shares of Restricted Stock. Based on the Participant’s service, the attainment of Performance Goals (if any) and such other factors or criteria as the Committee may determine in its sole discretion, the Committee may condition the grant or provide for the lapse of such restrictions in installments in whole or in part, or may accelerate the vesting of all or any part of any Restricted Stock Award and waive the deferral limitations for all or any part of any Restricted Stock Award.

(b) Rights as a Shareholder and Dividends. Except as provided in Section 8.3(a) and this Section 8.3(b) or as otherwise determined by the Committee in an Award Agreement, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a holder of Common Shares of the Company, including the right to receive dividends, the right to vote such shares and, subject to and conditioned upon the full vesting of shares of Restricted Stock, the right to tender such shares. The payment of dividends shall be deferred until, and conditioned upon, the expiration of the applicable Restriction Period, the attainment of Performance Goals (if any) and such other factors or criteria as the Committee may determine in its sole discretion, as applicable.

(c) Termination. Unless otherwise provided in the applicable Award Agreement, upon a Participant’s Termination for any reason during the relevant Restriction Period, all Restricted Stock still subject to restriction will be forfeited in accordance with the terms and conditions established by the Committee at grant or thereafter.

(d) Lapse of Restrictions. If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock, the certificates for such shares shall be delivered to the Participant. All legends shall be removed from said certificates at the time of delivery to the Participant, except as otherwise required by applicable law or other limitations imposed by the Committee.

ARTICLE IX

RESTRICTED STOCK UNITS

9.1 Grant of Restricted Stock Units. The Committee is authorized to grant Awards of Restricted Stock Units to Eligible Individuals from time to time, in its sole discretion. Restricted Stock Units may be issued either alone or in addition to other Awards granted under the Plan. The Committee shall determine the Eligible Individuals, to whom, and the time or times at which, grants of Restricted Stock Units shall be made, the amount of consideration for any Restricted Stock Units, including no consideration or such minimum consideration as may be required by applicable law, the number of Common Shares that any Restricted Stock Unit may be settled for, the time or times within which such Restricted Stock Units may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Restricted Stock Units. The Committee may condition the grant or vesting of Restricted Stock Units upon the attainment of specified performance targets (including the Performance Goals) or such other factors as the Committee may determine in its sole discretion.

(a) The Committee may grant Restricted Stock Units to Eligible Individuals, and shall determine the terms and conditions, including the restrictions, applicable to each award of Restricted Stock Units, which terms and conditions shall be set forth in the Award Agreement and shall not be inconsistent with the Plan, and may impose such conditions on the issuance of such Restricted Stock Units as it deems appropriate. The Award Agreement shall set forth the time and form of payment of each award of Restricted Stock Units.

(b) Date of Settlement. The Committee shall specify, or permit the Participant to elect, the conditions and dates upon which the Common Shares underlying the Restricted Stock Units shall be issued (or cash in lieu thereof shall be paid), which dates shall not be earlier than the date as of which the Restricted Stock Units vest and become nonforfeitable. Such conditions and dates shall be established, where applicable, in accordance with the applicable provisions of Section 409A of the Code or an exemption therefrom. On the settlement date(s), the Company shall issue to the Participant one unrestricted, fully transferable Common Share (or, if provided in the Award Agreement, the Fair Market Value of one such Common Share in cash) for each vested and nonforfeitable Restricted Stock Unit.

9.2 Terms and Conditions. Restricted Stock Units awarded pursuant to the Plan shall be subject to the following restrictions and conditions:

(a) Termination. Unless otherwise provided in the applicable Award Agreement, upon a Participant’s Termination for any reason during the relevant Restriction Period, all Restricted Stock Units still subject to restrictions, including performance-based or time-based restrictions, will be forfeited in accordance with the terms and conditions established by the Committee at grant or thereafter.

(b) Dividends. Dividends declared during the Performance Period with respect to the number of Common Shares covered by a Restricted Stock Unit Award can accumulate, but may only be paid to the Participant at the settlement of such Restricted Stock Unit Award upon the attainment of the applicable Performance Goals, the expiration of the applicable Restriction Period, and such other factors or criteria as the Committee may determine in its sole discretion, as applicable.

ARTICLE X

PERFORMANCE AWARDS

10.1 Grant of Performance Awards. The Committee is authorized to grant Performance Awards to Eligible Individuals from time to time, in its sole discretion. Performance Awards may be issued either alone or in addition to other Awards granted under the Plan. The Committee shall determine the Eligible Individuals, to whom, and the time or times at which, Performance Awards shall be made, the amount of consideration for any Performance Awards, including no consideration or such minimum consideration as may be required by applicable law, the number of Common Shares or the amount of cash subject to the Performance Award to be awarded, as applicable, the time or times within which such Performance Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Performance Awards. The Committee may condition the grant or vesting of Performance Awards Stock upon the attainment of specified performance targets (including the Performance Goals) or such other factors as the Committee may determine in its sole discretion. If the Performance Award is denominated in shares of Restricted Stock or Restricted Stock Units, such shares or units or cash equivalent thereof (based on the then current Fair Market Value of Common Shares subject to such shares or units), shall be paid to the Participant only upon attainment of the relevant Performance Goal in accordance with Article VIII. If the Performance Award is denominated in cash, it may be paid upon the attainment of the relevant Performance Goals in cash, in Common Shares, in shares of Restricted Stock or in Restricted Stock Units (based on the then current Fair Market Value of Common Shares subject to such Award), as determined by the Committee, in its sole and absolute discretion. Each Performance Award shall be evidenced by an Award Agreement in such form that is not inconsistent with the Plan and that the Committee may from time to time approve.

10.2 Terms and Conditions. Performance Awards awarded pursuant to this Article X shall be subject to the following terms and conditions:

(a) Earning of Performance Award. At the expiration of the applicable Performance Period, the Committee shall determine the extent to which the Performance Goals are achieved and the percentage of each Performance Award that has been earned.

(b) Non-Transferability. Subject to the applicable provisions of the Award Agreement and the Plan, Performance Awards may not be Transferred during the Performance Period.

(c) Dividends. Notwithstanding anything to the contrary, any dividends or dividend equivalents with respect to the number of Common Shares covered by a Performance Award shall either (i) not be paid or credited, or (ii) be accumulated, subject to restrictions and risk of forfeiture to the same extent as the Performance Award, and paid only if such restrictions and risk of forfeiture lapse.

(d) Payment. Following the Committee’s determination in accordance with Section 10.2(a), the Company shall settle Performance Awards, in such form (including in Common Shares or in cash) as determined by the Committee, in an amount equal to such Participant’s earned Performance Awards. Notwithstanding the foregoing, the Committee may, in its sole discretion, award an amount less than the earned Performance Awards and subject the payment of all or part of any Performance Award to additional vesting, forfeiture and deferral conditions as it deems appropriate. Unless otherwise determined by the Committee or provided in the applicable Award Agreement, a Participant must be in active employment, consultancy or directorship (as applicable) by the Company or an Affiliate (and not serving under a notice of Termination or resignation) on the payment date in order to be eligible to receive payment of the Performance Award.

(e) Termination. Subject to the applicable provisions of the Award Agreement and the Plan, upon a Participant’s Termination for any reason during the Performance Period for a given Performance Award, the Performance Award in question will vest or be forfeited in accordance with the terms and conditions established by the Committee at grant.

(f) Accelerated Vesting. Based on service, performance and such other factors or criteria, if any, as the Committee may determine, the Committee may, at or after grant, accelerate the vesting of all or any part of any Performance Award.

ARTICLE XI

OTHER STOCK-BASED AND CASH-BASED AWARDS

11.1 Grant of Other Stock-Based Awards. The Committee is authorized to grant to Eligible Individuals Other Stock-Based Awards that are denominated in, valued in whole or in part by reference to, or otherwise based on or related to Common Shares, including Common Shares awarded purely as a bonus and not subject to restrictions or conditions, Common Shares in payment of the amounts due under an incentive or performance plan sponsored or maintained by the Company or an Affiliate, stock equivalent units, and Awards valued by reference to book value of Common Shares. Other Stock-Based Awards may be granted either alone or in addition to or in tandem with other Awards granted under the Plan. The Committee shall determine the Eligible Individuals, to whom, and the time or times at which, grants of Other Stock-Based Awards shall be made, the amount of consideration for any Other Stock-Based Awards, including no consideration or such minimum consideration as may be required by applicable law, the number of Common Shares subject to such Stock-Based Awards to be awarded, the price (if any) to be paid by the Participant (subject to Section 8.2), the time or times within which such Stock-Based Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Stock-Based Awards. The Committee may condition the grant or vesting of Stock-Based Awards upon the attainment of specified performance targets (including the Performance Goals) or such other factors as the Committee may determine in its sole discretion.

11.2 Terms and Conditions. Other Stock-Based Awards made pursuant to this Article XI shall be subject to the following terms and conditions:

(a) Non-Transferability. Subject to the applicable provisions of the Award Agreement and the Plan, Common Shares subject to Awards made under this Article XI may not be Transferred prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses.

(b) Dividends. Dividends declared during the Performance Period with respect to the number of Common Shares covered by an Other Stock-Based Award can accumulate but may only be paid to the Participant upon the attainment of the applicable Performance Goals and such other factors or criteria as the Committee may determine in its sole discretion, as applicable.

(c) Vesting. Any Award under this Article XI and any Common Shares covered by any such Award shall vest or be forfeited to the extent so provided in the Award Agreement, as determined by the Committee, in its sole discretion.

(d) Price. Common Shares issued on a bonus basis under this Article XI may be issued for no cash consideration. Common Shares purchased pursuant to a purchase right awarded under this Article XI shall be priced, as determined by the Committee in its sole discretion.

11.3 Grant of Other Cash-Based Awards. The Committee is authorized to grant Other Cash-Based Awards to Eligible Individuals from time to time, in its sole discretion, payable or deliverable upon the attainment of specific Performance Goals. Other Cash-Based Awards may be granted alone or in addition to other Awards granted under the Plan. The Committee shall determine the Eligible Individuals, to whom, and the time or times at which, grants of Other Cash-Based Awards shall be made, the amount of consideration for any Other Cash-Based Award, including no consideration or such minimum consideration as may be required by applicable law, the time or times within which such Other Cash-Based Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Other Cash-Based Awards. The Committee may condition the grant or vesting of Other Cash-Based Awards upon the attainment of specified performance targets (including the Performance Goals) or such other factors as the Committee may determine in its sole discretion. Other Cash-Based Awards may be granted subject to the satisfaction of vesting conditions or may be awarded purely as a bonus and not subject to restrictions or conditions, and if subject to vesting conditions, the Committee may accelerate the vesting of such Awards at any time in its sole discretion. Unless otherwise determined by the Committee or provided in the applicable Award Agreement, a Participant must be in active employment, consultancy or directorship (as applicable) by the Company or an Affiliate (and not serving under a notice of Termination or resignation) on the payment date in order to be eligible to receive payment of the Other Cash-Based Award. The grant of an Other Cash-Based Award shall not require a segregation of any of the Company’s assets for satisfaction of the Company’s payment obligation thereunder.

ARTICLE XII

CHANGE IN CONTROL PROVISIONS

12.1 Benefits. In the event of a Change in Control of the Company (as defined below), and except as otherwise provided by the Committee in an Award Agreement, a Participant’s unvested Award shall not vest automatically and a Participant’s Award shall be treated in accordance with one or more of the following methods as determined by the Committee:

(a) Awards, whether or not then vested, shall be continued, assumed, or have new rights substituted therefor, as determined by the Committee in a manner consistent, where applicable, with the requirements of

Section 409A of the Code, and restrictions to which shares of Restricted Stock or any other Award granted prior to the Change in Control are subject shall not lapse upon a Change in Control and the Restricted Stock or other Award shall, where appropriate in the sole discretion of the Committee, receive the same distribution as other Common Shares on such terms as determined by the Committee; provided that the Committee may decide to award additional Restricted Stock or other Awards in lieu of any cash distribution. Notwithstanding anything to the contrary herein, for purposes of Incentive Stock Options, any assumed or substituted Stock Option shall comply with the requirements of Treasury Regulation Section 1.424-1 (and any amendment thereto).

(b) The Committee, in its sole discretion, may provide for the purchase of any Awards by the Company or an Affiliate for an amount of cash equal to the excess (if any) of the Fair Market Value of the Common Shares covered by such Awards, over the aggregate exercise price of such Awards.

(c) The Committee may, in its sole discretion, terminate all outstanding and unexercised Stock Options, Stock Appreciation Rights, or any Other Stock-Based Award that provides for a Participant elected exercise, effective as of the date of the Change in Control, by delivering notice of termination to each Participant at least twenty (20) days prior to the date of consummation of the Change in Control, in which case during the period from the date on which such notice of termination is delivered to the consummation of the Change in Control, each such Participant shall have the right to exercise in full all of such Participant’s Awards that are then outstanding (without regard to any limitations on exercisability otherwise contained in the Award Agreements), but any such exercise shall be contingent on the occurrence of the Change in Control, and, provided that, if the Change in Control does not take place within a specified period after giving such notice for any reason whatsoever, the notice and exercise pursuant thereto shall be null and void. Notwithstanding any other provision herein to the contrary, the Committee may, in its sole discretion, provide for accelerated vesting or lapse of restrictions, of an Award at any time.

12.2 Change in Control. Unless otherwise provided in the applicable Award Agreement or other written agreement with a Participant approved by the Committee, a “Change in Control” shall be deemed to occur if:

(a) any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Common Shares of the Company), becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities;

(b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (a), (c), or (d) of this Section 12.2 or a director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

(c) a merger or consolidation of the Company with any other corporation is consummated, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in Section 12.2(a)) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control of the Company; or

(d) a complete liquidation or dissolution of the Company occurs or the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets other than the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale.

Notwithstanding the foregoing, with respect to any Award subject to Section 409A of the Code that is characterized as “nonqualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a Change in Control under the Plan for purposes of payment of such Award unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

ARTICLE XIII

TERMINATION OR AMENDMENT OF PLAN

13.1 Termination or Amendment. Notwithstanding any other provision of the Plan, the Board may at any time, and from time to time, adopt special guidelines and provisions for persons who are residing in or employed in, or subject to, the taxes of, any domestic or foreign jurisdictions to comply with applicable tax and securities laws of such domestic or foreign jurisdictions, or amend, in whole or in part, any or all of the provisions of the Plan (including any amendment deemed necessary to ensure that the Company may comply with any regulatory requirement referred to in Article XV or Section 409A of the Code), or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by law or specifically provided herein, the rights of a Participant with respect to Awards granted prior to such amendment, suspension or termination, may not be materially impaired without the consent of such Participant and, provided further, that without the approval of the holders of the Company’s Common Shares entitled to vote in accordance with applicable law, no amendment may be made that would (i) increase the aggregate number of Common Shares that may be issued under the Plan (except by operation of Section 4.2); (ii) change the classification of individuals eligible to receive Awards under the Plan; (iii) decrease the minimum option price of any Stock Option or Stock Appreciation Right; (iv) extend the maximum option period under Section 6.3; (v) award any Stock Option or Stock Appreciation Right in replacement of a canceled Stock Option or Stock Appreciation Right with a higher exercise price than the replacement award; (vi) modify an Option or Stock Appreciation Right to reduce the exercise price of such Award or cancel for cash or another Award an outstanding Option or Stock Appreciation Right for which the exercise price is higher than the Fair Market Value of such Award (other than adjustments or substitutions in accordance with Section 4.2 or in connection with a Change in Control), (ix) require shareholder approval in order for the Plan to continue to comply with the applicable provisions of Section 422 of the Code to the extent applicable to Incentive Stock Options or (x) make any other amendment that would require shareholder approval under Financial Industry Regulatory Authority (FINRA) rules and regulations or the rules of any exchange or system on which the Company’s securities are listed or traded at the request of the Company. Notwithstanding anything herein to the contrary, the Board may amend the Plan or any Award Agreement at any time without a Participant’s consent to comply with applicable law including Section 409A of the Code. The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Article IV or as otherwise specifically provided herein, no such amendment or other action by the Committee shall materially impair the rights of any holder without the holder’s consent.

ARTICLE XIV

UNFUNDED STATUS OF PLAN

The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payment as to which a Participant has a fixed and vested interest but which are not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any right that is greater than those of a general unsecured creditor of the Company.

ARTICLE XV

GENERAL PROVISIONS

15.1 Legend. The Committee may require each person receiving Common Shares pursuant to a Stock Option or other Award under the Plan to represent to and agree with the Company in writing that the Participant is acquiring the shares without a view to distribution thereof. In addition to any legend required by the Plan, the certificates for such shares may include any legend that the Committee deems appropriate to reflect any restrictions on Transfer. All certificates for Common Shares delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Shares are then listed or any national securities exchange system upon whose system the Common Shares are then quoted, any applicable federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

15.2 Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.

15.3 No Right to Employment/Directorship/Consultancy. Neither the Plan nor the grant of any Option or other Award hereunder shall give any Participant or other employee, Consultant or Non-Employee Director any right with respect to continuance of employment, consultancy or directorship by the Company or any Affiliate, nor shall there be a limitation in any way on the right of the Company or any Affiliate by which an employee is employed or a Consultant or Non-Employee Director is retained to terminate such employment, consultancy or directorship at any time.

15.4 Withholding of Taxes. The Company shall have the right to deduct from any payment to be made pursuant to the Plan, or to otherwise require, prior to the issuance or delivery of Common Shares or the payment of any cash hereunder, payment by the Participant of, any federal, state or local taxes required by law to be withheld. Upon the vesting of Restricted Stock (or other Award that is taxable upon vesting), the settlement of Restricted Stock Units or Other Stock-Based Awards or upon making an election under Section 83(b) of the Code, a Participant shall pay all required withholding to the Company. Any required withholding obligation (up to the maximum statutory rate) with regard to any Participant may be satisfied, subject to the consent of the Committee, by reducing the number of Common Shares otherwise deliverable or by delivering Common Shares already owned. Any fraction of a Common Share required to satisfy such tax obligations shall be disregarded and the amount due shall be paid instead in cash by the Participant.

15.5 No Assignment of Benefits. No Award or other benefit payable under the Plan shall, except as otherwise specifically provided in the Plan or by law or permitted by the Committee, be Transferable in any manner, and any attempt to Transfer any such benefit shall be void, and any such benefit shall not in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such person.

15.6 Listing and Other Conditions.

(a) Unless otherwise determined by the Committee, as long as the Common Shares are listed on a national securities exchange or system sponsored by a national securities association, the issuance of Common Shares pursuant to an Award shall be conditioned upon such shares being listed on such exchange or system. The Company shall have no obligation to issue such shares unless and until such shares are so listed, and the right to exercise any Option or other Award with respect to such shares shall be suspended until such listing has been effected.

(b) If at any time counsel to the Company shall be of the opinion that any sale or delivery of Common Shares pursuant to an Option or other Award is or may in the circumstances be unlawful or result in the imposition of excise taxes on the Company under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act or otherwise, with respect to Common Shares or Awards, and the right to exercise any Option or other Award shall be suspended until, in the opinion of said counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company.

(c) Upon termination of any period of suspension under this Section 15.6, any Award affected by such suspension which shall not then have expired or terminated shall be reinstated as to all shares available before such suspension and as to shares which would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Award.

(d) A Participant shall be required to supply the Company with certificates, representations and information that the Company requests and otherwise cooperate with the Company in obtaining any listing, registration, qualification, exemption, consent or approval the Company deems necessary or appropriate.

15.7 Shareholders’ Agreement and Other Requirements. Notwithstanding anything herein to the contrary, as a condition to the receipt of Common Shares pursuant to an Award under the Plan, to the extent required by the Committee, the Participant shall execute and deliver a shareholders’ agreement or such other documentation that shall set forth certain restrictions on transferability of the Common Shares acquired upon exercise or purchase, and such other terms as the Board or Committee shall from time to time establish. Such shareholders’ agreement or other documentation shall apply to the Common Shares acquired under the Plan and covered by such shareholders’ agreement or other documentation. The Company may require, as a condition of exercise, the Participant to become a party to any other existing shareholders’ agreement (or other agreement).

15.8 Governing Law. The Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of Texas (regardless of the law that might otherwise govern under applicable Texas principles of conflict of laws).

15.9 Jurisdiction; Waiver of Jury Trial. Any suit, action or proceeding directly or indirectly arising out of or relating to the Plan or any Award Agreement, or any judgment entered by any court of competent jurisdiction in respect of any thereof, shall be resolved exclusively in the federal or state courts of Texas. In that context, and without limiting the generality of the foregoing, the Company and each Participant shall irrevocably and unconditionally (a) submit in any proceeding directly or indirectly arising out of or relating to the Plan or any Award Agreement, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the federal and state courts of Texas, and agree that all claims in respect of any such Proceeding shall be heard and determined in such Texas court, (b) consent that any such Proceeding may and shall be brought in such courts and waives any objection that the Company and each Participant may now or thereafter have to the venue or jurisdiction of any such Proceeding in federal or state courts of Texas or that such Proceeding was brought in an inconvenient court and agree not to plead or claim the same, (c) waive all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to the Plan or any Award Agreement, (d) agree that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, in the case of a Participant, at the Participant’s address shown in the books and records of the Company or, in the case of the Company, at the Company’s principal offices, attention General Counsel, and (e) agree that nothing in the Plan shall affect the right to effect service of process in any other manner permitted by applicable laws.

15.10 Construction. Wherever any words are used in the Plan in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply. Wherever the words “including” or “includes” are used in the Plan, it means “including, without limitation,” or “includes, without limitation,” respectively.

15.11 Other Benefits. No Award granted or paid out under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates nor affect any benefit under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

15.12 Costs. The Company shall bear all expenses associated with administering the Plan, including expenses of issuing Common Shares pursuant to Awards hereunder.

15.13 No Right to Same or Future Benefits. The provisions of Awards need not be the same with respect to each Participant, and such Awards to individual Participants need not be the same in subsequent years. No person shall have the right to be selected to receive an Award under this Plan or, having been so selected, to be selected to receive a future Award.

15.14 Death/Disability. The Committee may in its sole discretion require the transferee of a Participant to supply it with written notice of the Participant’s death or Disability and to supply it with a copy of the will (in the case of the Participant’s death) or such other evidence as the Committee deems necessary to establish the validity of the transfer of an Award. The Committee may also require that the agreement of the transferee to be bound by all of the terms and conditions of the Plan.

15.15 Section 16(b) of the Exchange Act. All elections and transactions under the Plan by persons subject to Section 16 of the Exchange Act involving Common Shares are intended to comply with any applicable exemptive condition under Rule 16b-3. The Committee may establish and adopt written administrative guidelines, designed to facilitate compliance with Section 16(b) of the Exchange Act, as it may deem necessary or proper for the administration and operation of the Plan and the transaction of business thereunder.

15.16 Section 409A of the Code. The Plan is intended to comply with the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. To the extent that any Award is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding anything herein to the contrary, any provision in the Plan that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with Section 409A of the Code and to the extent such provision cannot be amended to comply therewith, such provision shall be null and void. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee or the Company and, in the event that any amount or benefit under the Plan becomes subject to penalties under Section 409A of the Code, responsibility for payment of such penalties shall rest solely with the affected Participants and not with the Company. Notwithstanding any contrary provision in the Plan or Award Agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) that are otherwise required to be made under the Plan to a “specified employee” (as defined under Section 409A of the Code) as a result of such employee’s separation from service (other than a payment that is not subject to Section 409A of the Code) shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) upon expiration of such delay period.

15.17 Successor and Assigns. The Plan shall be binding on all successors and permitted assigns of a Participant, including the estate of such Participant and the executor, administrator or trustee of such estate.

15.18 Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

15.19 Payments to Minors, Etc. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipt thereof shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Committee, the Board, the Company, its Affiliates and their employees, agents and representatives with respect thereto.

15.20 Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

15.21 Company Recoupment of Awards. A Participant’s rights with respect to any Award hereunder shall in all events be subject to (i) any right that the Company may have under any Company recoupment policy or other agreement or arrangement with a Participant, or (ii) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission.

ARTICLE XVI

EFFECTIVE DATE OF PLAN

The Plan shall become effective on May 10, 2019, which is the date of approval of the Plan, following adoption by the Board, by the shareholders of the Company in accordance with the requirements of applicable laws.

ARTICLE XVII

TERM OF PLAN

No Award shall be granted pursuant to the Plan on or after the tenth anniversary of the earlier of the date that the Plan is adopted or the date of shareholder approval, but Awards granted prior to such tenth anniversary may extend beyond that date.

ARTICLE XVIII

NAME OF PLAN

The Plan shall be known as the “Argo Group International Holdings, Ltd. 2019 Omnibus Incentive Plan.”

EXHIBIT A

PERFORMANCE GOALS

The following is an illustrative list of performance goals:

•	book value of assets, book value per Common Share, growth in book value per Common Share or any combination thereof;

•	earnings (either in the aggregate or on a per share basis);

•	operating income or profit;

•	underwriting income or profit;

•	profitability ratios;

•	gross income;

•	net income (before or after taxes);

•	cash flow (including annual cash flow provided by operations);

•	gross profit;

•	gross profit return on investment;

•	gross margin return on investment;

•	gross margin;

•	operating margin;

•	working capital;

•	earnings before interest and taxes;

•	earnings before or after either, or any combination of, interest, tax, depreciation and amortization;

•	return on equity;

•	return on assets;

•	return on capital;

•	return on invested capital;

•	any other return measures;

•	net revenues;

•	gross revenues;

•	annual net income to Common Shares;

•	revenue growth;

•	annual recurring revenues;

•	recurring revenues;

•	license revenues;

•	changes in annual revenue;

•	sales or market share;

•	total shareholder return, including return on assets, investment, invested capital, and equity (including income applicable to common shareholders or other class or shareholders);

•	share price (including growth measures and total shareholder return or attainment by the shares of a specified value for a specified period of time);

•	economic value added;

•	operational performance measures;

•	reduction in expense levels in each case, where applicable, determined either on a Company-wide basis or in respect of any one or more Subsidiaries or business units thereof;

•

specified objectives with regard to limiting the level of increase in all or a portion of the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances, other offsets and adjustments or a combination thereof as may be established by the Committee in its sole discretion;

•

strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration or business expansion goals, objectively identified project milestones, volume levels, cost targets and goals relating to acquisitions or divestitures;

•	the fair market value of a Common Share;

•	the growth in the value of an investment in the Common Shares assuming the reinvestment of dividends;

•	reduction in operating expenses;

•	any other objective or subjective criteria, including individual performance criteria, as determined by the Committee; or

•	any combination of the foregoing.

Any one or more of the Performance Goals may be used on an absolute or relative basis to measure the performance of the Company and/or one or more Affiliates as a whole or any divisional or operational unit(s) of the Company and/or one or more Affiliates or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Goals may be compared to the performance of a selected group of comparison companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices.

The Committee may, in its sole discretion, also exclude, or adjust to reflect, the impact of an event or occurrence that the Committee determines should be appropriately excluded or adjusted, including:

(a) restructurings, discontinued operations, extraordinary items or events, and other unusual or non-recurring charges as described in management’s discussion and analysis of financial condition and results of operations appearing or incorporated by reference in the Company’s Form 10-K for the applicable year;

(b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management;

(c) a change in tax law or accounting standards required by generally accepted accounting principles or other laws or regulatory rules affecting reported results;

(d) foreign exchange gains and losses;

(e) a change in the Company’s fiscal year; or

(f) any other event as determined by the Committee.

Annex C

SUPPLEMENTAL INFORMATION REGARDING PARTICIPANTS

The following tables (“Directors” and “Officers and Employees”) set forth the name and business address of all of our directors and the Board’s nominees for election at the Annual General Meeting, and the name, present principal occupation and business address of our officers and employees who, under the rules of the SEC, are considered to be participants in our solicitation of proxies from our shareholders in connection with our Annual General Meeting (collectively, the “Participants”).

Directors

The principal occupations of our directors (including our nominees to the Board) are set forth under the section above titled “Proposal 1: Election of Class III Directors” of this proxy statement. The names of the Argo Group directors (including our nominees to the Board) are set forth below, and the business address for each director is c/o Argo Group International, Ltd., 110 Pitts Bay Road, Pembroke HM 08, Bermuda.

Name
Thomas A. Bradley
F. Sedgwick Browne
Hector De Leon
Mural R. Josephson
Anthony P. Latham
Dymphna A. Lehane
Samuel G. Liss
Kathleen A. Nealon
John R. Power, Jr.
Al-Noor Ramji
John H. Tonelli
Mark E. Watson III (Chief Executive Officer)
Gary V. Woods (Chairman)

Officers and Employees

The principal occupations of our officers and employees who are considered Participants are set forth below. The principal occupation refers to such person’s position with the Company. The business address for each person is c/o Argo Group International, Ltd., 110 Pitts Bay Road, Pembroke HM 08, Bermuda.

Name	Position
Mark E. Watson III	Chief Executive Officer
Jay S. Bullock	Executive Vice President and Chief Financial Officer
Craig Comeaux	Vice President, Secretary and Corporate Counsel
Susan Spivak Bernstein	Senior Vice President, Investor Relations

Information Regarding Ownership of Company Securities by Participants

The amount of the Company’s securities beneficially owned by directors and NEOs as of March 11, 2019, including the number of securities for which beneficial ownership can be acquired within 60 days of such date, is set forth in the table appearing under the heading “Security Ownership of Principal Shareholders and Management” above. The amount of the Company’s securities beneficially owned as of the same date, including the number of securities for which beneficial ownership can be acquired within 60 days of such date, for the remaining Participants is set forth in the table below.

Name	Position	Shares Beneficially Owned (1)
Craig Comeaux	Vice President, Secretary and Corporate Counsel	14,960
Susan Spivak Bernstein	Senior Vice President, Investor Relations	3,021

(1)

Includes the following stock appreciation rights that were vested and exercisable on March 11, 2019 or that become exercisable within 60 days after March 11, 2019: Mr. Comeaux – 11,282; Ms. Spivak Bernstein – 2,546. Also includes the following restricted shares that will vest within 60 days after March 11, 2019: Mr. Comeaux – 843; Ms. Spivak Bernstein – 256.

Information Regarding Transactions in the Company’s Securities by Participants

The following table sets forth information regarding purchases and sales of the Company’s securities by each Participant during the past two years. No part of the purchase price or market value of these securities is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Company Securities Purchased or Sold

(March 11, 2017 through March 11, 2019)

Name	Transaction Date	Number of Shares	Transaction Description
Browne, F. Sedgwick	11/14/2018	3,545	Acquisition - SAR Exercise - Stock Settled
Browne, F. Sedgwick	11/14/2018	3,545	Disposition - SAR Exercise - Stock Settled
Browne, F. Sedgwick	11/14/2018	492	Acquisition - SAR Exercise - Stock Settled
Browne, F. Sedgwick	11/14/2018	492	Disposition - SAR Exercise - Stock Settled
Browne, F. Sedgwick	11/9/2018	1,420	Acquisition - SAR Exercise - Stock Settled
Browne, F. Sedgwick	11/9/2018	1,420	Disposition - SAR Exercise - Stock Settled
Browne, F. Sedgwick	5/5/2018	1,767	Acquisition - Restricted Stock Award Release
Browne, F. Sedgwick	11/30/2017	376	Acquisition - SAR Exercise - Stock Settled
Browne, F. Sedgwick	11/30/2017	376	Disposition - SAR Exercise - Stock Settled
Browne, F. Sedgwick	11/30/2017	1,751	Acquisition - SAR Exercise - Stock Settled
Browne, F. Sedgwick	11/30/2017	1,751	Disposition - SAR Exercise - Stock Settled
Browne, F. Sedgwick	11/30/2017	2,017	Acquisition - SAR Exercise - Stock Settled
Browne, F. Sedgwick	11/30/2017	2,017	Disposition - SAR Exercise - Stock Settled
Browne, F. Sedgwick	5/6/2017	1,884	Acquisition - Restricted Stock Award Release
Bullock, Jay S.	2/25/2019	527	Disposition - Surrender of Shares for Tax Withholding
Bullock, Jay S.	2/25/2019	1,253	Acquisition - Restricted Stock Award Release
Bullock, Jay S.	12/11/2018	6,207	Acquisition - SAR Exercise - Stock Settled
Bullock, Jay S.	12/11/2018	6,207	Disposition - SAR Exercise - Stock Settled
Bullock, Jay S.	10/1/2018	20	Acquisition - Employee Share Purchase Plan
Bullock, Jay S.	9/7/2018	3,364	Acquisition - SAR Exercise - Stock Settled
Bullock, Jay S.	9/7/2018	3,364	Disposition - SAR Exercise - Stock Settled
Bullock, Jay S.	9/7/2018	1,137	Acquisition - SAR Exercise - Stock Settled
Bullock, Jay S.	9/7/2018	1,137	Disposition - SAR Exercise - Stock Settled
Bullock, Jay S.	9/6/2018	2,066	Acquisition - SAR Exercise - Stock Settled

Name	Transaction Date	Number of Shares	Transaction Description
Bullock, Jay S.	9/6/2018	2,066	Disposition - SAR Exercise - Stock Settled
Bullock, Jay S.	9/5/2018	5,486	Acquisition - SAR Exercise - Stock Settled
Bullock, Jay S.	9/5/2018	5,486	Disposition - SAR Exercise - Stock Settled
Bullock, Jay S.	7/2/2018	140	Acquisition - Employee Share Purchase Plan
Bullock, Jay S.	5/22/2018	13,794	Acquisition - SAR Exercise - Stock Settled
Bullock, Jay S.	5/22/2018	13,794	Disposition - SAR Exercise - Stock Settled
Bullock, Jay S.	4/2/2018	126	Acquisition - Employee Share Purchase Plan
Bullock, Jay S.	3/29/2018	1,764	Acquisition - Restricted Stock Award Release
Bullock, Jay S.	3/29/2018	695	Disposition - Surrender of Shares for Tax Withholding
Bullock, Jay S.	3/14/2018	1,681	Acquisition - Restricted Stock Award Release
Bullock, Jay S.	3/14/2018	761	Disposition - Surrender of Shares for Tax Withholding
Bullock, Jay S.	3/14/2018	252	Acquisition - Restricted Stock Award Release
Bullock, Jay S.	3/12/2018	12,947	Acquisition - SAR Exercise - Stock Settled
Bullock, Jay S.	3/12/2018	12,947	Disposition - SAR Exercise - Stock Settled
Bullock, Jay S.	3/10/2018	2,311	Acquisition - Restricted Stock Award Release
Bullock, Jay S.	3/10/2018	347	Acquisition - Restricted Stock Award Release
Bullock, Jay S.	3/10/2018	1,044	Disposition - Surrender of Shares for Tax Withholding
Bullock, Jay S.	2/25/2018	1,091	Acquisition - Restricted Stock Award Release
Bullock, Jay S.	2/25/2018	446	Disposition - Surrender of Shares for Tax Withholding
Bullock, Jay S.	1/2/2018	157	Acquisition - Employee Share Purchase Plan
Bullock, Jay S.	12/7/2017	4,409	Acquisition - SAR Exercise - Stock Settled
Bullock, Jay S.	12/7/2017	4,409	Disposition - SAR Exercise - Stock Settled
Bullock, Jay S.	12/6/2017	2,334	Acquisition - SAR Exercise - Stock Settled
Bullock, Jay S.	12/6/2017	2,334	Disposition - SAR Exercise - Stock Settled
Bullock, Jay S.	10/2/2017	7	Acquisition - Employee Share Purchase Plan
Bullock, Jay S.	7/3/2017	135	Acquisition - Employee Share Purchase Plan
Bullock, Jay S.	6/15/2017	3,608	Acquisition - SAR Exercise - Stock Settled
Bullock, Jay S.	6/15/2017	3,608	Disposition - SAR Exercise - Stock Settled
Bullock, Jay S.	6/14/2017	2,684	Acquisition - SAR Exercise - Stock Settled
Bullock, Jay S.	6/14/2017	2,684	Disposition - SAR Exercise - Stock Settled
Bullock, Jay S.	4/3/2017	118	Acquisition - Employee Share Purchase Plan
Bullock, Jay S.	3/15/2017	1,794	Acquisition - Restricted Stock Award Release
Bullock, Jay S.	3/15/2017	178	Acquisition - Restricted Stock Award Release
Bullock, Jay S.	3/15/2017	753	Disposition - Surrender of Shares for Tax Withholding
Bullock, Jay S.	3/15/2017	75	Disposition - Surrender of Shares for Tax Withholding
Bullock, Jay S.	3/14/2017	1,682	Acquisition - Restricted Stock Award Release
Bullock, Jay S.	3/14/2017	706	Disposition - Surrender of Shares for Tax Withholding
Comeaux, Craig	11/14/2018	750	Disposition - Open Market Sale
Comeaux, Craig	10/1/2018	11	Acquisition - Employee Share Purchase Plan
Comeaux, Craig	7/2/2018	14	Acquisition - Employee Share Purchase Plan
Comeaux, Craig	5/18/2018	567	Disposition - Open Market Sale
Comeaux, Craig	3/29/2018	370	Acquisition - Restricted Stock Award Release
Comeaux, Craig	3/29/2018	143	Disposition - Surrender of Shares for Tax Withholding
Comeaux, Craig	3/10/2018	530	Acquisition - Restricted Stock Award Release
Comeaux, Craig	3/10/2018	224	Disposition - Surrender of Shares for Tax Withholding
Comeaux, Craig	3/10/2018	80	Acquisition - Restricted Stock Award Release
Comeaux, Craig	3/10/2018	31	Disposition - Surrender of Shares for Tax Withholding
Comeaux, Craig	12/1/2017	1,275	Acquisition - SAR Exercise - Stock Settled
Comeaux, Craig	12/1/2017	1,275	Disposition - SAR Exercise - Stock Settled
Comeaux, Craig	12/1/2017	916	Acquisition - SAR Exercise - Stock Settled

Name	Transaction Date	Number of Shares	Transaction Description
Comeaux, Craig	12/1/2017	916	Disposition - SAR Exercise - Stock Settled
Comeaux, Craig	8/18/2017	3,023	Disposition - SAR Exercise - Cash Settled
Comeaux, Craig	8/18/2017	302	Disposition - SAR Exercise - Cash Settled
Comeaux, Craig	6/22/2017	23	Acquisition - Open Market Purchase
De Leon, Hector	8/22/2018	4,866	Acquisition - SAR Exercise - Stock Settled
De Leon, Hector	8/22/2018	4,866	Disposition - SAR Exercise - Stock Settled
De Leon, Hector	8/22/2018	486	Acquisition - SAR Exercise - Stock Settled
De Leon, Hector	8/22/2018	486	Disposition - SAR Exercise - Stock Settled
De Leon, Hector	5/5/2018	1,767	Acquisition - Restricted Stock Award Release
De Leon, Hector	11/28/2017	376	Acquisition - SAR Exercise - Stock Settled
De Leon, Hector	11/28/2017	376	Disposition - SAR Exercise - Stock Settled
De Leon, Hector	11/28/2017	3,761	Acquisition - SAR Exercise - Stock Settled
De Leon, Hector	11/28/2017	3,761	Disposition - SAR Exercise - Stock Settled
De Leon, Hector	5/6/2017	1,884	Acquisition - Restricted Stock Award Release
Josephson, Mural	12/12/2018	5,040	Acquisition - SAR Exercise - Stock Settled
Josephson, Mural	12/12/2018	5,040	Disposition - SAR Exercise - Stock Settled
Josephson, Mural	12/12/2018	503	Acquisition - SAR Exercise - Stock Settled
Josephson, Mural	12/12/2018	503	Disposition - SAR Exercise - Stock Settled
Josephson, Mural	5/5/2018	1,767	Acquisition - Restricted Stock Award Release
Josephson, Mural	3/5/2018	375	Acquisition - SAR Exercise - Stock Settled
Josephson, Mural	3/5/2018	375	Disposition - SAR Exercise - Stock Settled
Josephson, Mural	3/5/2018	3,756	Acquisition - SAR Exercise - Stock Settled
Josephson, Mural	3/5/2018	3,756	Disposition - SAR Exercise - Stock Settled
Josephson, Mural	5/6/2017	1,884	Acquisition - Restricted Stock Award Release
Nealon, Kathleen	11/9/2018	4,970	Acquisition - SAR Exercise - Stock Settled
Nealon, Kathleen	11/9/2018	496	Acquisition - SAR Exercise - Stock Settled
Nealon, Kathleen	5/5/2018	1,767	Acquisition - Restricted Stock Award Release
Nealon, Kathleen	12/1/2017	375	Acquisition - SAR Exercise - Stock Settled
Nealon, Kathleen	12/1/2017	3,757	Acquisition - SAR Exercise - Stock Settled
Nealon, Kathleen	5/6/2017	1,884	Acquisition - Restricted Stock Award Release
Power Jr., John R.	8/29/2018	4,869	Acquisition - SAR Exercise - Stock Settled
Power Jr., John R.	8/29/2018	4,869	Disposition - SAR Exercise - Stock Settled
Power Jr., John R.	8/29/2018	486	Acquisition - SAR Exercise - Stock Settled
Power Jr., John R.	8/29/2018	486	Disposition - SAR Exercise - Stock Settled
Power Jr., John R.	5/5/2018	1,767	Acquisition - Restricted Stock Award Release
Power Jr., John R.	3/5/2018	373	Acquisition - SAR Exercise - Stock Settled
Power Jr., John R.	3/5/2018	373	Disposition - SAR Exercise - Stock Settled
Power Jr., John R.	3/5/2018	3,735	Acquisition - SAR Exercise - Stock Settled
Power Jr., John R.	3/5/2018	3,735	Disposition - SAR Exercise - Stock Settled
Power Jr., John R.	5/6/2017	1,884	Acquisition - Restricted Stock Award Release
Spivak Bernstein, Susan	10/1/2018	55	Acquisition - Employee Share Purchase Plan
Spivak Bernstein, Susan	7/2/2018	67	Acquisition - Employee Share Purchase Plan
Spivak Bernstein, Susan	6/6/2018	60	Disposition - Employee Share Purchase Plan
Spivak Bernstein, Susan	6/6/2018	65	Disposition - Employee Share Purchase Plan
Spivak Bernstein, Susan	6/6/2018	56	Disposition - Employee Share Purchase Plan
Spivak Bernstein, Susan	6/6/2018	55	Disposition - Employee Share Purchase Plan
Spivak Bernstein, Susan	5/30/2018	160	Acquisition - SAR Exercise - Stock Settled
Spivak Bernstein, Susan	5/30/2018	51	Disposition - Surrender of Shares for Tax Withholding
Spivak Bernstein, Susan	4/2/2018	59	Acquisition - Employee Share Purchase Plan
Spivak Bernstein, Susan	3/29/2018	131	Acquisition - Restricted Stock Award Release

Name	Transaction Date	Number of Shares	Transaction Description
Spivak Bernstein, Susan	3/29/2018	40	Disposition - Surrender of Shares for Tax Withholding
Spivak Bernstein, Susan	3/15/2018	990	Acquisition - SAR Exercise - Stock Settled
Spivak Bernstein, Susan	3/15/2018	310	Disposition - Surrender of Shares for Tax Withholding
Spivak Bernstein, Susan	3/10/2018	300	Acquisition - Restricted Stock Award Release
Spivak Bernstein, Susan	3/10/2018	95	Disposition - Surrender of Shares for Tax Withholding
Spivak Bernstein, Susan	3/10/2018	45	Acquisition - Restricted Stock Award Release
Spivak Bernstein, Susan	3/10/2018	15	Disposition - Surrender of Shares for Tax Withholding
Spivak Bernstein, Susan	3/1/2018	1,113	Acquisition - SAR Exercise - Stock Settled
Spivak Bernstein, Susan	3/1/2018	378	Disposition - Surrender of Shares for Tax Withholding
Spivak Bernstein, Susan	3/1/2018	822	Acquisition - Restricted Stock Award Release
Spivak Bernstein, Susan	3/1/2018	303	Disposition - Surrender of Shares for Tax Withholding
Spivak Bernstein, Susan	1/2/2018	75	Acquisition - Employee Share Purchase Plan
Spivak Bernstein, Susan	12/4/2017	81	Disposition - Employee Share Purchase Plan
Spivak Bernstein, Susan	12/4/2017	60	Disposition - Employee Share Purchase Plan
Spivak Bernstein, Susan	9/13/2017	71	Disposition - Employee Share Purchase Plan
Spivak Bernstein, Susan	9/13/2017	9	Disposition - Employee Share Purchase Plan
Spivak Bernstein, Susan	9/13/2017	70	Disposition - Employee Share Purchase Plan
Spivak Bernstein, Susan	9/13/2017	57	Disposition - Employee Share Purchase Plan
Spivak Bernstein, Susan	9/13/2017	64	Disposition - Employee Share Purchase Plan
Spivak Bernstein, Susan	8/6/2017	453	Acquisition - Restricted Stock Award Release
Spivak Bernstein, Susan	8/6/2017	157	Disposition - Surrender of Shares for Tax Withholding
Tonelli, John H.	8/24/2018	4,885	Acquisition - SAR Exercise - Stock Settled
Tonelli, John H.	8/24/2018	488	Acquisition - SAR Exercise - Stock Settled
Tonelli, John H.	5/5/2018	1,767	Acquisition - Restricted Stock Award Release
Tonelli, John H.	11/17/2017	364	Acquisition - SAR Exercise - Stock Settled
Tonelli, John H.	11/17/2017	3,648	Acquisition - SAR Exercise - Stock Settled
Tonelli, John H.	5/6/2017	1,884	Acquisition - Restricted Stock Award Release
Watson, Mark E.	2/25/2019	5,180	Acquisition - Restricted Stock Award Release
Watson, Mark E.	2/25/2019	2,041	Disposition - Surrender of Shares for Tax Withholding
Watson, Mark E.	11/30/2018	9,292	Acquisition - SAR Exercise - Stock Settled
Watson, Mark E.	11/30/2018	9,292	Disposition - SAR Exercise - Stock Settled
Watson, Mark E.	11/29/2018	9,274	Acquisition - SAR Exercise - Stock Settled
Watson, Mark E.	11/29/2018	9,274	Disposition - SAR Exercise - Stock Settled
Watson, Mark E.	11/9/2018	4,854	Acquisition - SAR Exercise - Stock Settled
Watson, Mark E.	11/9/2018	4,854	Disposition - SAR Exercise - Stock Settled
Watson, Mark E.	11/9/2018	272	Acquisition - SAR Exercise - Stock Settled
Watson, Mark E.	11/9/2018	272	Disposition - SAR Exercise - Stock Settled
Watson, Mark E.	11/9/2018	2,051	Acquisition - SAR Exercise - Stock Settled
Watson, Mark E.	11/9/2018	2,051	Disposition - SAR Exercise - Stock Settled
Watson, Mark E.	11/9/2018	2,133	Acquisition - SAR Exercise - Stock Settled
Watson, Mark E.	11/9/2018	2,133	Disposition - SAR Exercise - Stock Settled
Watson, Mark E.	10/1/2018	92	Acquisition - Employee Share Purchase Plan
Watson, Mark E.	7/2/2018	114	Acquisition - Employee Share Purchase Plan
Watson, Mark E.	6/11/2018	49,323	Acquisition - SAR Exercise - Stock Settled
Watson, Mark E.	6/11/2018	19,408	Disposition - Surrender of Shares for Tax Withholding
Watson, Mark E.	5/9/2018	11,795	Acquisition - SAR Exercise - Stock Settled
Watson, Mark E.	5/9/2018	4,641	Disposition - Surrender of Shares for Tax Withholding
Watson, Mark E.	5/9/2018	41,300	Acquisition - SAR Exercise - Stock Settled
Watson, Mark E.	5/9/2018	16,251	Disposition - Surrender of Shares for Tax Withholding
Watson, Mark E.	4/2/2018	102	Acquisition - Employee Share Purchase Plan

Name	Transaction Date	Number of Shares	Transaction Description
Watson, Mark E.	3/29/2018	7,279	Acquisition - Restricted Stock Award Release
Watson, Mark E.	3/29/2018	2,865	Disposition - Surrender of Shares for Tax Withholding
Watson, Mark E.	3/14/2018	7,506	Acquisition - Restricted Stock Award Release
Watson, Mark E.	3/14/2018	3,397	Disposition - Surrender of Shares for Tax Withholding
Watson, Mark E.	3/14/2018	1,125	Acquisition - Restricted Stock Award Release
Watson, Mark E.	3/10/2018	9,813	Acquisition - Restricted Stock Award Release
Watson, Mark E.	3/10/2018	4,441	Disposition - Surrender of Shares for Tax Withholding
Watson, Mark E.	3/10/2018	1,472	Acquisition - Restricted Stock Award Release
Watson, Mark E.	3/7/2018	5,772	Acquisition - SAR Exercise - Stock Settled
Watson, Mark E.	3/7/2018	5,772	Disposition - SAR Exercise - Stock Settled
Watson, Mark E.	2/25/2018	4,506	Acquisition - Restricted Stock Award Release
Watson, Mark E.	2/25/2018	1,774	Disposition - Surrender of Shares for Tax Withholding
Watson, Mark E.	2/22/2018	4,917	Acquisition - SAR Exercise - Stock Settled
Watson, Mark E.	2/22/2018	4,917	Disposition - SAR Exercise - Stock Settled
Watson, Mark E.	2/21/2018	3,500	Acquisition - SAR Exercise - Stock Settled
Watson, Mark E.	2/21/2018	3,500	Disposition - SAR Exercise - Stock Settled
Watson, Mark E.	2/20/2018	8,800	Acquisition - SAR Exercise - Stock Settled
Watson, Mark E.	2/20/2018	8,800	Disposition - SAR Exercise - Stock Settled
Watson, Mark E.	1/2/2018	128	Acquisition - Employee Share Purchase Plan
Watson, Mark E.	10/2/2017	63	Acquisition - Employee Share Purchase Plan
Watson, Mark E.	8/24/2017	4,096	Acquisition - SAR Exercise - Stock Settled
Watson, Mark E.	8/24/2017	1,718	Disposition - Surrender of Shares for Tax Withholding
Watson, Mark E.	8/24/2017	34,536	Acquisition - SAR Exercise - Stock Settled
Watson, Mark E.	8/24/2017	14,488	Disposition - Surrender of Shares for Tax Withholding
Watson, Mark E.	7/3/2017	110	Acquisition - Employee Share Purchase Plan
Watson, Mark E.	6/14/2017	3,003	Acquisition - SAR Exercise - Stock Settled
Watson, Mark E.	6/14/2017	3,003	Disposition - SAR Exercise - Stock Settled
Watson, Mark E.	6/13/2017	130	Acquisition - SAR Exercise - Stock Settled
Watson, Mark E.	6/13/2017	130	Disposition - SAR Exercise - Stock Settled
Watson, Mark E.	6/13/2017	3,370	Acquisition - SAR Exercise - Stock Settled
Watson, Mark E.	6/13/2017	3,370	Disposition - SAR Exercise - Stock Settled
Watson, Mark E.	4/3/2017	96	Acquisition - Employee Share Purchase Plan
Watson, Mark E.	3/15/2017	5,981	Acquisition - Restricted Stock Award Release
Watson, Mark E.	3/15/2017	2,510	Disposition - Surrender of Shares for Tax Withholding
Watson, Mark E.	3/15/2017	597	Acquisition - Restricted Stock Award Release
Watson, Mark E.	3/15/2017	251	Disposition - Surrender of Shares for Tax Withholding
Watson, Mark E.	3/14/2017	7,507	Acquisition - Restricted Stock Award Release
Watson, Mark E.	3/14/2017	3,150	Disposition - Surrender of Shares for Tax Withholding
Woods, Gary V.	8/29/2018	4,857	Acquisition - SAR Exercise - Stock Settled
Woods, Gary V.	8/29/2018	485	Acquisition - SAR Exercise - Stock Settled
Woods, Gary V.	5/5/2018	1,767	Acquisition - Restricted Stock Award Release
Woods, Gary V.	11/14/2017	370	Acquisition - SAR Exercise - Stock Settled
Woods, Gary V.	11/14/2017	3,708	Acquisition - SAR Exercise - Stock Settled
Woods, Gary V.	5/6/2017	1,884	Acquisition - Restricted Stock Award Release

Miscellaneous Information Regarding Participants

Except as described in this Annex C or otherwise disclosed in this proxy statement, to the Company’s knowledge:

•	No Participant owns any securities of the Company of record that such Participant does not own beneficially.

•

No Participant is, or was within the past year, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

•

No associate of any Participant owns beneficially, directly or indirectly, any securities of the Company. No Participant owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company.

•

No Participant nor any associate of a Participant is a party to any transaction, since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which (i) the Company was or is to be a participant, (ii) the amount involved exceeds $120,000 and (iii) any Participant or any related person thereof had or will have a direct or indirect material interest.

•

No Participant nor any associate of a Participant has any arrangement or understanding with any person (i) with respect to any future employment by the Company or its affiliates or (ii) with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

•	No Participant has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual General Meeting.

Preliminary Proxy Materials – Subject to Completion

PLEASE VOTE TODAY!

SEE REVERSE SIDE

FOR THREE EASY WAYS TO VOTE.

▼ TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ▼

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

2019 Annual General Meeting of Shareholders

This Proxy is Solicited on Behalf of the

Argo Group International Holdings, Ltd. Board of Directors

W H I T E P R O X Y	The undersigned shareholder of Argo Group International Holdings, Ltd. (“Argo Group”), revoking all prior proxies, hereby appoints each of GARY V. WOODS, MARK E. WATSON III and CRAIG S. COMEAUX, and each and any one of them, with the full power of substitution to each and any one of them, as the true and lawful attorney, agent and proxyholder of the undersigned (each and any one of them a “Proxyholder”), and hereby authorizes each and any one Proxyholder to represent and vote as specified herein, all common shares of Argo Group which the undersigned is entitled to vote at the Annual General Meeting of Shareholders (“Shares”) to be held at [ ], at [ ] on [ ], 2019 and at any and all adjournments or postponements thereof, with all powers that the undersigned would possess if personally present.
THE SHARES WILL BE VOTED IN THE MANNER DIRECTED. IN THE ABSENCE OF ANY DIRECTION, THE SHARES WILL BE VOTED FOR ALL OF THE NOMINEES IN ITEM 1, FOR ITEMS 2 THROUGH 4 AND AGAINST ITEMS 5 THROUGH 12, AND IN THE DISCRETION OF THE PROXYHOLDERS, TO THE EXTENT PERMITTED BY RULE 14(a)-4(c) UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY AND ALL ADJOURNMENTS OR POSTPONEMENTS THEREOF.

YOUR VOTE IS VERY IMPORTANT – PLEASE VOTE TODAY

(continued and to be signed on the reverse side)

Preliminary Proxy Materials – Subject to Completion

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your common shares of Argo Group International Holdings, Ltd.

for the upcoming Annual General Meeting of Shareholders.

YOU CAN VOTE TODAY USING ANY OF THE FOLLOWING METHODS:

Vote by Internet
Please access https://www.proxyvotenow.com/argo (please note you must type an “s” after “http”). Then, simply follow the easy instructions on the voting site. You will be required to provide the unique Control Number printed below.

Vote by Telephone
Please call toll-free in the U.S. or Canada at 1-888-xxx-xxxx on a touch-tone telephone. (If outside the U.S. or Canada, call 1-646-xxx-xxxx.) Then, simply follow the easy voice prompts. You will be required to provide the unique Control Number printed below.

CONTROL NUMBER

You may vote by telephone or Internet 24 hours a day, 7 days a week.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

Vote by Mail
Please complete, sign, date and return this WHITE proxy card in the envelope provided to: Argo Group International Holdings, Ltd., c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155, USA.

ALL PROXIES MUST BE RECEIVED BY [      ] A.M. ON [                    ], 2019.

▼ TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ▼

Please mark your vote as in this sample

THE BOARD OF DIRECTORS OF ARGO GROUP RECOMMENDS YOU VOTE FOR ALL OF THE NOMINEES IN ITEM 1, FOR ITEMS 2 THROUGH 4 AND AGAINST ITEMS 5 THROUGH 12.

Election of Class III Directors		FOR	AGAINST	ABSTAIN

1a. F. Sedgwick Browne		☐	☐	☐

1b. Kathleen A. Nealon		☐	☐	☐

1c. Samuel Liss		☐	☐	☐

1d. Al-Noor Ramji		☐	☐	☐

1e. John H. Tonelli		☐	☐	☐

		FOR	AGAINST	ABSTAIN

2.	Approval of the Argo Group International Holdings, Ltd. 2019 Omnibus Incentive Plan	☐	☐	☐

		FOR	AGAINST	ABSTAIN

3.	Approval, on an advisory, non-binding basis, of our executive compensation	☐	☐	☐

		FOR	AGAINST	ABSTAIN

4.	Approval of the appointment Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2019	☐	☐	☐

Voce Capital Management LLC Proposal to Remove Directors

	FOR	AGAINST	ABSTAIN

5. Gary V. Woods	☐	☐	☐

6. Hector De Leon	☐	☐	☐

7. John R. Power	☐	☐	☐

8. Mural R. Josephson	☐	☐	☐

Voce Capital Management LLC Proposal to Elect Directors to Fill Vacancies (if any)

	AGAINST	ABSTAIN

9. Nicholas C. Walsh	☐	☐

10. Carol A. McFate	☐	☐

11. Kathleen M. Dussault	☐	☐

12. Bernard C. Bailey	☐	☐

Date: , 2019

Signature
Signature (if jointly held)
Title

NOTE: Please sign exactly as name appears hereon. If more than one owner, each should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President, other authorized officer or authorized signatory. If a partnership, please sign in full partnership name by authorized person.